Exhibit 4.5

DATED: 1 March 2004

IMPERIAL CHEMICAL INDUSTRIES PLC

KERRY GROUP PLC

MASTER SALE AND PURCHASE
AGREEMENT

Page I

SCHEDULE 2 PROPERTY MATTERS		85
Part A : General Conditions – Business Properties And The Philippines Lease		85
1.	Definitions	85
2.	Business Property Transfers and Completion	85
3.	Matters to Which the Business Properties are Subject	86
4.	Title	87
5.	Business Property Consents	87
6.	Delayed Legal Completion	88
7.	Underlease	90
8.	Value	91
9.	Non-Merger	91
10.	Other Jurisdictions	91
11.	No limitation of Property Warranties	92
12.	Philippines Lease	92
Part B : Special Conditions – Non-Uk Business Properties		96
1.	Definitions and Interpretation	96
2.	Applicability of General Property Provisions	96
3.	Rochester Site	96
4.	Norwich Site	97
5.	Canadian Sites	98
6.	Netherlands Sites	98
Part C : List Of Business Properties		100
Part D : List Of Company Properties		103

SCHEDULE 3 COMPLETION ARRANGEMENTS		106
Part A : The Businesses		106
1.	Sellers’ Obligations	106
2.	Purchaser’s Obligations	107
3.	Notice of Sale	108
Part B : The Shares		108
1.	Sellers’ Obligations	108
2.	Meetings of the Directors of the Companies	111
3.	Purchaser’s Obligations at Completion	113
Part C : Joint Venture Interest		114
1.	Joint Venture Seller’s Obligations	114

SCHEDULE 4 ICI GROUP STANDARDS		116
1.	PEL	116
2.	Engineering Standards	116
3.	SHE Standards	116

SCHEDULE 5 PENSIONS AND RELATED BENEFITS		117
Part A : UK Pensions		117
1.	Interpretation	117
2.	The Receiving Scheme	118
3.	Calculation of Transfer Amount	120
4.	Transfer	121
5.	Additional Voluntary Contributions	122
6.	Shortfall	122
7.	Seller’s Protection	122
8.	No Assistance	123

Page II

Part B : US Pensions		130
1.	Interpretation	130
2.	Defined Benefit Plan	131
3.	Defined Contribution Plan	134
4.	Post Retirement Welfare Benefits	135
5.	Nonqualified DB Plans	135
6.	ERP	136
7.	IARP	136
8.	Seller’s Protection	136
Part C : Canadian Pensions		143
1.	Interpretation	143
2.	The Receiving Scheme	144
3.	Calculation of Transfer Amount	145
4.	Transfer	148
5.	ICI Augmentation of Adjusted Transfer Amount	148
6.	Seller’s Protection	148
7.	No Assistance	149
8.	Post-employment welfare benefits	149
Part D : Netherlands Pensions		155
1.	Interpretation	155
2.	Purchaser’s Pension Carrier	157
3.	Determination of Transfer Amount	158
4.	Payment of Transfer Amount	159
5.	Additional Payment	160
6.	Transitional Period	160
Part E : Irish Pensions		164
Part (A): Irish Pension Provisions		164
1.	Definitions	164
2.	Transfer of responsibilities for the Irish Pension Scheme	164
3.	Retirement Benefits to be provided by the Purchaser	164
4.	Guarantee of full Transfer Amount	164
5.	Excess Repayment	165
6.	Calculation and review of the Shortfall Payment or Excess Repayment	165
7.	Failure to agree	166
	Ireland Actuarial Annex To Part E	168
Part F : Rest Of The World Pensions		170
1.	Definitions	170
2.	How this Part F applies	170
3.	Retirement Benefits to be provided by the Purchaser	170
4.	Purchaser Plans	171
5.	Principles governing the treatment of Retirement Benefits	172
6.	Provisions relating to transfer payments and transfers of liabilities	173
7.	Guarantee of full Transfer Amount	175
8.	Excess Repayment	176
9.	Split treatment of Retirement Benefits	176
10.	Former employees and beneficiaries	177
11.	Failure to agree	177
12.	Seller’s Protection	177
13.	Definitions	179

Page III

SCHEDULE 6 WARRANTIES		185
Part A : General Warranties (Businesses And Companies)		185
1.	Accounting Records	185
2.	Accounts	185
3.	Events Since Balance Sheet Date	185
4.	Connected Persons	186
5.	Assets	186
6.	Contracts, Commitments, etc.	187
7.	Customers and Suppliers	187
8.	Stamp Duty	188
9.	Compliance	188
10.	Competition	188
11.	Product Risk	189
12.	Employees	190
13.	Litigation and Regulation	191
14.	Intellectual Property and Information Technology	191
15.	Corporate Organisation and Business	193
16.	Tax	193
17.	Pensions	193
18.	Environment	199
19.	The Properties	200
20.	Insurance	201
21.	Due Incorporation and Capacity	201
Part B : Company Specific Warranties		203
1.	Company Returns and Records	203
2.	Shares and Share Capital and Conduct of Business	203
3.	Subsidiaries, Partnerships Etc.	204
4.	Taxation Matters	204
5.	Powers of Attorney	206
Part C : Joint Venture Specific Warranties		207

SCHEDULE 7 PROVISIONS RELATING TO PURCHASER’S CLAIMS AND ICI CLAIMS		208
1.	Obligations of the Purchaser	208
2.	Limitation of Liability of the Sellers	211
3.	Other Provisions	214
4.	Limitation of liability of the Purchasers	215

SCHEDULE 8 ALLOCATION OF CONSIDERATION		216
Part A : The Allocation		216
Part B : The Business Sellers		217
Part C : The Companies		218
Part D : The Joint Venture Interest		218
Part E : The Covenant Consideration		218

Page IV

SCHEDULE 9 THE EXCLUDED ASSETS AND EXCLUDED CONTRACTS		219
Part A : The Excluded Assets		219
Part B : The Excluded Contracts		220

SCHEDULE 10 PERSONS OF WHOM ENQUIRY WAS MADE RELATING TO WARRANTIES		221
Part A : Persons Of Whom Enquiry Was Made Relating To The Warranties		221
Part B : Persons Of Whom Enquiry Was Made Relating To The Purchaser Warranties		225

SCHEDULE 11 DETERMINATION AND CERTIFICATION OF WORKING CAPITAL ADJUSTMENT		226
Part A : The Working Capital Statement		226
1.	The Working Capital Statement	226
2.	Basis of preparation	226
3.	Procedure for determining Working Capital Adjustment	227
Part B : Estimated Working Capital Statement		231
Part C : Stock Valuation Principles		232
1.	Notes on Stock valuation	232
Part D : Debtors And Creditors Valuation Policies		234

SCHEDULE 12 NET DEBT		236
Part A : Net Debt		236
Part B : Net Debt Interest		237
Part C : Procedure For Determining Closing Net Debt Statement		238
Part D : Repayment Of Intra-Group Lendings And Borrowings		239

SCHEDULE 13 THE COMPANIES AND THE JOINT VENTURE COMPANY		240
Part A : The Companies		240
Part B : The Joint Venture Company		244

SCHEDULE 14 THE TRANSACTION DOCUMENTS		245
Part A : Agreements And Deeds		245
Part B : Other Documents In The Agreed Terms		246

SCHEDULE 15 VALUE ADDED TAX AND PROVINCIAL SALES TAX		247

SCHEDULE 16 THE EMPLOYEES		253
1.	Business Employees	253
2.	Company Employees	257
3.	Employees	257
4.	U.S. Employees	259

SCHEDULE 17 ASSURANCES		264

Page V

SCHEDULE 18 TAX COVENANT		265
1.	Interpretation	265
2.	Covenant to pay	267
3.	Exclusions	268
4.	Overprovisions	270
5.	Costs and expenses	271
6.	Double recovery	271
7.	Tax Refunds	271
8.	Secondary Liabilities	272
9.	Notification of claims and conduct of disputes	272
10.	Mitigation	273
11.	Due date of payment and interest	274
12.	Recovery from third parties/tax savings	275
13.	Management of pre Completion tax affairs	276
14.	Conduct of other Tax Affairs	278
15.	Deductions and Withholdings	279
16.	Illegality	280
17.	Waiver	280

SCHEDULE 19 STRATEGIC RESEARCH FUND PROJECTS		281

SCHEDULE 20 OTHER BUSINESS PLANT AND MACHINERY		282

Page VI

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MASTER SALE AND PURCHASE AGREEMENT dated 1 March  2004

BETWEEN:

(1)	IMPERIAL CHEMICAL INDUSTRIES PLC a company incorporated in England and Wales whose registered office is at 20 Manchester Square, London W1U 3AN (ICI); and

(2)	KERRY GROUP PLC a company incorporated in Ireland whose registered office is at Prince’s Street, Tralee, County Kerry, Ireland (the Purchaser).

BACKGROUND

ICI has agreed to sell and transfer (or procure the sale and transfer of) certain assets comprising the Businesses and to sell and transfer (or procure the sale and transfer of) the Shares and, subject to the provisions of this Agreement, the Joint Venture Interest, and the Purchaser has agreed to purchase the same and to assume certain of the liabilities and other obligations of the Worldwide Business on the terms of this Agreement.

IT IS NOW AGREED THAT:

1.	INTERPRETATION

1.1	Defined terms

In this Agreement, the following words and expressions shall have the following meanings:

Additional Employee List means the list disclosed to the Purchaser of 214 Employee roles, where the role in question is not based at one of the Properties, and contained in the Data Room at document reference G.7.15.1;

Agreed Rate means, in relation to interest accruing in respect of any day, a rate of 2 per cent. per annum above the base rate of Barclays Bank plc prevailing at the close of business on that day;

Assignments of the Business IP means (i) the agreement(s) in Agreed Terms between the Registered Business IP Owners and the relevant Business Purchasers which transfer the registered Business IP to the relevant Business Purchasers, and (ii) the agreement(s) in Agreed Terms between the relevant Business Sellers and the relevant Business Purchasers which transfer the unregistered Business IP to the relevant Business Purchasers;

Assignments of Business Know-How means the agreement(s) in Agreed Terms between the relevant Business Sellers and the relevant Business Purchasers which transfer the Business Know-How to the relevant Business Purchasers;

Assumed Liabilities means all Business Liabilities other than those obligations and liabilities set out in Clause 5.5 (Retained Liabilities);

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Assurances means any indemnity, counter-indemnity, guarantee, suretyship, letter of comfort or any other similar commitment;

Auditors means the auditor(s) from time to time of each of the Companies (if any);

Balance Sheet Date means 31 December 2003;

Balancing Payment Date means the 5th Business Day after the issue of the Final Certificate of the Working Capital Adjustment;

Brazil Company means a company to be incorporated in accordance with the laws of Brazil and which will be the employer of such Company Employees who are located in Brazil;

Brazil Share Sale Agreement means the agreement in the Agreed Terms between Quest International Do Brasil Industrie e Comercio Ltda and the relevant Company Purchaser relating to the transfer of the Shares of the Brazil Company;

Brazil Shares means all of the issued shares in the share capital of the Brazil Company;

Business means, in relation to each Business Seller, all of the business carried on by that Business Seller as at Completion which forms part of the Worldwide Business including the business carried on in the name of Menstrie Foods Limited by Quest (Fragrances, Flavours, Food Ingredients) UK Limited but, for the avoidance of doubt, excluding any Shares held by that Business Seller and excluding the Excluded Businesses and Businesses shall be construed accordingly;

Business Assets means, in relation to each Business, all the property, undertaking rights and assets of the relevant Business Seller (or, in the case of registered Business IP, the Registered Business IP Owners) relating to the Business agreed to be sold and purchased pursuant to Clause 2.1 (Sale and Purchase of the Businesses), but excluding any of the Shares, the Excluded Assets and the Excluded Contracts;

Business Cash Consideration means the sum specified in the second column of Part B of Schedule 8 (Allocation of Consideration) representing the unadjusted consideration for the Business Assets;

Business Contracts means in relation to each Business Seller, all the contracts, engagements, licences, guarantees and other commitments relating to the relevant Business which also relate exclusively or predominantly to the Worldwide Business and which have been entered into or undertaken by any Business Seller and which remain (in whole or in part) unperformed at Completion (excluding the Business IT Contracts, the agreements, licences, leases or other documents relating to the ownership or occupation of or interests in Business Properties, the Excluded Contracts and the Business IP Contracts other than Business IP Contracts which are listed in Part C of Division 1 (Transferring Business IP Contracts) of the List of Contracts), including those listed in Part A of Division 1 (Exclusive Business Contracts) and Part B of Division 1 (Predominant Business Contracts) of the List of Contracts;

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Business Creditors means all amounts owed (whether accrued, due or to become due) as at the Transfer Time by each of the Business Sellers for goods and services supplied to the Business prior to the Transfer Time (including any Intra Group Trading Amounts owed to any members of the ICI Group, (together with the Companies and the Joint Venture Company), Operating Tax, accruals and customer prepayments);

Business Day means any day (not being a Saturday or Sunday) when clearing banks are open for the transaction of general banking business in London;

Business Debtors means all amounts (including Prepayments) owed (whether accrued, due or to become due) as at the Transfer Time to each of the Business Sellers for goods and services supplied by the Business prior to the Transfer Time, including any rights of the Business Sellers to receive payments directly related to the operation of the Worldwide Business (including any Intra Group Trading Amounts owed by any member of the ICI Group, (together with the Companies and the Joint Venture Company)), whether or not then invoiced and whether or not then due and payable;

Business Employees means the individuals employed within the ICI Group who are listed as such in the document contained in the Data Room at Part B of document reference G.7.15.37 without regard to whether on the Completion Date such employees are actively at work or absent from work for any reason acceptable to their employer (as amended by the substitution of such other individuals as may be notified by ICI to the Purchaser at any time prior to the Completion Date) and including for the avoidance of doubt one individual employed by Quest India International Limited and two individuals engaged as consultants, together with such other new hire employees who are employed in connection with the Businesses and in accordance with this Agreement between the date of this Agreement and the Completion Date;

Business Goodwill means, as at the Transfer Time, all the goodwill relating to each Business, including the exclusive right for the Business Purchaser(s) to represent itself (themselves) as carrying on such Business in succession to the relevant Business Seller as from the Transfer Time, but excluding all goodwill attaching to and all rights under the Excluded Trade Marks;

Business IP means all Intellectual Property other than the Business Know-How which at the Transfer Time is owned by any of the Business Sellers or Registered Business IP Owners and which is or has been used (whether commercially or in development) exclusively or predominantly in, or which exclusively or predominantly relates to, one or more of the Businesses, including the Intellectual Property listed in the List of Registered Business IP and excluding for the avoidance of doubt: (i) the Excluded IP, (ii) all Intellectual Property licensed to the Purchaser under the IP Agreement, (iii) all Intellectual Property which is owned by any Business Seller or Registered Business IP Owners and which subsists in the software identified in the Information Technology Agreement and (iv) the Joint Venture IP;

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Business IP Contracts means all contracts, engagements, licences or other commitments entered into by any Business Seller (or in relation to (b) or (c), a Registered Business IP Owner) prior to the Transfer Time, and remaining in effect (in whole or in part) at the Transfer Time:

(a)	for the licensing of Intellectual Property by a third party or by any other member of the ICI Group to any such Business Seller for use in the Business; or

(b)	for the licensing of Business IP or Business Know-How by a Business Seller or Registered Business IP Owner to any third party or to any member of the ICI Group; or

(c)	relating to the sharing, acquisition or development of Intellectual Property, including collaboration, consortium or research agreements,

but excluding any of these which relates to the licensing of software or other information technology;

Business IT Contracts has the meaning given to it in the Information Technology Agreement;

Business Know-How means all Know-How which at the Transfer Time is owned by any of the Business Sellers and which is or has been used (whether commercially or in development) exclusively or predominantly in, or which exclusively or predominantly relates to, one or more of the Businesses excluding for the avoidance of doubt: (i) the Excluded IP, (ii) all Know-How licensed to the Purchaser under the IP Agreement, (iii) all Know-How which is owned by any Business Seller and which subsists in the software identified in the Information Technology Agreement and (iv) the Joint Venture IP;

Business Liabilities means the Liabilities of the Business Sellers to the extent that they relate to any of the Businesses or the Business Assets, and Business Liability means any one of them;

Business Plant and Machinery means all the plant, machinery, equipment, computer and communications hardware, loose tools, fixtures, fittings, furniture, vehicles and other goods owned by any of the Business Sellers and used exclusively or predominantly in relation to each Business as at the Transfer Time, together with the Other Business Plant and Machinery;

Business Properties means the freehold, leasehold and licensed properties, details of which are set out in Part C of Schedule 2 (Property Matters);

Business Purchasers means the Purchaser and/or such other wholly owned members of the Purchaser’s Group as the Purchaser shall nominate and procure to purchase all or part of the Businesses and Business Purchaser shall mean any one of them;

Business Sellers means the members of the ICI Group who carry on the Business (including Quest (Fragrances, Flavours, Food Ingredients) UK Limited) set out in the first column of Part B of Schedule 8 (Allocation of Consideration) and/or as specified in any Local Agreement (but shall not include any Registered Business IP Owner other than Quest International Nederland B.V., Quest International Canada Inc. or Indopco Inc.) and Business Seller shall mean any one of them;

Business Technical Information has the meaning given to it in Clause 21.5 (Allocation of Technical Information);

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Canada Business has the meaning given to it in the Canadian Business Sale Agreement;

Canadian Business Sale Agreement means the agreement in Agreed Terms between Quest International Canada Inc. and the relevant Business Purchaser relating to the transfer of the Canada Business;

Closing Net Debt Statement means a statement as at the Completion Date prepared in accordance with Schedule 12 (Net Debt);

Companies means each of the Irish Company, the Philippines Companies, the Brazil Company and the UK Company, details of which are set out in Part A of Schedule 13 (The Companies and the Joint Venture Company);

Company Accounts means the statutory accounts for each of the Companies (other than the Brazil Company) for the year ended 31 December 2002;

Company Creditors means all amounts owed (whether accrued, due or to become due) as at the Transfer Time by the Companies for goods and services supplied to the Companies prior to the Transfer Time (including (i) any Intra-Group Trading Amounts owed to any member of the ICI Group (together with the Companies and the Joint Venture Company); and (ii) any amount owed by a Company in respect of any Operating Tax, but excluding (i) any Tax Liability which is not a liability for Operating Taxes; (ii) liabilities in respect of Intra-Group Borrowings; and (iii) the Final Financial Debt, the value of which shall be determined in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment);

Company Debtors means all amounts (including Prepayments) owed (whether accrued, due or to become due) as at the Transfer Time to the Companies for goods and services supplied by the Companies prior to the Transfer Time, including any rights of the Companies to receive payments directly related to the operation of the Worldwide Business (including (i) any Intra-Group Trading Amounts owed by any member of the ICI Group, together with the Companies and the Joint Venture Company; and (ii) any amount due to any Company in respect of any Operating Tax), as at the Transfer Time, whether or not then invoiced and whether or not then due and payable (but excluding (i) any amount due to any Company in respect of Tax other than an Operating Tax; and (ii) any amounts due in respect of Intra-Group Lendings and the Final Cash Balance), the value of which shall be determined in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment);

Company Employees means those employees of the Irish Company, the Philippines Companies and the Brazil Company at the Transfer Time excluding Retained Employees;

Company IP means all Intellectual Property which at the Transfer Time is owned by any of the Companies including the Intellectual Property listed in the List of Registered Company IP;

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Company IP Contracts means all contracts, engagements, licences or other commitments, entered into by any of the Companies prior to the Transfer Time, and remaining in effect (in whole or in part) at the Transfer Time:

(a)	for the licensing of Intellectual Property by a third party or by any other member of the ICI Group; or

(b)	for the licensing of Intellectual Property by any Company to a third party or to any other member of the ICI Group; or

(c)	relating to the sharing, acquisition or development of Intellectual Property, including collaboration, consortium or research agreements,

excluding any of these which relates to the licensing of software or other information technology;

Company Property means each of the properties described in Part D of Schedule 2 (Property Matters);

Company Purchasers means the Purchaser and/or such other wholly owned members of the Purchaser’s Group as the Purchaser shall nominate and procure to purchase all or a proportion of the Shares from the Company Sellers and Company Purchaser shall mean any one of them;

Company Sellers means ICI and/or such other members of the ICI Group as ICI shall procure to sell the Shares (each a Company Seller) to the Company Purchasers;

Company Specific Warranties means those Warranties set out in Part B of Schedule 6 (Warranties);

Competent Authority means any competent court or regulatory authority with responsibility for the enforcement of or regulation under Environmental Laws;

Competition Commission means the United Kingdom Competition Commission;

Competition Law means any antitrust or competition law or regulation, or equivalent, in any jurisdiction (including, without limitation, the European Union);

Competition Matter means any matter relating to or arising from any Competition Law, or any proceedings, suit, action, litigation, arbitration, investigation, complaint, regulation, notification, filing, order, undertaking, written assurance, consent, consent decree, decree or decision relating thereto;

Completion means completion of the sale and purchase of the Businesses, the Business Assets, the Shares and the Joint Venture Interest in accordance with the provisions of this Agreement. In the case of a Delayed Completion, Completion with respect to the Joint Venture Interest means the completion of the sale and purchase of the Joint Venture Interest in accordance with the provisions of this Agreement;

Completion Date means the earlier of (i) if all of the Conditions have been satisfied by 27 April 2004, 30 April 2004, (ii) if all of the Conditions become satisfied on or after 27 April 2004 but before 25 May 2004, 28 May 2004, and (iii) the Longstop Date;

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Conditions means the conditions to Completion set out in Clause 3.1;

Confidentiality Agreement means the letter agreement entered into by ICI and the Purchaser on 22 December 2003, as amended by the letter agreement dated 30 January 2004;

Connected Person has the meaning given in Clause 27 (Entire Agreement);

Contaminated Land means land which is in such a condition by reason of substances being in, on or under the land that either:

(a)	harm to or pollution of the Environment, human beings and/or other living organisms is being caused or there is a possibility of such harm being caused; or

(b)	pollution of controlled waters is being, or is likely to be, caused;

Costs means obligations, liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including Taxation), actions, proceedings, claims and demands, in each case of any nature whatsoever;

Covenant Consideration means the sum specified in the second column of Part E of Schedule 8 (Allocation of Consideration) representing the consideration for ICI entering into the Deed of Restrictive Covenant;

Dairy Designer Systems means specific functional flavour ingredients known within Quest as Dairy Designer Systems derived from the fermentation of dairy solids with specified culture strains;

Data Room means the documents provided by the Sellers at the offices of ICI’s Lawyers and/or at the offices of ICI for the purpose of allowing the Purchasers to undertake due diligence with respect to the Business and the Companies;

Data Room Index means the data room index contained in the schedule to the Disclosure Letter;

Deed of Restrictive Covenant means the deed of that name in Agreed Terms between ICI and the Purchaser;

Default Rate means in relation to interest accruing in respect of any day falling after a Due Date, a rate of 4 per cent. per annum above the base rate of Barclays Bank plc prevailing at the close of business on that day;

Delayed Completion has the meaning given in Clause 14.2(a) (Delayed Completion);

Delayed Completion Date has the meaning given in Clause 14.2(b) (Delayed Completion);

Delayed Completion Longstop Date means 1 December 2004;

Delayed Completion Time means 23.59 p.m. Greenwich Mean Time on the date that any Delayed Completion occurs;

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Designated Investment Exchange means any designated investment exchange as defined, from time to time, in the Glossary to the FSA Handbook of Rules and Guidance published by the Financial Services Authority, or any modification or replacement of it;

Disclosure Letter means the letter of the same date as this Agreement from ICI and addressed to the Purchaser, together with the appendix to such letter and the Data Room Index contained in the schedule to that Disclosure Letter;

DOJ means the United States Department of Justice;

Due Date means, in respect of any sum payable or obligation to be performed under any of the Transaction Documents, the day specified for that payment to be made or that obligation to be performed or, if that day is not a Business Day, the immediately preceding Business Day;

ECMR means Council Regulation (EEC) No 4064/89, as amended;

Employees means the Business Employees, the Company Employees and the U.S. Employees;

Employee Records means the medical and other personnel records relating to the Employees;

Employment Matter means any matter relating to the employment or termination of employment of any Employee or former employee;

Encumbrances means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, by the retention or any other security agreement or arrangement, or any agreement to create any of the above;

Environment means all or any of the following media: the air, water including without limitation coastal and inland waters, surface waters and ground waters and land provided, however, that such media within any building or other man-made structures above or below ground are excluded from this definition;

Environmental Claim means any claim by the Purchaser under the Environmental Deed of Indemnity;

Environmental Deed of Indemnity means the deed of that name relating to environmental matters in Agreed Terms;

Environmental Laws means all or any applicable laws (whether civil, criminal or administrative), common law, statutes, statutory instruments, statutory guidance, subordinate legislation, civil codes, awards by any Competent Authority, treaties, regulations, directives, orders or judgments, each as legally enforceable and which relate to the pollution or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants, to the extent that each is affected by pollution of the Environment (excluding such laws as relate to the health or safety of workers and/or laws relating to planning or zoning matters) and which are in force and binding at the date of this Agreement;

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Environmental Matter means any matter relating to the Environment, which for the purposes of this definition only shall include without limitation air and water within buildings and other natural or man made structures (whether above or below the ground), health and safety of humans, and any organisms or ecological systems;

Environmental Permit means all or any Permits required under Environmental Laws for the operation of the Business or the occupation or use of any of the Properties by the Business on or before the date of this Agreement;

Environmental Warranties means those Warranties (and only those Warranties) in Clause 14 of Part A of Schedule 6 (Warranties);

Estimated Working Capital means the amounts in respect of each Business, each Company and the Joint Venture Company, set out in Part B of Schedule 11 (Determination and Certification of Working Capital Adjustment);

European Country means any member state of the European Union at the date of this Agreement;

Excluded Assets means collectively each of those assets which are listed in Part A (The Excluded Assets) of Schedule 9 (The Excluded Assets and Excluded Contracts);

Excluded Businesses means any and all businesses of the ICI Group (other than that part of the business of ICI trading under the name of QUEST INTERNATIONAL and carried on by the Business Sellers and the Companies known as the food ingredients business, as at the date of this Agreement, which relates to the development trade, manufacture and sale of the Products) including without limitation its Flavours business and those companies and businesses within the ICI Group which trade (in each case) under the name of (i) National Starch and Chemical (including its food and nutrition businesses); and (ii) Uniqema (in particular the areas which trade in glycerides, propylene glycolmonoesters, sorbitanesters and polysorbates);

Excluded Contracts means, in relation to any Business Seller, the contracts and commitments of the Business Seller relating to its business listed in Part B of Schedule 9 (The Excluded Assets and Excluded Contracts);

Excluded IP means collectively:

(a)	the Excluded Trade Marks;

(b)	all Intellectual Property subsisting in any Technical Information provided to the Businesses or the Companies or the Joint Venture Company by MSG and/or STG, except to the extent expressly provided in the IP Agreement;

(c)	all Intellectual Property in the ICI Group Standards;

(d)	all Intellectual Property subsisting in the Excluded Technology; and

(e)	all Intellectual Property relating to or used in the Excluded Businesses including the National Starch business and Intellectual Property relating to mono-di-glycerides, sorbitanesters and polyoxyethylene sorbitanesters and their development, manufacture and application (including potential application);

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Excluded IT Contracts has the meaning given to it in the Information Technology Agreement;

Excluded IT Systems has the meaning given to it in the Information Technology Agreement;

Excluded Technical Information has the meaning given to it in Clause 21.5 (Allocation of Technical Information);

Excluded Technology means the technology relating to the Excluded Businesses;

Excluded Trade Marks means the list of excluded trade marks in the Agreed Terms;

FCO means the German Federal Cartel Office;

Final Cash Balance means, in relation to each Company and the Joint Venture Company, the aggregate amount expressed in dollars of its cash or cash equivalents in hand or credited to any account with any Financial Institution, including all interest accrued thereon as at the Transfer Time, as set out in the accounting records of the relevant Company or the Joint Venture Company (but, for the avoidance of doubt, excluding Intra-Group Lendings (and any interest thereon) and all Company Debtors and Joint Venture Debtors included in the Working Capital Statement) calculated in accordance with the provisions of Schedule 12 (Net Debt) and on a consistent basis with the corresponding assets and liabilities (if any) reflected in the Working Capital Statement;

Final Certificate of the Working Capital Adjustment has the meaning given to it in Paragraph 3.5 of Schedule 11 (Determination and Certification of Working Capital Adjustment);

Final Financial Debt means, in relation to any Company or the Joint Venture Company, the aggregate amount expressed in dollars and calculated as at the Transfer Time of all borrowings and indebtedness, loan stocks, bonds, debentures, notes and overdrafts (together with all accrued interest) of that Company or the Joint Venture Company owed to a Financial Institution (apart from indebtedness resulting from operating leases) in each case as set out in the accounting records of that Company or the Joint Venture Company (but, for the avoidance of doubt, excluding Intra-Group Borrowings (and any interest thereon) and all Company Creditors and Joint Venture Creditors included in the Working Capital Statement) and calculated in accordance with Schedule 12 (Net Debt) and on a consistent basis with the corresponding assets and liabilities (if any) reflected in the Working Capital Statement;

Financial Institution means any banking, lending or other similar institution or organisation, which, in each case, is not a member of the ICI Group;

Flavours means natural and/or synthetic materials, including mixtures of those, which are used from time to time as flavours, and which are primarily intended to add a taste and/or flavour to a foodstuff, including, for the avoidance of doubt, the Dairy Designer Systems;

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FTC means the United States Federal Trade Commission;

General Warranties means those Warranties set out in Part A of Schedule 6 (Warranties);

Group means, in relation to any party, that party and each of its subsidiaries and subsidiary undertakings from time to time, any holding companies it may have from time to time and all other subsidiaries or subsidiary undertakings of any such holding companies, all of them and each of them as the context admits and Group Member shall mean any of those entities;

GWB means the Gesetz gegen Wettbewerbsbeschraenkungen (German Act against Restraints of Competition);

Hazardous Substances means any natural or artificial substance (whether in solid, liquid or gaseous form) which alone or in combination with one or more others is a dangerous, hazardous, toxic or flammable substances, materials or pollutant and which is present in such quantities and concentrations as may result in harm to the Environment or human health or any living organism supported by the Environment;

HSR Act means the Hart Scott Rodino Antitrust Improvements Act of 1976 of the U.S.A. as amended (and the rules and regulations thereunder);

ICI Claim means any claim for breach of or pursuant to this Agreement (other than in relation to Clauses 4.2 and 4.3 and paragraph 2(a) of Schedule 3) or the IP Agreement made by ICI or a member of the ICI Group, including a claim for breach of the Purchaser’s Warranties, but excluding a claim pursuant to the Tax Covenant;

ICI Finance means ICI Finance PLC, a company incorporated in England and Wales whose registered office is at 20 Manchester Square, London W1U 3AN;

ICI Group means any of the following from time to time: ICI, its subsidiaries and subsidiary undertakings and any holding company of ICI and all other subsidiaries and subsidiary undertakings of any holding company of ICI, but excluding the Companies and the Joint Venture Company and member of the ICI Group shall be construed accordingly;

ICI Group Standards means the standards described in Schedule 4 (ICI Group Standards);

ICI’s Lawyers means Freshfields Bruckhaus Deringer of 65 Fleet Street, London EC4Y 1HS;

ICTA means the Income and Corporation Taxes Act 1988;

Information Technology Agreement means the agreement of that name in Agreed Terms relating to the separation of IT systems and the provision of IT transitional services;

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Initial Payment means the sum of US$440,000,000 to be paid by the Purchaser on the Completion Date and representing the aggregate of:

(a)	the Business Cash Consideration in relation to each Business (before this amount is adjusted in accordance with Clause 4 on the basis of Schedule 11 (Determination and Certification of Working Capital Adjustment));

(b)	the Share Consideration (before this amount is adjusted in accordance with Clause 4 on the basis of Schedule 11 (Determination and Certification of Working Capital Adjustment) and Schedule 12 (Net Debt));

(c)	the Joint Venture Consideration (before this amount is adjusted in accordance with Clause 4 on the basis of Schedule 11 (Determination and Certification of Working Capital Adjustment) and Schedule 12 (Net Debt)); and

(d)	the Covenant Consideration;

Intellectual Property means all patents, utility models, rights in inventions (whether patentable or not) trade and service marks, rights in logos, get-up and trade names and the goodwill attaching to any of them, domain names, right in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets, confidential information and know-how, and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which subsist anywhere in the world in all cases whether or not registered or registrable and including registrations and applications for registration or grant of any of these and rights to apply for the same and such expression includes Know-How where the context so requires;

Intra-Group Arrangement means any agreement, agency arrangement, undertaking or commitment of any nature whatsoever, other than Intra-Group Borrowings, Intra-Group Lendings, Intra-Group Trading Amounts, the Joint Venture Contracts, the Transitional Services Agreement and all other Transaction Documents and any such agreement, arrangement, undertaking or commitment relating to the provision or supply of goods, between any Business Seller in relation to a Business, the Companies or the Joint Venture Company and any member of the ICI Group which are outstanding as at the Transfer Time, whether oral, written, by course of conduct or otherwise;

Intra-Group Borrowings means in relation to each of the Companies and the Joint Venture Company the aggregate intra-group financial indebtedness owing to any members of the ICI Group (together with the Companies and the Joint Venture Company) outstanding as at the Transfer Time (apart from amounts representing Intra-Group Trading Amounts), plus all accrued interest (if any) on such indebtedness as at the Transfer Time;

Intra-Group Lendings means in relation to each of the Companies and the Joint Venture Company the aggregate intra-group financial indebtedness owed by any members of the ICI Group (together with the Companies and the Joint Venture Company) to such Company or Joint Venture Company outstanding as at the Transfer Time (apart from amounts representing Intra-Group Trading Amounts and insurance receivables due and payable by ICI Insurance Limited or any other subsidiary of ICI), plus all accrued interest (if any) on such indebtedness as at the Transfer Time;

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Intra-Group Trading Amounts means all amounts owed by or to any Business Seller and/or by or to any of the Companies and/or by or to the Joint Venture Company as a result of the ordinary course of business to or by any member of the ICI Group as at the Transfer Time;

IP Agreement means the agreement of that name in the Agreed Terms relating to the licensing of Intellectual Property and to the arrangements in respect of the research projects;

IP Matter means any matter relating to (i) Intellectual Property; (ii) information technology (including software and hardware); and/or (iii) data protection or privacy issues;

Irish Clearance means a decision by the Irish Competition Authority that the Transaction may be put into effect;

Irish Company means Quest International Ireland Limited, a company incorporated in accordance with the laws of Ireland, details of which are set out in Schedule 13 (The Companies and the Joint Venture Company);

Irish Competition Act means the Irish Competition Act 2002;

Irish Share Sale Agreement means the agreement in the Agreed Terms between ICI Ireland Limited and the relevant Company Purchaser relating to the transfer of the shares of the Irish Company;

Joint Venture Agreement means the joint venture shareholders agreement between Eastman Chemical Company, Quest International Nederland B.V., Unipamol Malaysia Sdn Bhd, Kuala Lumpur Kepong Berhad and the Joint Venture Company dated 15 November 1994, together with any amendments or supplemental agreements to that agreement;

Joint Venture Business means the business carried on by the Joint Venture Company as at Completion;

Joint Venture Company means Esterol Sdn Bhd, a company incorporated in accordance with the laws of Malaysia details of which are set out in Schedule 13 (The Companies and the Joint Venture Company);

Joint Venture Consideration means the sum specified in the second column of Part D of Schedule 8 (Allocation of Consideration) representing the unadjusted consideration for the Joint Venture Interest and the Joint Venture IP;

Joint Venture Contracts means (i) the Joint Venture Supply Agreement; and (ii) the Joint Venture Technology Agreement and Joint Venture Contract means any one of them;

Joint Venture Creditors means all amounts owed (whether accrued, due or to become due) as at the Transfer Time by the Joint Venture Company for goods and services supplied to the Joint Venture Company prior to the Transfer Time (including (i) any Intra-Group Trading Amounts owed by the Joint Venture Company to any member of the ICI Group (together with the Companies); and (ii) any amount owed by the Joint Venture Company in respect of any Operating Tax (but excluding, (i) any Tax Liability which is not a liability for Operating Taxes; and (ii) liabilities in respect of Intra-Group Borrowings and the Final Financial Debt), the value of which shall be determined in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment);

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Joint Venture Debtors means all amounts (including Prepayments) owed (whether accrued, due or to become due) as at the Transfer Time to the Joint Venture Company for goods and services supplied by the Joint Venture Company prior to the Transfer Time, including any rights of the Joint Venture Company to receive payments directly related to the operation of the Worldwide Business (including (i) any Intra-Group Trading Amounts owed by any member of the ICI Group (together with the Companies); and (ii) any amount due to the Joint Venture Company in respect of any Operating Tax, whether or not invoiced and whether or not then due and payable (but excluding (i) any amount due to the Joint Venture Company in respect of Tax other than an Operating Tax; and (ii) any amounts due in respect of Intra-Group Lendings and the Final Cash Balance), the value of which shall be determined in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment);

Joint Venture Interest means all of the shares or other interests in the Joint Venture Company owned by the Joint Venture Seller as at the Transfer Time (or, if applicable, the Delayed Completion Time);

Joint Venture IP means all Intellectual Property which at the Transfer Time is owned by any of the Business Sellers and which is or has been used (whether commercially or in development) exclusively or predominantly by, or which exclusively or predominantly relates to, the Joint Venture Business, including the Intellectual Property in the List of Registered Joint Venture IP and excluding for the avoidance of doubt: (i) the Excluded IP; (ii) the Intellectual Property licensed to the Purchaser under the IP Agreement; and (iii) all Intellectual Property which is owned by any of the Business Sellers and which subsists in the software identified in the Information Technology Agreement;

Joint Venture Parties means the Joint Venture Seller, the Joint Venture Company and KL-Kepong Industrial Holdings Sdn Bhd;

Joint Venture Purchaser means the Purchaser or such other wholly owned member of the Purchaser’s Group as the Purchaser shall nominate and procure to purchase all of the Joint Venture Interest from the Joint Venture Seller;

Joint Venture Sale Agreement means the agreement in Agreed Terms between the Joint Venture Seller and the Joint Venture Purchaser relating to the transfer of the Joint Venture Interest;

Joint Venture Seller means ICI Malaysia Holdings Sdn Bhd, the owner of the Joint Venture Interest;

Joint Venture Specific Warranties means those Warranties set out in Part C of Schedule 6 (Warranties);

Joint Venture Stock means all stocks of finished and partly finished goods, raw materials and consumables, engineering spares, work-in-progress and other similar stock in trade wherever located, produced or acquired for the purpose of sale or use in the manufacture of finished products owned by the Joint Venture Company for the purposes of and relating to the Worldwide Business as at the Transfer Time, the value of which shall be determined for the purpose of the Working Capital Adjustment in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment);

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Joint Venture Supply Agreement means the supply agreement between the Joint Venture Company, Quest, Kuala Lumpur Kepong Berhad and others relating to the supply by the Joint Venture Company of emulsifiers to Quest entered into on 15 November 1994, together with any amendments or supplemental agreements to that agreement;

Joint Venture Technology Agreement means the technology agreement between Quest International Services B.V., the Joint Venture Company and others relating to the licensing of technology to the Joint Venture Company entered into on 15 November 1994, together with any amendments or supplemental agreements to that agreement;

Joint Venture Transfer Agreements means the Joint Venture Sale Agreement, together with the following agreements in Agreed Terms: (i) any other agreements to be entered into between the Joint Venture Purchaser and the Joint Venture Parties in order to effect a valid transfer of the Joint Venture Interest to the Joint Venture Purchaser in accordance with the terms of the Joint Venture Agreement; (ii) any agreements to be entered into by any Joint Venture Party in order to effect a valid transfer of the Joint Venture Contracts to the Purchaser in accordance with the terms of the relevant Joint Venture Contract; and (iii) the agreement(s) to be entered into by the Joint Venture Company and the entities listed as proprietors in the List of Registered Joint Venture IP in order to effect a valid transfer of the Joint Venture IP;

Know-How means confidential ideas, trade secrets, concepts, methods, processes, formulae, recipes, compositions, data or other proprietary technical and commercial information of whatever nature howsoever recorded, stored, represented and maintained;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

List of Contracts means the list of contracts in the Agreed Terms comprising:

(a)	exclusive Business Contracts in Part A of Division 1;

(b)	predominant Business Contracts in Part B of Division 1;

(c)	Business IP Contracts in Part C of Division 1;

(d)	Shared Contracts in Division 2; and

(e)	Split Contracts in Division 3;

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List of Registered Business IP means the list of registered Business IP (and pending applications therefor) in the Agreed Terms;

List of Registered Company IP means the list of registered Company IP (and pending applications therefor) in the Agreed Terms;

List of Registered Joint Venture IP means the list of registered Joint Venture IP (and pending applications therefor) in the Agreed Terms;

List of Shared Assets means the list of all material Shared Assets contained in the Data Room at document reference G.1.1.5, including at Part B a list of all Shared Assets to be transferred to the Purchaser in accordance with this Agreement;

Local Agreements means each of:

(a)	the Brazil Share Sale Agreement;

(b)	the Canadian Business Sale Agreement;

(c)	the Irish Share Sale Agreement;

(d)	the Joint Venture Transfer Agreements;

(e)	the NL Business Sale Agreement;

(f)	the Philippines Share Sale Agreement;

(g)	the UK Business Sale Agreement

(h)	the UK Share Sale Agreement;

(i)	the U.S. Business Sale Agreement; and

(j)	the Assignments of the Business IP,

and Local Agreement shall mean any one of them;

Long-term Provisions means, in relation to each Company and the Joint Venture Company, provisions for liabilities and charges (excluding any liabilities and charges in respect of Taxation and/or deferred tax) falling due more than one year after the Transfer Time calculated on the same basis and using identical accounting principles, policies, procedures and practices consistently applied as used in preparing the statutory accounts of each Company and the Joint Venture Company for the year ended on the Balance Sheet Date, including the same management judgements, estimates, definitions, treatments, forecasts and opinions as were made and given for the purposes of and reflected in such statutory accounts;

Longstop Date means 30 June 2004;

Losses includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, losses, costs, expenses or other liabilities (including all interest, penalties, reasonable legal and other reasonable professional costs and expenses) arising or incurred in connection with such matter, event or circumstance;

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Material Contracts means any contract (other than contracts with any Employee or contracts, leases or licences relating to the Properties) evidenced in writing relating exclusively or predominantly to the Worldwide Business (other than the Joint Venture Business), and to which any member of the ICI Group or a Company is a party which:

(a)	comprises aggregate payment obligations and/or rights to receive money by any party in excess of US$500,000 per annum; or

(b)	which is not at Completion terminable by a member of the ICI Group or a Company on 6 months’ notice or less;

MSG means the division of ICI currently known as the Measurement Science Group;

Net Debt Adjustment has the meaning given in Paragraph 1.5 of Part A of Schedule 12 (Net Debt);

Net Debt Interest Adjustment has the meaning given in Paragraph 1.2 of Part B of Schedule 12 (Net Debt);

Net Debt Payment Date means the Business Day falling 5 Business Days after the final agreement or determination of the Closing Net Debt Statement;

NL Business has the meaning given to it in the NL Business Sale Agreement;

NL Business Sale Agreement means the agreement in Agreed Terms between Quest International Nederland B.V. and the relevant Business Purchaser relating to the transfer of the NL Business;

Notice of Sale means the announcement to customers in accordance with Paragraph 3 of Part A of Schedule 3 (Completion Arrangements);

Operating Tax means any Tax which is not a Tax on income, profits or gains;

Other Business Plant and Machinery means the Business plant and machinery as specifically listed in Schedule 21 (Other Business Plant and Machinery);

Pensions Matter means any matter in connection with the provision of any pension, lump sum, allowance, gratuity or other similar benefit payable or prospectively payable on or in respect of retirement, death, invalidity or leaving service;

Permit means an authorisation, certificate, approval, permit, licence, registration, or consent or agreement issued by or entered into by a governmental or other regulatory body or sewage treatment undertaker;

Permitted Encumbrances means security interests arising by operation of law, security interests arising under sales contracts with title retention provisions and equipment leases with third parties entered into in the ordinary course of business and security interests for taxation or other governmental charges which are not due and payable or which are being diligently contested in good faith that do not impair in any material respect the conduct of the Worldwide Business;

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Philippines Companies means each of Quest International Cebu Inc. and Quest International Philippines Corp. both companies incorporated in accordance with the laws of the Philippines, and each a Philippines Company, details of which are set out in Schedule 13 (The Companies and the Joint Venture Company);

Philippines Share Sale Agreement means the agreement in the Agreed Terms between Mortar Investments International Ltd and ICI Omicron B.V. (as sellers) and the relevant Company Purchaser to transfer the shares of Quest International Philippines Corp.;

Planning Legislation means all legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve the national heritage, bye-laws or other regulations made or granted under any of them;

Prepayments means all amounts paid (whether by deposit, prepayment or otherwise) prior to the Transfer Time by or on behalf of any of the Sellers so far as the same relate to expenses, liabilities or obligations, or the right to receive goods or services, in connection with the carrying on of the Worldwide Business in respect of any period after the Transfer Time;

Primary Books and Records means all lists of customers and suppliers, business plans and forecasts (prepared by anyone employed in the Businesses), notices, enquiries, orders, correspondence, computer disks, tapes or other machine readable or other records of a financial or marketing nature to the extent that they relate exclusively to the Businesses and are owned by any Business Seller, but excluding: (i) VAT and other Tax records, and (ii) any of the foregoing to the extent that they contain Excluded Technical Information;

Products comprise and are limited to:

(a)	emulsifiers being: distilled monoglycerides, mono-diglycerides, glycerol lacto palmitate, polyglycerol esters, datem esters, polyglycerol polyricinoleate, sodium and calcium stearoyllactylate, distilled acetylated monoglycerides, propylene glycolmonoesters, succinylated monoglycerides, sorbitanesters, polysorbates, co-finished mixtures of previously-mentioned emulsifier types and mixtures of previously-mentioned emulsifiers, co-finished with oils and fats and/or a solid carrier material;

(b)	proteins being: proteins, protein hydrolysates and mixtures of these, optionally standardised with diluents for end use in the pharmaceutical, fermentation, diagnostic, nutritional, bakery, dairy and confectionary markets;

(c)	lactose being: pharmaceutical grade lactose meeting the monograph requirements of the National Formulary under USP XXVI/N.F. 21, Forum 29 #6 (2003) pp 2779-2780 for use as excipients for tabletting in pharmaceutical applications;

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(d)	hydrocolloids being: semi-refined carrageenan based blends, fish collagen based beer finings, saponine for brewing and pharmaceutical applications, and blends predominantly (50% or more by weight) based on emulsifiers with hydrocolloids such as carrageenan, guar, CMC, LBG, xanthan, agar, proteins (as defined in Paragraph (b) above) and cultures (as defined in Paragraph (g) below) (such blends optionally standardised with an adequate diluent);

(e)	yeast being: distillers yeast, bakers yeast and yeast extracts, excluding compounded snack seasonings and Flavours where yeast extracts are used;

(f)	enzymes being: amylase, xylanase, cellulase, glucanase, pectinase, lipase, invertase, alpha-galactosidase, lactase, protease and blends of enzymes, optionally standardised with a suitable diluent, optionally blended with emulsifiers, yeast extracts or fermented ingredients; and

(g)	cultures being: live cultures for meat and dairy end-uses, dried solids obtained from xanthan and dextran fermentations on whey and corn syrup solids, dried solids obtained from wheat and/or wheat bran fermentations, dried solids obtained from anti-microbial metabolite fermentations (such as lactic acid and calcium propionate) in each case spray dried on milk and corn syrup solids;

Properties means the Business Properties and the Company Properties;

Property Matter means any matter relating to the Properties or any matter arising from the occupation of or interest in any property by any member of the ICI Group including the Companies, the Businesses or the Joint Venture Company;

Purchaser’s Claim means any claim for breach of or pursuant to this Agreement or the IP Agreement made by the Purchaser or a member of the Purchaser’s Group, including a claim for breach of the Warranties, but excluding a claim pursuant to the Tax Covenant;

Purchaser’s Group means any of the following from time to time: the Purchaser, its subsidiaries and subsidiary undertakings and any holding company of the Purchaser from time to time, and all other subsidiaries and subsidiary undertakings of any holding company of the Purchaser (excluding, in each case, the Companies and the Joint Venture Company prior to Completion) and member of the Purchaser’s Group shall be construed accordingly;

Purchaser’s Lawyers means Blake Lapthorn Linnell of Holbrook House, 14 Great Queen Street, London WC2B 5DG;

Purchasers or Purchasing Companies means collectively the Business Purchasers and the Company Purchasers and the Joint Venture Purchaser;

Purchaser Warranties means the warranties referred to in Clause 16.1 (Purchaser’s Warranties);

Quest means Quest International Nederland B.V., a company incorporated under the laws of the Kingdom of the Netherlands;

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Recognised Investment Exchange means any recognised investment exchange as defined in the Financial Services and Markets Act 2000, the Alternative Investment Market of the London Stock Exchange, the New York Stock Exchange, the Copenhagen Stock Exchange, Nasdaq Europe and any other Designated Investment Exchange;

Registered Business IP Owners means the entities listed as proprietors in the List of Registered Business IP;

Relevant Competition Authority means each government, agency, body, person, authority or court with legal authority to review, or issue decisions, orders or injunctions concerning all or part of the Transaction for the purpose of a competition, antitrust or regulatory assessment;

Relief includes any loss, relief, allowance, set-off, exemption, deduction or credit in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax and any right to repayment or saving of taxation including any repayment supplement or interest in respect of Tax, and any reference to the use or set-off of Relief shall be construed accordingly;

Retained Employees means the approximately 10 individuals employed within the Philippines Companies who are unconnected with the Worldwide Business;

Retained Liabilities means all those obligations and liabilities of ICI and the Business Sellers described in Clause 5.5 (Retained Liabilities);

Scottish Grant means a grant of approximately £600,000 from the Scottish Executive Enterprise and Lifelong Learning Department to Quest International (Fragrances, Flavours, Food Ingredients) UK Limited, accepted on 10 November 2000;

Scottish Grant Guarantee means the guarantee given by Mortar Investments UK Limited in favour of the Scottish Executive Enterprise and Lifelong Learning Department in relation to the Scottish Grant;

Secondary Books and Records means, to the extent such items relate to the Businesses, a copy of all items which would constitute Primary Books and Records if they did not also relate to other activities of the ICI Group as well as the Businesses (but only the sections of such items which relate to the Businesses) but excluding any of the foregoing to the extent that they contain Excluded Technical Information;

Sellers means the Business Sellers, the Company Sellers and the Joint Venture Seller (each a Seller);

Share Consideration means the sum specified in the second column of Part C of Schedule 8 (Allocation of Consideration) representing the aggregate unadjusted consideration for the sale of the Shares;

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Shared Assets means all assets (except for Shared IT Systems) owned by ICI or any other member of the ICI Group (not being Shared Contracts) which relate both to any part of the Worldwide Business and to any other activities and operations of ICI or any other member of the ICI Group or which for the avoidance of doubt do not exclusively relate to the Worldwide Business or, in relation to Intellectual Property, do not relate exclusively or predominantly to the Worldwide Business;

Shared Contracts means all contracts (except for the agreements, licences, leases or other documents relating to the ownership or occupation of or interests in Business Properties, the Shared IT Contracts, the Business Contracts and any contracts exclusively between members of the ICI Group) which relate to the Worldwide Business (but not exclusively) and which also relate to any other activities and operations of ICI or any other member of the ICI Group including those listed in Division 2 of the List of Contracts;

Shared IT Contracts has the meaning given to it in the Information Technology Agreement;

Shared IT Systems has the meaning given to it in the Information Technology Agreement;

Shared Technical Information has the meaning given to it in Clause 21.5 (Allocation of Technical Information);

Shares means all of the issued shares in the share capital of Quest International Ireland Limited, Quest International Philippines Corp. and Menstrie Foods Limited, details of which are set out in Schedule 13 (The Companies and the Joint Venture Company), together with the Brazil Shares (except for the purposes of Schedule 6 (Warranties));

Special Purpose Accounts means the unaudited combined non-statutory pro-forma profit and loss statements of the Worldwide Business for each of the 3 years ended on 31 December 2001, 31 December 2002 and 31 December 2003, a true copy of which is identified as such and contained in the Data Room;

Specified SRF Projects means all those projects listed in Schedule 19 (Strategic Research Fund Projects);

Split Contracts means those contracts which are material (in the context of both the Worldwide Business and the Excluded Business) and which relate to both the Worldwide Business and the Excluded Business, and those of the Business IP Contracts, which are listed in Division 3 of the List of Contracts;

STG means the division of ICI currently known as the Strategic Technology Group;

Stock means all stocks of finished and partly finished goods and raw materials and consumables, engineering spares, work-in-progress and other similar stock in trade wherever located, produced or acquired for the purpose of sale or use in the manufacture of finished products, which is owned by or in the possession of any of the Business Sellers or the Companies for the purposes of and relating to the Worldwide Business as at the Transfer Time, the value of which shall be determined for the purpose of the Working Capital Adjustment in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment);

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Tax or Taxation means (a) taxes on income, profits and gains and (b) all other taxes, impositions, duties, charges, withholdings, contributions and levies in the nature of taxation including any excise, property, value added, sales, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges, costs and interest relating to any of the foregoing or to any late or incorrect return in respect of any of these (save insofar as attributable to the delay or default after the Transfer Time of any of the Companies or the Purchasing Companies);

Tax Authority means any taxing or other authority (anywhere in the world) competent to impose any Tax Liability;

Tax Claim means any claim by the Purchaser under the Tax Covenant;

Tax Counsel means a member of the Bar of England and Wales of the rank of Queen’s Counsel, with at least 15 years’ experience in advising on VAT matters and shall include the following Counsel: Roderick Cordara QC, Kevin Prosser QC and David Milne QC;

Tax Covenant means the covenant relating to tax set out in Schedule 18 (Tax Covenant);

Tax Liability means a liability to make a payment of Tax;

Tax Matter means any matter relating to Tax;

Tax Warranties means those Warranties (and only those Warranties) in Paragraphs 8 (Stamp Duty) and 16 (Tax) of Part A (General Warranties) of Schedule 6 and Paragraph 4 (Taxation Matters) of Part B (Company Specific Warranties) of Schedule 6 (Warranties);

Technical Information means all technical data, know-how, methodologies and protocols, techniques, trade secrets, confidential information, drawings (including design and engineering drawings and plans, drawings of molecular structures and representations of reaction mechanisms and metabolic pathways), formulations, samples and compositions of raw materials, of intermediates and/or of products (including those of a chemical and/or bio-chemical nature), technical reports, laboratory notebooks, databases, operating and testing procedures, process conditions, process economics, information relating to manufacturing assets or to the management of wastes and by-products, process chemistry and analysis methods, instructions and operating manuals, raw material and production specifications, the results and records of research and development and the results of consulting work, in whatever form or medium (including paper, electronically stored data, magnetic media, film and microfilm) they may be composed;

Third Party Claim has the meaning given in Clause 1.2 of Schedule 7 (Provisions relating to Purchaser’s Claims and ICI Claims);

Third Party Transfer Business means such portions of the Business Assets, the Shares and the Joint Venture Company as may not be transferred to the Purchaser at the Longstop Date due to the failure to satisfy the relevant Condition(s) at the Longstop Date;

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Toll Manufacturing Agreements means the toll manufacturing agreement(s) in Agreed Terms as listed as such in Schedule 14 (the Transaction Documents);

Total Consideration has the meaning given to it in Clause 4.1 (Calculation of consideration);

Transaction means the proposed sale and purchase contemplated by this Agreement;

Transaction Documents means this Agreement and each of the other agreements, deeds and documents listed in Schedule 14 (The Transaction Documents) and initialled for the purposes of identification by the Purchaser’s Lawyers and ICI’s Lawyers at or around the time of entry into this Agreement;

Transfer Time means, in respect of the definitions Business Creditors, Business Debtors, Company Creditors, Company Debtors, Joint Venture Creditors, Joint Venture Debtors, Stock, Joint Venture Stock, Final Cash Balance and Final Financial Debt, 23.59 p.m. Greenwich Mean Time on the Completion Date, otherwise, 23.59 p.m. Greenwich Mean Time on the date that Completion occurs;

Transitional Services Agreement means the agreement in the Agreed Terms as listed in Schedule 14 (The Transaction Documents);

UK Business has the meaning given to it in the UK Business Sale Agreement;

UK Business Sale Agreement means the agreement in Agreed Terms between Quest International (Fragrances, Flavours & Food Ingredients) Limited and the relevant Business Purchaser relating to the transfer of the UK Business;

UK Company means Menstrie Foods Limited, a company incorporated in England and Wales, details of which are set out in Schedule 13 (The Companies and the Joint Venture Company);

UK Elected Property means the property located at Menstrie as listed at numbers 7, 8 and 9 of Part D of Schedule 2 (Property Matters);

UKLA means the Financial Services Authority as the competent authority for listing in the United Kingdom under Part VI of the Financial Services and Markets Act 2000;

UK Share Sale Agreement means the agreement in Agreed Terms between TIL Limited and the relevant Company Purchaser relating to the transfer of the shares of the UK Company;

U.S. Business has the meaning given to it in the US Business Sale Agreement;

U.S. Business Sale Agreement means the agreement in Agreed Terms between Indopco Inc. and the relevant Business Purchaser relating to the transfer of the U.S. Business;

U.S. Employees means the employees of the U.S. Business who are listed as such in the document attached to the Disclosure Letter at Part A of document reference G.7.15.37 without regard to whether on the Completion Date such employees are actively at work or absent from work for any reason;

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VAT means the tax imposed by the Sixth Council Directive of the European Communities and any national legislation implementing that directive together with legislation supplemental thereto or any similar sales or turnover tax whether of the United Kingdom, another Member State, the European Union or elsewhere. For the avoidance of doubt, VAT includes, without limitation, (i) Canadian federal and provincial general sales tax and (ii) any sales or similar tax imposed by Minnesota, New York, Illinois or any other State or local Tax Authority of the United States of America;

VATA means the Value Added Tax Act 1994;

Warranties means the warranties set out in Schedule 6 (Warranties) given and made by ICI (for and on behalf of each relevant Seller) in favour of the Purchaser (for and on behalf of each relevant Purchasing Company);

Warranty Claim means a claim made by the Purchaser for itself or on behalf of the relevant Purchasing Company for breach of any of the Warranties;

Working Capital means the amount in relation to each Business, each Company and the Joint Venture Company calculated as at the Transfer Time in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment);

Working Capital Adjustment means the amount by which the Working Capital is greater or less than the Estimated Working Capital;

Working Capital Statement means the statement as at the Completion Date substantially in the form set out in Part B (Estimated Working Capital Statement) of Schedule 11 (Determination and Certification of Working Capital Adjustment) prepared in accordance with Schedule 11 (Determination and Certification of Working Capital Adjustment);

Worldwide Business means that part of the business of ICI trading under the name of QUEST INTERNATIONAL and carried on by the Business Sellers and the Companies known as the food ingredients business, as at the date of this Agreement, which relates to the development, trade, manufacture and sale of the Products and including the Joint Venture Business, but for the avoidance of doubt excludes:

(a)	the Excluded Businesses; and

(b)	the Excluded Assets; and

Yeast Supply Agreement means the agreement entitled ‘Yeast Supply and Purchase Agreement’ in Agreed Terms as listed in Schedule 14 (The Transaction Documents).

1.2	Contents Page and Headings

In this Agreement, the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

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1.3	Meaning of References

In this Agreement, unless the context requires otherwise:

(a)	any reference to this Agreement includes the Background, the Schedules and the Appendices, each of which forms part of this Agreement for all purposes;

(b)	references to euros or € is to the lawful currency of participating member states for the purposes of European Monetary Union;

(c)	references to dollars or US$ is to the lawful currency of the United States of America;

(d)	save as expressly stated otherwise, any express reference to a statute or a statutory provision shall include any provision of which it is a re-enactment as well as any subordinate legislation in force under such provisions from time to time and all amendments, modifications or re-enactments from time to time of such provisions, and subordinate legislation except to the extent that any amendment, modification or re-enactment enacted after the date of this Agreement would increase or extend the liability of any party under this Agreement;

(e)	reference to the Background is to the statements about the background to this Agreement made above, a Clause or a Schedule is to a clause of or schedule to this Agreement, a Part or Paragraph is to a part or paragraph of a Schedule to this Agreement;

(f)	reference to a document being in Agreed Terms or in the Agreed Terms means (i) in relation to the Assignments of the Business IP, the Assignments of Business Know-How, the Deed of Restrictive Covenant, the Environmental Deed of Indemnity, the IP Agreement, the Information Technology Agreement, the Joint Venture Transfer Agreements, the Toll Manufacturing Agreements, the Transitional Services Agreement and the Yeast Supply Agreement, that document in the form agreed between the parties and (ii) in relation to any other document, a document substantially in the form agreed between the parties, and in each case initialled for the purposes of identification by the Purchaser’s Lawyers and ICI’s Lawyers at or around the time of entry into this Agreement and shall include any subsequent amendments to such form agreed and initialled in the same way;

(g)	any reference to a party or the parties is to a party or the parties (as the case may be) to this Agreement and shall include any permitted assignees of a party;

(h)	any reference to the masculine, feminine and neuter genders shall include the other genders and any reference to the singular includes the plural and vice versa;

(i)	any reference to a person includes any individual, firm, unincorporated association, corporation, government, state or agency of state, association, partnership or joint venture works council or employee representative body (whether or not having a separate legal personality);

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(j)	any reference to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(k)	any reference to any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;

(l)	any reference to writing shall include any modes of reproducing words in a legible and non-transitory form;

(m)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(n)	reference to a time of the day is to London time and references to a day are to a period of 24 hours running from midnight to midnight.

1.4	Inconsistency

Where there is any inconsistency between the definitions set out in Clause 1.1 (Defined terms) and the definitions set out in any Clause or any Schedule, then for the purposes of construing such Clause or Schedule, the definitions set out in Clause 1.1 (Defined terms) shall prevail.

1.5	Words defined in Local Agreements

All words and expressions defined in the Local Agreements shall, unless the context otherwise requires, bear the same meaning in this Agreement.

1.6	No restrictive interpretations

In this Agreement, general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

1.7	Companies Act definitions

In this Agreement, unless the context otherwise requires, words and expressions defined in Part XXVI of the Companies Act 1985 (as amended) shall bear the meanings ascribed to them in that Act and, in the case of definitions of types of undertakings, shall include undertakings in any jurisdiction which, if incorporated or existing under English law, would fall within such statutory definitions.

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1.8	English language text to prevail

Where the text of any Transaction Document is written in, or translated into, a language other than English, the English text shall prevail if there are inconsistencies between the two versions and the parties agree that they will, and they will procure that their relevant Group members will, draw the provision of this Clause to the attention of any relevant court, tribunal, arbitrator or expert.

1.9	In this Agreement, any reference to:

(a)	any payment by ICI or ICI Finance to the Purchaser shall be deemed, so far as is appropriate, to be a payment from ICI or ICI Finance on behalf of the relevant Seller to the Purchaser on behalf of the relevant Purchasing Company;

(b)	any payment by the Purchaser to ICI or ICI Finance shall be deemed, so far as is appropriate, to be a payment from the Purchaser on behalf of the relevant Purchasing Company to ICI or ICI Finance on behalf of the relevant Seller;

(c)	the giving of any warranty or undertaking to indemnify by ICI, to the extent that, on its terms, it relates to the Companies, Shares, Joint Venture Interest, Businesses or Business Assets being sold by any Seller, or to the extent that, on its terms, it relates to one or more of ICI or any Seller, is given by ICI on behalf of each Seller in respect of the relevant Company, Shares, Joint Venture Interest, Business or Business Asset, as appropriate, (and not otherwise) and is received by the Purchaser on behalf of each Purchasing Company in respect of the relevant Shares, Business, Business Asset or Joint Venture Interest, as appropriate, (and not otherwise);

(d)	the giving of any warranty or undertaking to indemnify by the Purchaser, to the extent that, on its terms, it relates to the Companies, Shares, Joint Venture Interest, Businesses or Business Assets being purchased by the Purchaser or any Purchasing Company, or to the extent that, on its terms, it relates to one or more of the Purchaser or any Purchasing Company, is given by the Purchaser on behalf of each Purchasing Company in respect of the relevant Company, Shares, Joint Venture Interest, Business or Business Asset, as appropriate, (and not otherwise), and is received by ICI on behalf of each Seller in respect of the relevant Shares, Business, Business Asset or Joint Venture Interest, as appropriate, (and not otherwise); and

(e)	any payment made by way of indemnity, damages, reimbursement or adjustment shall, so far as is possible, be made by way of adjustment to the price of the Shares, Business, Business Asset or Joint Venture Interest to which the payment relates, and where the payment relates to a Company which is a subsidiary of another Company (the Parent Company), the adjustment shall be made to the price for the Shares of the Parent Company. In the event that the amount of any adjustment exceeds the consideration allocated to (as adjusted by any other provision for this Agreement) the relevant Shares, Business, Business Asset or Joint Venture Interest to which the payment relates, the excess shall be allocated to or against such other Business, Business Asset, Shares or Joint Venture Interest as the parties may agree and failing that as ICI may, in its reasonable discretion, determine.

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1.10   ICI undertakes to the Purchaser (for itself and on behalf of each member of the Purchaser’s Group) that it will procure the compliance of all Business Sellers, Company Sellers, the Joint Venture Seller and ICI Finance with any obligation referred to in this Agreement or any other Transaction Document as the obligation of a Business Seller, Company Seller, the Joint Venture Seller or ICI Finance, as the case may be, or the obligation of ICI imposed upon ICI on behalf of or as agent for a Business Seller, Company Seller, the Joint Venture Seller or ICI Finance, as the case may be. ICI further undertakes to the Purchaser that it shall procure that the relevant Business Seller, Company Seller, Joint Venture Seller or ICI Finance, as the case may be, enters into the relevant Local Agreement referred to in this Agreement at Completion or Delayed Completion (if applicable).

1.11   The Purchaser undertakes to ICI (for itself on behalf of each member of the ICI Group) that it will procure the compliance of all Business Purchasers, Company Purchasers and the Joint Venture Purchaser with any obligation referred to in this Agreement or any other Transaction Document as the obligation of a Business Purchaser, Company Purchaser or the Joint Venture Purchaser, as the case may be, or the obligation of the Purchaser imposed upon the Purchaser as agent for the Business Purchaser, Company Purchaser or the Joint Venture Purchaser, as the case may be. The Purchaser further undertakes to ICI that it shall procure that the relevant Business Purchaser, Company Purchaser or the Joint Venture Purchaser, as the case may be, enters into the relevant Local Agreement referred to in this Agreement at Completion or Delayed Completion (if applicable).

1.12	Claims made by the Purchaser’s Group

(a)	If any member of the Purchaser’s Group wishes to make a claim in relation to this Agreement or any other Transaction Document (except for the Toll Manufacturing Agreements and the Yeast Supply Agreement) against any member of the ICI Group, the Purchaser agrees (for itself and on behalf of each other member of the Purchaser’s Group) and ICI agrees (for itself and on behalf of each ther member of the ICI Group) that any such claim shall only be made by the Purchaser (for itself and/or as agent for a member of the Purchaser’s Group) against ICI (for itself and/or as agent for one or more members of the ICI Group) in accordance with the provisions in this Agreement, except to the extent of any separate dispute resolution procedure contained in any Transaction Document. ICI agrees not to raise any defence or objection to any such claim on the basis that it is made in the name of the Purchaser acting as agent and/or made against ICI acting as agent pursuant to the provisions of this Clause respectively and shall be taken to have waived the right to raise, and be estopped from raising, any such defence or objection.

(b)	The Purchaser undertakes to ICI (for ICI itself and on behalf of each of the other members of the ICI Group) to indemnify ICI and each of the other members of the ICI Group for any Losses suffered or incurred by any of them in circumstances where a member of the Purchaser’s Group makes any claim in relation to this Agreement or any other Transaction Document (except for the Toll Manufacturing Agreements and the Yeast Supply Agreement) other than in accordance with the terms of this Agreement or any other Transaction Document and further to procure that any such claim made by another member of the Purchaser’s Group is discontinued and withdrawn with immediate effect.

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1.13	Claims made by the ICI Group

(a)	If any member of the ICI Group wishes to make a claim in relation to this Agreement or any other Transaction Document (except for the Toll Manufacturing Agreements and the Yeast Supply Agreement) against any member of the Purchaser’s Group, ICI agrees (for itself and on behalf of each other member of the ICI Group) and the Purchaser agrees (for itself and on behalf of each other member of the Purchaser’s Group) that any such claim shall only be made by ICI (for itself and/or as agent for a member of the ICI Group) against the Purchaser (for itself and/or as agent for one or more members of the Purchaser’s Group) in accordance with the provisions in this Agreement. The Purchaser agrees not to raise any defence or objection to any such claim on the basis that it is made in the name of ICI acting as agent and/or made against the Purchaser acting as agent pursuant to the provisions of this Clause respectively and shall be taken to have waived the right to raise and be estopped from raising any such defence or objection.

(b)	ICI undertakes to the Purchaser (for the Purchaser itself and on behalf of each of the other members of the Purchaser’s Group) to indemnify the Purchaser and each of the other members of the Purchaser’s Group for any Losses suffered or incurred by any of them in circumstances where a member of the ICI Group makes any claim in relation to this Agreement or any other Transaction Document (except for the Toll Manufacturing Agreements and the Yeast Supply Agreement and the Environmental Deed of Indemnity) other than in accordance with the terms of this Agreement and further to procure that any such claim made by another member of the ICI Group is discontinued and withdrawn with immediate effect.

1.14	Claims limited to Losses actually incurred by member of group

To the extent that claims made under this Agreement or any other Transaction Document (except for the Toll Manufacturing Agreements and the Yeast Supply Agreement) are made by the Purchaser on behalf of another member of the Purchaser’s Group, or made by ICI on behalf of another member of the ICI Group, such claims may only be for Losses actually incurred by that member of the Purchaser’s Group or the ICI Group and not for Losses incurred by the Purchaser or ICI itself.

2.	SALE AND PURCHASE

2.1	Sale and purchase of the Businesses

Subject to the provisions of this Agreement, ICI shall sell (or procure the sale by the other Business Sellers of) and the Purchaser shall purchase (or procure the purchase by the other Business Purchasers of), as at and from the Transfer Time, free from all liens, charges, equities and Encumbrances (other than Permitted Encumbrances), the Businesses in each case as a going concern comprising the following properties, rights and other assets, namely:

(a)	the Business Goodwill;

(b)	the Stock relating to the Businesses;

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(c)	the Business Plant and Machinery;

(d)	the Business Properties;

(e)	the benefit (subject to the burden) of the Business Contracts;

(f)	the Business IP;

(g)	the Business Know-How;

(h)	the Primary Books and Records and the Secondary Books and Records; and

(i)	the Shared Assets listed in Part B of the List of Shared Assets, together with any shared assets which ICI (acting reasonably) agrees in writing during the period of 2 months following the Completion Date are assets which should have been included in Part B of the List of Shared Assets and which (following such agreement in writing) shall be deemed to have been included in Part B of the List of Shared Assets with effect from the date when Completion occurs, and which, in the case of the Business Assets relating to the Canada Business, the NL Business, the UK Business and the U.S. Business shall be sold on and subject to the terms of the relevant Local Agreement (provided always that the provisions of this Agreement shall prevail over any Local Agreement in the event of a conflict, unless expressly stated otherwise in the relevant Local Agreement). ICI and the Purchaser (as applicable) shall procure that each of the parties to the Local Agreements shall not assert, or seek to assert, against any other party to them, any provision(s) of a Local Agreement if and to the extent that any such provision(s) shall be in conflict with the provisions of this Agreement, subject to the application of any local law relevant to a Local Agreement.

2.2 Assets excluded from sale of the Businesses

The Excluded Assets shall be excluded from the sale and purchase of the Businesses and retained by the relevant Business Seller.

2.3 Sale of Business Properties

The Business Properties are sold upon and subject to the terms and conditions set out or referred to in Schedule 2 (Property Matters).

2.4 Sale as a going concern

Each Business is being sold on the terms of this Agreement and the Local Agreements as a going concern with effect from the Transfer Time with the intent that the Business Purchasers (as the case may be) may carry on as going concerns the relevant Businesses from the Transfer Time.

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2.5     Sale and purchase of the Shares

Subject to the provisions of this Agreement, ICI shall sell and transfer or procure that the Company Sellers shall sell and transfer the Shares to the Purchaser or the relevant Company Purchaser, as at and from the Transfer Time, free from all liens, equities, charges and Encumbrances together with all rights attached at such time or accruing to them at the Transfer Time on and subject to the terms of the relevant Local Agreements. ICI and the Purchaser (as applicable) shall procure that each of the parties to the Local Agreements relating to the sale of the Shares shall not assert, or seek to assert, against any other party to them, any provision(s) of a Local Agreement if and to the extent that any such provision(s) shall be in conflict with the provisions of this Agreement, subject to the application of any local law relevant to a Local Agreement.

2.6 Waiver of pre-emption rights

ICI hereby waives, and shall procure that each of the Company Sellers shall waive, all rights of pre-emption over or other rights to restrict the transfer of the Shares or any of them.

2.7 Sale and purchase of Joint Venture Interest

Subject to the provisions of this Agreement, ICI shall sell, or procure that the Joint Venture Seller shall sell, and the Purchaser shall procure that the Joint Venture Purchaser shall purchase as at and from the Transfer Time free from all liens, equities, charges and Encumbrances the Joint Venture Interest (and the Joint Venture IP), together with all rights attached at such time or accruing to it on and subject to the terms of the relevant Local Agreements. ICI and the Purchaser (as applicable) shall procure that each of the parties to the Joint Venture Sale Agreement shall not assert, or seek to assert against any other party to them, any provision(s) of the Joint Venture Sale Agreement if and to the extent that any such provision(s) shall be in conflict with the provisions of this Agreement.

3. CONDITION PRECEDENT

3.1	Completion shall be conditional on the following Conditions having been satisfied or waived in accordance with this Agreement:

(a)	all waiting periods (including any extensions thereof) under the HSR Act applicable to the Transaction having expired or been terminated; and

(b)	(i) Irish Clearance; or

(ii)	the deemed Irish Clearance due to the relevant time period in the Irish Competition Act having elapsed; or

(iii)	waiver of the requirement to suspend Completion pursuant to the Irish Competition Act; and

(c)	to the extent that the FCO has jurisdiction over the Transaction:

(i)	the FCO having informed ICI or the Purchaser in writing that the requirements for the prohibition of a merger as laid down in sec. 36 para 1 GWB are not fulfilled; or

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(ii)	the FCO not having informed ICI or the Purchaser within one month after the filing of a complete notification that it has commenced a formal investigation (Hauptprüfverfahren) (sec. 40 (1) GWB); or

(iii)	the FCO, after having informed the parties of having commenced a formal investigation (Hauptprüfverfahren):

(A)	having issued a formal clearance (Freigabeverfügung); or

(B)	not having prohibited the Transaction within four months after the filing of a complete notification (sec. 40 (2) 2 GWB). In case of an extension of the four month period pursuant to sec. 40 (2) 3 GWB, the FCO must not have prohibited the transaction before the end of the extended period; or

(iv)	the FCO having waived the requirement to suspend Completion pursuant to Section 41 para 2 of the GWB; and

(d)	if, prior to the other Conditions being satisfied, one or more EU Member State or Relevant Competition Authority has made a request to the European Commission pursuant to Article 22(3) ECMR (a Relevant Request), the European Commission having:

(i)	issued a decision pursuant to Article 6(1)(b) or Article 8(2) (or being deemed to have done so pursuant to Article 10(6)) ECMR in respect of those parts of the Transaction which were the subject of a Relevant Request; or

(ii)	granted a derogation from the requirement to suspend Completion pursuant to Article 7(4) ECMR; and

(e)	there being no outstanding order imposed pursuant to the Competition Act (Canada) or the Enterprise Act 2002 which makes unlawful or otherwise prohibits or injuncts Completion.

3.2 ICI and the Purchaser shall, no later than five Business Days after the signing of this Agreement:

(a)	each file with the FTC and the DOJ complete and accurate notifications and report forms with respect to the Transaction pursuant to the HSR Act, each bearing its own costs; and

(b)	jointly file with the Irish Competition Authority a complete and accurate notification with respect to the Transaction pursuant to the Irish Competition Act, jointly bearing their related third party (including external counsel) Costs; and

(c)	jointly file with the FCO a complete and accurate notification with respect to the Transaction pursuant to the GWB, jointly bearing their related third party (including external counsel) Costs.

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3.3     ICI and the Purchaser shall:

(a)	cooperate with each other in connection with preparing all notifications to Relevant Competition Authorities pursuant to Clause 3.2 above; and

(b)	deal with all requests and enquiries from any Relevant Competition Authority promptly in consultation with each other; and

(c)	provide promptly all information and assistance reasonably required by a Relevant Competition Authority upon being requested to do so by the other party; and

(d)	provide promptly to the other party copies of any written communications and reports of any or all communications with any Relevant Competition Authority, subject to the deletion of confidential information that has not previously been disclosed to such other party.

3.4 In relation to each Condition, each of ICI and the Purchaser shall notify the other promptly upon becoming aware that it has been satisfied.

3.5 In the event that one or more of the Conditions has not been satisfied or waived in accordance with this Agreement on or prior to the Longstop Date, Completion shall take place in relation to the Business Assets and the Shares and, subject to the provisions of Clause 14, the Joint Venture Interest other than the Third Party Transfer Business, in which event ICI shall procure, to the extent legally permissible, the transfer of the Third Party Transfer Business to one or more third parties nominated by the Purchaser on terms to the reasonable satisfaction of ICI and the Purchaser. For the avoidance of doubt, if Completion takes place in accordance with this Clause 3.5, the Purchaser shall pay the whole of the Business Cash Consideration, the Share Consideration, the Joint Venture Consideration and the Covenant Consideration to ICI Finance (on behalf of the Business Sellers and the Company Sellers) in accordance with the relevant provisions of this Agreement, notwithstanding the fact that the Third Party Transfer Business will not be transferred to the Purchaser or any member of the Purchaser’s Group. In such event ICI and the Purchaser shall consult on the matters relevant to such transfer of the Third Party Transfer Business and ICI shall take all such steps in connection therewith as the Purchaser may reasonably request provided that the Purchaser shall reimburse ICI for the external out-of-pocket costs and expenses reasonably incurred by ICI in so doing. Promptly on receiving any payment from the relevant third party purchaser in connection with a sale of the Third Party Transfer Business, ICI shall pay all proceeds of the sale, net of all Taxes (other than Taxes chargeable in respect of income, profits or gains) and the fees, costs and expenses reasonably incurred by ICI in connection with or relating to such sale.

3.6 The terms of this Clause 3 may be waived and/or amended by the agreement in writing of the Purchaser and ICI.

4. CONSIDERATION

4.1 Calculation of consideration

The consideration for the sale and purchase of the Businesses (including the Business Assets), the Shares and the Joint Venture Interest agreed to be sold pursuant to Clause 2.1 (Sale and purchase of the Businesses), Clause 2.5 (Sale and purchase of the Shares) and Clause 2.7 (Sale and purchase of Joint Venture Interest) and the entry into the Deed of Restrictive Covenant shall be the aggregate sum of:

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(a)	the Business Cash Consideration;

(b)	the Share Consideration;

(c)	the Joint Venture Consideration; and

(d)	the Covenant Consideration,

as adjusted by:

(e)	the Working Capital Adjustment;

(f)	the Net Debt Adjustment; and

(g)	the Net Debt Interest Adjustment,

such sum being the Total Consideration. For the avoidance of doubt, the adjustments to be made pursuant to this Clause 4.1(e) to (g) above are to be made as at the Completion Date, nothwithstanding a Delayed Completion in accordance with Clause 14.2.

4.2 Payment of consideration

The Total Consideration shall be satisfied:

(a)	on the Completion Date, by the payment by the Purchaser (on behalf of itself and the relevant Purchasing Companies) in cash of an amount equal to the Initial Payment to ICI Finance (on behalf of the Business Sellers, the Company Sellers and the Joint Venture Seller) in accordance with Clause 4.3 (Method of payment);

(b)	on the Balancing Payment Date, in respect of each Business, each Company and the Joint Venture Company, either:

(i)	(if the Working Capital is greater than the Estimated Working Capital as determined in accordance with the provisions of Schedule 11 (Determination and Certification of the Working Capital Adjustment)) by the payment by the Purchaser (on behalf of the relevant Purchasing Company) in cash of an amount equal to the Working Capital Adjustment to ICI Finance (on behalf of the relevant Seller) in accordance with Clause 4.3 (Method of payment); or

(ii)	(if the Working Capital is less than the Estimated Working Capital as determined in accordance with the provisions of Schedule 11 (Determination and Certification of the Working Capital Adjustment)) by the payment by ICI Finance (on behalf of the relevant Business Seller which payment ICI shall procure to be paid), in cash of an amount in dollars equal to the Working Capital Adjustment to the Purchaser (on behalf of the relevant Purchasing Company) in accordance with Clause 4.3 (Method of payment); and

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(c)	on the Net Debt Payment Date, and in respect of each Company and the Joint Venture Company, either:

(i)	(if the sum of the Net Debt Adjustment and the Net Debt Interest Adjustment is less than US$ nil) by the payment to ICI Finance (on behalf of the relevant Company Seller or the Joint Venture Seller) by the Purchaser (on behalf of the relevant Purchasing Company) of an amount in dollars equal to the difference in accordance with Clause 4.3 (Method of payment); or

(ii)	(if the sum of the Net Debt Adjustment and the Net Debt Interest Adjustment is greater than US$ nil) by the payment to the Purchaser (on behalf of the relevant Purchasing Company) by ICI Finance (on behalf of the relevant Company Seller or the Joint Venture Seller which payment ICI shall procure to be paid) of an amount in dollars equal to the difference in accordance with Clause 4.3 (Method of payment),

Provided that, if any amount due under Clauses 4.2(a), (b) or (c) above is not paid on or before the Due Date, interest shall accrue on a daily basis on such outstanding amount at the Default Rate from the Due Date until the date of actual payment (both before and after judgment). Interest shall be calculated on the basis of a year of 365 days and for the actual number of days elapsed, shall accrue from day to day, and shall be compounded quarterly.

4.3 Method of payment

Each payment to be made under this Clause 4 (Consideration) or any other Clause or Schedule of this Agreement shall be made by electronic transfer in immediately available funds to the account notified by the relevant party entitled to receive such payment to the party obliged to make such payment in writing not later than 5 Business Days before the Due Date for payment by the payer. Each such payment to be made shall (except as otherwise required by applicable law) be made by means of a single payment in dollars (subject to Clause 26.3 (Exchange Rate for Foreign Currencies)) to or by ICI Finance (as the case may be), as agent for ICI and the other Sellers and/or to or by the Purchaser for itself and/or as agent for the relevant Purchasing Company (as the case may be).

4.4 Allocation of Business Cash Consideration

The Business Cash Consideration shall be allocated to each of the Businesses and Business Assets listed in Clause 2.1 (Sale and purchase of the Businesses) in accordance with Schedule 8 (Allocation of Consideration). Notwithstanding any aggregation or netting of payments in respect of any Working Capital Adjustment, ICI and the Purchaser undertake to procure that each Business Seller and each Business Purchaser shall formally record and allocate the Working Capital Adjustment in relation to each Business or Business Asset as such separate transactions as are necessary to ensure that each Business Seller and each Business Purchaser receives

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and pays all amounts which would have been received or paid by it had payment of each Working Capital Adjustment been made by the relevant Business Seller or Business Purchaser individually. In the event that the amount of any adjustment exceeds the consideration allocated to (as adjusted by any other provisions of this Agreement) the relevant Business or Business Asset, the excess shall be allocated to or against such other Business, Business Asset, Shares or Joint Venture Interest as the parties may, in consultation and using their reasonable endeavours to do so, agree and failing that as determined by an independent accountant appointed in the manner described in Schedule 11 (Determination and Certification of Working Capital Adjustment). ICI and the Purchaser shall, and shall procure that the Business Sellers and Business Purchasers shall, report on their respective tax returns the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation (subject only to any further purchase price adjustments contemplated by this Agreement), and shall not, unless required to do so by law or to comply with any Tax reporting obligations of the relevant jurisdictions, take or permit the taking of any position inconsistent with that allocation in connection with any negotiations or any examination, investigation, litigation or proceedings concerning any Tax return or any Relief.

4.5 Allocation of Share Consideration

The Share Consideration shall be allocated to the Shares in accordance with Schedule 8 (Allocation of Consideration). Notwithstanding any aggregation or netting of payments in respect of any Working Capital Adjustment, Net Debt Adjustment or Net Debt Interest Adjustment, ICI and the Purchaser undertake to procure that each Company Seller and each Company Purchaser shall formally record and allocate the Working Capital Adjustment, the Net Debt Adjustment and the Net Debt Interest Adjustment in relation to each Company as such separate transactions as are necessary to ensure that each Company Seller and each Company Purchaser receives and pays all amounts which would have been received or paid by it had payment of such Working Capital Adjustment, Net Debt Adjustment or Net Debt Interest Adjustment been made by the relevant Company Seller or Company Purchaser individually. In the event that the amount of any adjustment exceeds the consideration allocated to (as adjusted by any other provision of this Agreement) the relevant Shares, the excess shall be allocated to or against such other Business, Business Asset, Shares or Joint Venture Interest as the parties may, in consultation and using their reasonable endeavours to do so, agree and failing that as determined by an independent accountant appointed in the manner described in Schedule 11 (Determination and Certification of Working Capital Adjustment). ICI and the Purchaser shall, and shall procure that the Company Sellers and Company Purchasers shall, report on their respective tax returns the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation (subject only to any further purchase price adjustment contemplated by this Agreement), and shall not, unless required to do so by law or to comply with any Tax reporting obligation of the relevant jurisdiction, take or permit the taking of any position inconsistent with that allocation in connection with any negotiations or any examination, investigation, litigation or proceedings concerning any Tax return or any Relief.

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4.6     Allocation of Joint Venture Consideration

The Joint Venture Consideration shall be allocated to the Joint Venture Interest in accordance with Schedule 8 (Allocation of Consideration). Notwithstanding any aggregation or netting of payments in respect of any Working Capital Adjustment, any Net Debt Adjustment or Net Debt Interest Adjustment, ICI and the Purchaser undertake to procure that the Joint Venture Seller and the Joint Venture Purchaser shall formally record and allocate the Working Capital Adjustment, the Net Debt Adjustment and the Net Debt Interest Adjustment in relation to the Joint Venture Interest as such separate transactions as are necessary to ensure that the Joint Venture Seller and the Joint Venture Purchaser each receive and pay all amounts which would have been received or paid by each of them had payment of such Working Capital Adjustment, Net Debt Adjustment and Net Debt Interest Adjustment been made by the Joint Venture Seller or the Joint Venture Purchaser individually. In the event that the amount of any adjustment exceeds the consideration allocated to (as adjusted by any other provision of this Agreement) the Joint Venture Interest, the excess shall be allocated to or against such other Business, Business Asset or Shares as the parties may, in consultation and using their reasonable endeavours to do so, agree and failing that as determined by an independent accountant appointed in the manner described in Schedule 11 (Determination and Certification of Working Capital Adjustment). ICI and the Purchaser shall, and shall procure that the Joint Venture Seller and Joint Venture Purchaser shall, report on their respective tax returns the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation (subject to any further purchase price adjustment contemplated by this Agreement), and shall not, unless required to do so by law or to comply with any Tax reporting obligations of the relevant jurisdictions, take or permit the taking of any position inconsistent with that allocation in connection with any negotiations or any examination, investigation, litigation or proceedings concerning any Tax return or any Relief.

4.7 Responsibility for Taxes and fees

All sums payable under the Transaction Documents are (unless expressly stated otherwise) exclusive of any VAT, land transfer taxes, stamp duty, stamp duty land tax, stamp duty reserve tax, real property transfer tax or deed tax and all other sales and use, transfer and other similar Taxes (excluding for the avoidance of doubt Tax on income, profits or gains), duties and registration fees as well as any notarial fees (including, for the avoidance of doubt, Dutch notarial fees and any other foreign notarial fees) and company or land registry fees which may be or may become payable in respect of the sale of the Businesses, the Business Assets, the Shares and the Joint Venture Interest pursuant to any Transaction Document in any jurisdiction or any document or conveyance related to any Transaction Document, including without limitation, the cost of any stamp duty, stamp duty land tax or stamp duty reserve tax which may be or become payable in the United Kingdom in respect of this Agreement or its implementation and any other document or conveyance transferring any Business or any of the Business Assets or the Shares or the Joint Venture Interest or any Transaction Document and the Purchaser shall be responsible for and bear the cost of all of these or where all or part of the cost of any of these has been met or borne by any member of the ICI Group, the Purchaser shall, on demand by ICI, reimburse ICI (on behalf of the relevant member of the ICI Group) for such cost, provided that such obligation on the Purchaser shall not extend to any Taxes whatsoever incurred by ICI or any other member of the ICI Group in connection with

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anything done prior to Completion in order to put ICI or any other member of the ICI Group into the position where it can meet its obligations under this Agreement and the Transaction Documents or in connection with any other Taxes which are levied directly on ICI or any other member of the ICI Group as a result of the Transaction contemplated by this Agreement being entered into.

4.8 No deductions

(a)	All sums payable by the Purchaser for itself or on behalf of the Purchasers under the Transaction Documents or by ICI or ICI Finance for itself or on behalf of any member of the ICI Group shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law in which event the deduction or withholding will not exceed the minimum amount which it is required by law to deduct or withhold.

(b)	If an amount is required to be deducted or withheld by law under Clause (a) above, the paying party will simultaneously pay to the recipient (other than in respect of interest) such additional amount as will result in the receipt by the recipient of a net amount equal to the full amount which would have otherwise been receivable by the recipient had no deduction or withholding been required.

5. LIABILITIES

5.1 Discharge of Assumed Liabilities

Subject to Clause 5.5 (Retained Liabilities) and 5.7 (Indemnity for Retained Liabilities), the Purchaser for itself and on behalf of each Business Purchaser hereby agrees, covenants and undertakes with ICI (for itself and on behalf of each other member of the ICI Group) that it will (and will procure that each other Business Purchaser will) with effect from the Transfer Time assume and thereafter duly and properly perform, pay and discharge when due any Assumed Liabilities and the Purchaser (for itself and on behalf of each Business Purchaser) agrees, covenants and undertakes to indemnify and hold harmless ICI (for itself and as trustee for each other member of the ICI Group) against all Losses suffered or incurred by ICI to the extent that they relate to or arise out of the Assumed Liabilities or from any failure by the Purchaser or any Business Purchaser to perform, pay or discharge when due all or any of the Assumed Liabilities provided that nothing in this Clause 5.1 or otherwise shall restrict or limit the rights or ability of the Purchaser or any Business Purchaser to resist in good faith, dispute or otherwise challenge in good faith any Loss, Liability or claim associated therewith as it sees fit (subject to the dispute resolution provisions of this Agreement and any Transaction Document).

5.2 Purchaser’s undertakings

The Purchaser undertakes to ICI and to each Business Seller (for themselves and as trustee for each other member of the ICI Group) subject to the provisions of Clauses 5.5 and 5.6 to fulfil (or procure fulfilment by the relevant Purchasing Company) as far as reasonably practicable all the unexpired or undischarged obligations of ICI (or the relevant member of the ICI Group) under all guarantees and indemnities which ICI (or the relevant member of the ICI Group) has given in respect of any goods or services

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sold and/or provided in connection with the Businesses and which in turn require or may require repairs, replacement or remedial works to be carried out and the Purchaser shall indemnify ICI (for itself and as trustee for each other member of the ICI Group) against all Losses in connection with payments to be made or liabilities incurred under or pursuant to such guarantees or indemnities in respect of the period after the Transfer Time provided that, in relation to any such goods and services sold and/or provided by ICI or any member of the ICI Group in connection with the Businesses prior to the Transfer Time which require repair, replacement or remedial works to be carried out and in respect of which:

(a)	ICI and/or the relevant member of the ICI Group has received payment prior to the Transfer Time, ICI will pay or procure the payment to the Purchaser or the relevant member of the Purchaser’s Group an amount equal to such payment received by ICI or the relevant member of the ICI Group; or

(b)	no such payment has been received by ICI or the relevant member of the ICI Group, ICI will provide or procure that the relevant member of the ICI Group will provide to the person to whom such goods or services were sold or provided a credit note for the full amount that may have been invoiced to or which is otherwise payable by such person to ICI or that member of the ICI Group in respect of such goods or services.

5.3 Effecting release of Assumed Liabilities

The Purchaser, for itself and on behalf of its successors and assigns, agrees, covenants and undertakes that:

(a)	at any time and from time to time on or after Completion, it will (and will procure that the other Business Purchasers) execute and deliver all documents, deeds and instruments of assumption and acknowledgement, or take such other action as ICI or any other member of the ICI Group may reasonably request, in order to effect the release and discharge in full of each member of the ICI Group of any Assumed Liability with effect from the Transfer Time, and ICI will reimburse the Purchaser for all external out-of-pocket costs and expenses reasonably incurred by the Purchaser in doing so; and

(b)	the Purchaser’s assumption of the Assumed Liabilities and the substitution of the Purchaser (or, as the case may be, one of the Business Purchasers) as the primary obligor in respect of the Assumed Liabilities both as a matter of contract inter se between the parties and pursuant to any documents, deeds or instruments under Clause 5.2(a) (Effecting release of Assumed Liabilities) is, and will be, in each case, on a non-recourse basis to ICI or any other member of the ICI Group.

5.4 Discharge of Assumed Liabilities by ICI

ICI or any other member of the ICI Group shall not, after the Transfer Time, pay or discharge any of the Assumed Liabilities in whole or in part, whether directly or by virtue of any right of return, set-off or counterclaim exercised or claimed by any person in respect of sums otherwise payable to ICI or such other member of the ICI Group (whether or not by virtue of this Agreement) or otherwise howsoever, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) unless such payment is otherwise permitted pursuant to this Agreement.

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5.5     Retained Liabilities

Save as expressly set out in the Transaction Documents, nothing in this Agreement shall be deemed to transfer any liability or impose any obligation on the Purchaser or any other member of the Purchaser’s Group in respect of:

(a)	the Business Creditors;

(b)	any Liability or obligation of any Business Seller or any other member of the ICI Group to the extent that it relates to any company, business, joint venture or partnership interest of the Businesses in each case sold or disposed of by any member of the ICI Group prior to the Transfer Time;

(c)	the Retained Employees or employees of the Businesses that cease to be so employed prior to the Transfer Time;

(d)	any Liability of any of the Businesses to any member of the ICI Group arising prior to the Transfer Time in respect of matters outside the ordinary course of the Worldwide Business; or

(e)	any Liabilities relating to any claim formally made or dispute formally notified to any member of the ICI Group, and any proceedings or other similar actions brought against any member of the ICI Group, in all cases on or before the Transfer Time, provided that Clauses 5.5(b) to (e) above shall not include:

(i)	any items to the extent included in the calculation of the Working Capital Adjustment, the Net Debt Adjustment or the Net Debt Interest Adjustment;

(ii)	any matter, fact or circumstance to the extent that an allowance, provision or reserve has been made for it in the Special Purpose Accounts;

(iii)	any Liability relating to Environmental Matters; and/or

(iv)	for the avoidance of doubt, any matter, fact or circumstance to the extent that it is the subject of the Opinion of James W. McNeill, Q.C. dated 28 February 2004.

5.6 ICI for itself and on behalf of each Business Seller hereby agrees, covenants and undertakes with the Purchaser (for itself and on behalf of each Business Purchaser) that it will (and will procure that each Business Seller will) duly and properly perform, pay and discharge when due the Retained Liabilities.

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5.7     Indemnity for Retained Liabilities

ICI for itself and on behalf of each Business Seller hereby agrees, covenants and undertakes with the Purchaser (for itself and on behalf of each Business Purchaser) to indemnify and hold harmless the Purchaser (for itself and as trustee for each Business Purchaser) against all Losses suffered or incurred by any of them to the extent that they relate to or arise out of the Retained Liabilities or from any failure by ICI or any member of the ICI Group to perform, pay or discharge when due all or any of the Retained Liabilities, provided that nothing in this Clause 5.6 or otherwise shall restrict or limit the rights or ability of ICI or any Business Seller to resist in good faith, dispute or otherwise challenge in good faith any Loss, Liability or claim associated therewith as it sees fit.

5.8 Business Debtors and Business Creditors

The Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, on reasonable notice from ICI, give such assistance to ICI or the relevant member of the ICI Group as ICI or the relevant member of the ICI Group may reasonably require in relation to collection of the Business Debtors and discharge of the Business Creditors, provided that (i) ICI shall reimburse the Purchaser for all external out-of-pocket expenses reasonably incurred in so doing; and (ii) the Purchaser and each member of the Purchaser’s Group shall not be required to do or omit to do anything or to provide such assistance if in the reasonable opinion of the Purchaser to do so would prejudice or have a material adverse effect on the business of the Purchaser or the business of any other member of the Purchaser’s Group.

6. ASSURANCES AND INTRA GROUP ARRANGEMENTS

6.1 Assurances

(a)	The Purchaser shall procure that on the Completion Date or, if applicable, Delayed Completion, each member of the ICI Group is released from all Assurances listed in Schedule 17 (Assurances), subject to any Loss or Liability of ICI (or any relevant member of the ICI Group) having arisen or accrued thereunder prior to the Transfer Time which ICI hereby agrees, covenants and undertakes to discharge in full on demand and in respect of which ICI hereby agrees, covenants and undertakes to indemnify and hold harmless the Purchaser and each member of the Purchaser’s Group.

(b)	Without prejudice to Clause 6.1(a) above, the Purchaser, for itself and on behalf of its successors and assigns, covenants that, at any time and from time to time on or after Completion or, if applicable, any Delayed Completion it will use all reasonable endeavours to effect the release and discharge in full of any Assurance not listed in Schedule 17 (Assurances) given by any member of the ICI Group to any person (including, without limitation, to any of the other members of the ICI Group) in respect of any Assumed Liability subject to any Loss or Liability of ICI (or other relevant member of the ICI Group) having arisen or accrued thereunder prior to the Transfer Time which ICI hereby agrees, covenants and undertakes to discharge in full on demand and in respect of which ICI hereby agrees, covenants and undertakes to indemnify and hold harmless the Purchaser and each member of the Purchaser’s Group provided that this Clause 6.1(b) shall not apply to any Assurance contained in any lease or other document of title relating to the Properties. Pending such release and

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discharge but subject as aforesaid, the Purchaser hereby agrees with ICI (on its own behalf and on behalf of each other member of the ICI Group) that it will (and will procure that where relevant the applicable Business Purchasers or Company Purchasers (as the case may be) shall) assume and thereafter duly and properly perform, pay and discharge when due the Assurances, and the Purchaser will indemnify ICI (for itself and as trustee for each other member of the ICI Group) against all Losses arising from any failure to do so or otherwise in connection with each of the Assurances.

6.2 Intra-Group Arrangements

The Purchaser and ICI shall procure that (without prejudice to the operation of the Transitional Services Agreement) on the Completion Date or, if applicable, the Delayed Completion Date, all Intra-Group Arrangements shall, without prejudice to accrued rights or obligations (including amounts payable or accrued) under such arrangements in respect of the period up to the Transfer Time, be terminated with effect from the Transfer Time, and that no right of action shall accrue from such termination, notwithstanding that such termination has been effected otherwise than in accordance with the terms of the relevant contract.

7. VAT

The provisions of Schedule 15 (Value Added Tax) shall have effect as if set out in this Clause 7 (VAT).

8. CONDUCT UNTIL COMPLETION

8.1 Conduct of the Worldwide Business

ICI shall in relation to the Worldwide Business procure that each of the Business Sellers, each of the Companies and the Joint Venture Seller shall, in relation to the Worldwide Business from the date of this Agreement until the Transfer Time, comply with those provisions of Schedule 1 (Conduct until Completion) which specifically relate to each Business Seller, Company or Joint Venture Seller respectively.

9. COMPLETION

9.1 Completion Dates

Completion shall take place on the Completion Date at the offices of ICI’s Lawyers in London.

9.2 Completion arrangements

(a)	At Completion, subject to Clause 3.5, ICI shall (and shall procure that each other relevant member of the ICI Group shall) and the Purchaser shall (and shall procure that each other relevant member of the Purchaser’s Group shall) deliver the documents and take all the actions listed in Part A (The Businesses), Part B (The Shares) and Part C (The Joint Venture Interest) of Schedule 3 (Completion Arrangements) including ICI and the Purchaser entering, or procuring the relevant parties enter, into the documents listed in Schedule 14 (The Transaction Documents) at Completion (or such later date as provided for in this Agreement).

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(b)	The Tax Covenant shall come into full force and effect at Completion.

9.3 Clauses to survive termination of this Agreement

Clause 1 (Interpretation), Clause 23 (Announcements), Clause 24 (Confidentiality), Clause 26 (Costs and Exchange Rates) and Clause 37 (Law and Jurisdiction) shall survive termination of this Agreement for whatever reason.

9.4 Risk and ownership of Business Assets

Save to the extent specifically provided in this Agreement, risk and ownership of all Businesses, Business Assets, the Shares, the Joint Venture Interest and the Joint Venture IP shall pass to the Purchaser at the Transfer Time, save that if Clauses 14.2 (Delayed Completion) and 14.3 (Exclusion of the Joint Venture Interest) apply, risk and ownership of the Joint Venture Interest and the Joint Venture IP shall pass to the Purchaser at the Delayed Completion Time.

10. THE EMPLOYEES

The provisions of Schedule 16 (The Employees) shall have effect as if set out in this Clause 10 (The Employees).

11. THE BUSINESS CONTRACTS

11.1 Business Contracts

(a)	ICI shall (or shall procure that the relevant member of the ICI Group shall) use its reasonable endeavours to procure that each counterparty to a Business Contract shall, where necessary, consent to the substitution of the Purchaser (or the relevant member of the Purchaser’s Group) in the place of the relevant member of the ICI Group as a party thereto with effect from the Transfer Time (whether by assignment, novation or otherwise).

(b)	The parties shall each use their reasonable endeavours to procure such consent from each counterparty and the Purchaser (or the relevant member of the Purchaser’s Group) agrees to provide any information or guarantee reasonably requested by a counterparty (including, if necessary, information or a guarantee from the parent company of the Purchaser’s Group) and where such consent is not obtained, the parties agree that the relevant Business Contract shall be treated as a Shared Contract in accordance with Clause 11.3 (Shared Contracts held by the ICI Group (other than the Companies)).

(c)	In relation to the Business Contracts, to the extent that such contracts are transferred to the Purchaser and relate to the Excluded Business following the Transfer Time, the parties agree as follows:

(i)	the Purchaser shall hold or shall procure that the relevant member of the Purchaser’s Group shall hold the relevant Business Contracts for the benefit of both ICI (or the relevant member of the ICI Group) in respect of the Excluded Business and for itself and/or any such other member of the Purchaser’s Group for its operation of the Worldwide Business;

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(ii)	the Purchaser shall hold any monies, goods or other benefits received under such Business Contracts in respect of the Excluded Business as agent of and trustee for ICI (or the relevant member of the ICI Group) and shall, as soon as is practicable following receipt of the same, account for and pay or deliver to ICI such monies, goods and other benefits, less any Tax which it is obliged by law to deduct;

(iii)	ICI shall, or shall procure that the relevant member of the ICI Group shall, at its expense, perform on behalf of the relevant member of the Purchaser’s Group (for as long as it is reasonable for the relevant member of the Purchaser’s Group to require) any and all such Business Contracts in accordance with their terms and conditions as sub-contractor to the Purchaser (or the relevant member of the Purchaser’s Group) to the extent that such contracts relate to the Excluded Business. Where sub-contracting is not permissible, ICI shall perform at its expense that part of the relevant Business Contract that relates to the Excluded Business on behalf of the relevant member of the Purchaser’s Group (for as long as it is reasonable for the relevant member of the Purchaser’s Group to require) as agent for the Purchaser (or the relevant member of the Purchaser’s Group) in accordance with their terms and conditions;

(iv)	where agency or sub-contracting is not permissible:

(A)	the Purchaser shall exercise its rights in respect of that part of the relevant Business Contract which relates to the Excluded Business as ICI (or the relevant member of the ICI Group) may reasonably direct or approve and not otherwise and shall account to ICI (or the relevant member of the ICI Group) for any sums arising under such part and shall, to the extent permitted under the terms of it, be deemed to have granted ICI (or the relevant member of the ICI Group) a licence free of charge to require the Purchaser to exercise such rights under that part of the relevant Business Contract which relates to the Excluded Business;

(B)	ICI (or the relevant member of the ICI Group) shall reimburse the Purchaser for any costs and expenses properly incurred in exercising its rights in respect of that part of the relevant Business Contract which relates to the Excluded Business and shall, on behalf of the Purchaser, discharge or procure the discharge by the relevant member of the ICI Group of any liabilities in each case arising as a result of the performance and discharge by the Purchaser and shall provide, or procure the provision of, all reasonable facilities and assistance to the Purchaser free of charge for that purpose;

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(C)	at the cost of ICI (subject to Clause 5.1 (Discharge of Assumed Liabilities)), the Purchaser shall give all reasonable assistance to ICI to enable it to enforce the rights of the Purchaser (or the relevant member of the Purchaser’s Group) under the Business Contracts to the extent that such contracts relate to the Excluded Business and shall act with regard to the Business Contracts in accordance with ICI’s reasonable instructions;

(v)	the Purchaser agrees, covenants and undertakes with ICI that it will indemnify ICI (for itself and as trustee for each other member of the ICI Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant Business Contract after the Completion Date resulting from the failure on the part of the Purchaser (or any member of the Purchaser’s Group) to perform the relevant Business Contract (to the extent the relevant Business Contract relates to the Worldwide Business) or any breach by the Purchaser (or any other member of the Purchaser’s Group) of the terms of any licence granted pursuant to or any sub-contracting or agency arrangements entered into pursuant to the terms of the relevant Business Contract;

(vi)	ICI agrees, covenants and undertakes with the Purchaser that it will indemnify the Purchaser (for itself and as trustee for each other member of the Purchaser Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant Business Contract after the Completion Date resulting from the failure on the part of ICI (or any member of the ICI Group) to perform the relevant Business Contract (to the extent the relevant Business Contract relates to the Excluded Business) or any breach by ICI (or any other member of the ICI Group) of the terms of any licence granted pursuant to or any sub-contracting or agency arrangements entered into pursuant to the terms of the relevant Business Contract;

(vii)	if the provisions of Clause 11.1(c) require any apportionment of the Losses or the benefits and rights arising under a Business Contract, the parties agree (on behalf of the relevant parties to the Business Contracts) that such apportionment shall be effected on a fair and equitable basis and, in the absence of agreement between ICI and the Purchaser, the resolution of any dispute relating to any such apportionment shall be decided in accordance with Clause 34 (Dispute Resolution); and

(viii)	at any time after 31 December 2004 either the Purchaser or the relevant member of the Purchaser’s Group may, by giving not less than 3 months’ notice to ICI expiring on or at any time after 31 December 2004 (a Contract Notice), from time to time exclude any Business Contract from the provisions of this Clause 11.1 with effect from the date specified in the relevant notice. With effect from the date so specified in the Contract Notice, the relevant Business Contract shall become the responsibility of the relevant member of the Purchaser’s Group which is a party to the Business Contract and, with effect from such date, the provisions of this Clause 11.1 shall cease to apply to any such Business Contract.

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11.2     Shared Contracts held by the Companies

Subject to Clause 11.4 (Split Contracts), in relation to the Shared Contracts to which any Company is a party including, without limitation, those listed in Part A of Division 2 of the List of Contracts, to the extent that such contracts relate to the Excluded Business following the Transfer Time, the parties agree that Clause 11.1(c) (Business Contracts) shall apply mutatis mutandis with the substitution of:

(a)	“Shared Contracts” for “Business Contracts”; and

(b)	“Company” for “the relevant member of the Purchaser’s Group” or “Purchaser”.

11.3 Shared Contracts held by the ICI Group (other than the Companies)

(a)	Subject to Clause 11.4 (Split Contracts), in relation to the Shared Contracts to which any Business Seller or other member of the ICI Group is a party including, without limitation, those listed in Part B of Division 2 of the List of Contracts, to the extent that such contracts relate to the Worldwide Business following the Transfer Time, the parties agree as follows:

(i)	ICI shall hold or shall procure that the relevant member of the ICI Group shall hold the relevant Shared Contracts for the benefit of both the Purchaser (or the relevant member of the Purchaser’s Group) in respect of its operation of the Worldwide Business and for itself and/or any other such member of the ICI Group for the Excluded Business;

(ii)	ICI shall hold any monies, goods or other benefits received under such Shared Contracts in respect of the Worldwide Business as agent of and trustee for the Purchaser (or the relevant member of the Purchaser’s Group) and shall, as soon as is practicable following receipt of the same, account for and pay or deliver to the Purchaser such monies, goods and other benefits, less any Tax which it is obliged by law to deduct;

(iii)	the Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall, at its expense, perform on behalf of the relevant member of the ICI Group and for as long as it is reasonable for the relevant member of the ICI Group to require, any and all such Shared Contracts in accordance with their terms and conditions as sub-contractor to ICI or the relevant member of the ICI Group to the extent that such contracts relate to the Worldwide Business. Where sub-contracting is not permissible, the Purchaser shall perform, at its expense, that part of the relevant Shared Contract that relates to the Worldwide Business as agent for ICI or the relevant member of the ICI Group in accordance with their terms and conditions for as long as it is reasonable for the relevant member of the ICI Group to require;

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(iv)	where agency or sub-contracting is not permissible:

(A)	ICI shall exercise its rights in respect of that part of the relevant Shared Contract which relates to the Worldwide Business as the Purchaser (or the relevant member of the Purchaser’s Group) may reasonably direct or approve and not otherwise and shall account to the Purchaser (or the relevant member of the Purchaser’s Group) for any sums arising under such part and shall, to the extent permitted under the terms of it, be deemed to have granted the Purchaser (or the relevant member of the Purchaser’s Group) a licence free of charge to require ICI to exercise such rights under that part of the relevant Shared Contract which relates to the Worldwide Business;

(B)	the Purchaser (or the relevant member of the Purchaser’s Group) shall reimburse ICI for any costs and expenses properly incurred in exercising its rights in respect of that part of the relevant Shared Contract which relates to the Worldwide Business and shall, on behalf of ICI, discharge or procure the discharge by the relevant member of the Purchaser’s Group of any liabilities in each case arising as a result of the performance and discharge by ICI and shall provide, or procure the provision of, all reasonable facilities and assistance to ICI free of charge for that purpose;

(C)	at the cost of the Purchaser, ICI shall give all reasonable assistance to the Purchaser to enable it to enforce the rights of ICI (or the relevant member of the ICI Group) under the Shared Contracts to the extent that such contracts relate to the Worldwide Business and shall act with regard to the Shared Contracts in accordance with the Purchaser’s reasonable instructions;

(v)	the Purchaser agrees, covenants and undertakes with ICI that it will indemnify ICI (for itself and as trustee for each other member of the ICI Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant Shared Contract after the Completion Date resulting from the failure on the part of the Purchaser (or any member of the Purchaser’s Group) to perform the relevant Shared Contract (to the extent the relevant Shared Contract relates to the Worldwide Business) or any breach by the Purchaser (or any other member of the Purchaser’s Group) of the terms of any licence granted pursuant to or any sub-contracting or agency arrangements entered into pursuant to the terms of the relevant Shared Contract;

(vi)	ICI agrees, covenants and undertakes with the Purchaser that it will indemnify the Purchaser (for itself and as trustee for each other member of the Purchaser’s Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant

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Shared Contract after the Completion Date resulting from the failure on the part of ICI (or any member of the ICI Group) to perform the relevant Shared Contract (to the extent that the relevant Shared Contract relates to the Excluded Business), or any breach by ICI (or any other member of the ICI Group) of the terms of any licence granted pursuant to or any sub-contracting or agency arrangements entered into pursuant to the terms of the relevant Shared Contract;

(vii)	if the provisions of Clause 11.3 (Shared Contracts held by the ICI Group (other than the Companies)) require any apportionment of the Losses or the benefits and rights arising under a Shared Contract, the parties agree (on behalf of the relevant parties to the Shared Contracts) that such apportionment shall be effected on a fair and equitable basis and, in the absence of agreement between ICI and the Purchaser, the resolution of any dispute relating to any such apportionment shall be decided in accordance with Clause 34 (Dispute Resolution); and

(viii)	at any time after 31 December 2004 either ICI or the relevant member of the ICI Group may give the Purchaser not less than 3 months’ written notice (a Contract Notice) of its decision to exclude any Shared Contract from the provisions of this Clause 11.3 with effect from the date specified in the Contract Notice (the Exclusion Date). With effect from the Exclusion Date, such Shared Contract shall become the sole responsibility of ICI or the relevant member of the ICI Group and the provisions of this Clause 11.3 shall cease to apply to any such Shared Contract.

11.4 Split Contracts

(a)	The parties agree to use their reasonable endeavours to procure that each counterparty to a Split Contract will consent to:

(i)	the novation to the Purchaser (or the relevant member of the Purchaser's Group) of those parts of the Split Contract which relate to the Worldwide Business and to ICI (or the relevant member of the ICI Group) remaining as a party to those parts of the Split Contract which relate to the Excluded Business; or

(ii)	enter into a new contract with effect from the Transfer Time with the Purchaser (or the relevant member of the Purchaser’s Group) in relation to that part of the Split Contract which relates to the Worldwide Business and to enter into a new contract with effect from the Transfer Time with ICI (or the relevant member of the ICI Group) in relation to that part of the Split Contract which relates to the Excluded Business.

(b)	The parties shall each use their reasonable endeavours to procure such agreement from each counterparty and the Purchaser (or the relevant member of the Purchaser’s Group) agrees to provide any information or guarantee reasonably requested by a counterparty (including, if necessary, information or a guarantee from the parent company of the Purchaser’s Group) and where

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such agreement is not obtained, the parties agree that the relevant Split Contract shall be treated as a Shared Contract in accordance with Clauses 11.2 (Shared Contracts held by the Companies) and 11.3 (Shared Contracts held by the ICI Group (other than the Companies)).

11.5 No assignment

Neither this Agreement nor any action carried out in pursuance of it or under any of the other Transaction Documents shall constitute an assignment or attempted assignment of any of the Business Contracts which are not assignable without the consent of another person if such assignment or attempted assignment would constitute a breach of such Business Contract except to the extent that such consent is obtained. The provisions of Clauses 11.1 (Business Contracts) to 11.4 (Split Contracts) shall not apply to any lease or agreement for lease or licence of any Business Property which is the subject of Schedule 2 (Property Matters), nor in relation to any contract of employment which is the subject of Clause 10 (The Employees).

11.6 Provisions relating to the Scottish Grant

(a)	The provisions of Clauses 11.1 (Business Contracts) to 11.5 (No assignment) shall not apply in respect of the Scottish Grant the benefit of which shall be transferred (whether by assignment, novation or otherwise) to the relevant Business Purchaser in accordance with this Clause 11.6.

(b)	ICI shall (or shall procure that the relevant member of the ICI Group shall) use its reasonable endeavours to procure any necessary consents to the substitution of the Purchaser or the relevant Business Purchaser as a party to the Scottish Grant and the Scottish Grant Guarantee with effect from the Transfer Time. If any relevant consent has not been obtained by the Transfer Time, the Purchaser shall (or shall procure that the relevant Business Purchaser shall):

(i)	take no unilateral action which the Purchaser knows would be reasonably likely to put at risk, prevent or delay the obtaining of consent in accordance with Clause 11.6(b) above;

(ii)	take no action after the Transfer Time which the Purchaser knows would be reasonably likely to result in an obligation on ICI to repay any monies under the Scottish Grant; and

(iii)	as sub-contractor or agent for the relevant Business Seller, perform on behalf of the relevant Business Seller (but at the Purchaser’s expense) all of the obligations of that Business Seller under the Scottish Grant arising after the Transfer Time.

(c)	The Purchaser agrees, covenants and undertakes with ICI that it will indemnify ICI (for itself and as trustee for each other member of the ICI Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the Scottish Grant and/or the Scottish Grant Guarantee after the Completion Date resulting from the failure on the part of the Business Purchaser to perform the Scottish Grant and/or the Scottish Grant Guarantee or any breach by the relevant Business Purchaser of the terms of this Clause 10.7.

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12. PENSIONS AND RELATED BENEFITS

The provisions of Schedule 5 (Pensions and Related Benefits) shall have effect as if set out in this Clause 12 (Pensions and Related Benefits).

13. REPAYMENT OF DEBT

The provisions of Schedule 12 (Net Debt) shall have effect as if set out in this Clause 13.

14. JOINT VENTURE

14.1 Transfer of the Joint Venture Interest

(a)	The Joint Venture Interest shall be transferred subject to and on the terms of the Joint Venture Agreement and the Joint Venture Contracts shall be transferred subject to and on the terms of the applicable Joint Venture Contract.

(b)	If any consent or agreement of the Malaysian Ministry of International Trade and Industry (MITI) or any other governmental body is required prior to the transfer of the Joint Venture Interest or the Joint Venture Contracts and such consent or agreement has not been obtained at or before Completion, the Joint Venture Interest, the Joint Venture IP and the Joint Venture Contracts shall not be transferred to the Purchaser, notwithstanding Completion.

(c)	The Purchaser agrees to procure that the Joint Venture Purchaser uses all reasonable endeavours to obtain the consents and agreements referred to in Clause 14.1(b) above and ICI agrees to provide reasonable assistance to the Purchaser in obtaining such consents and agreements, subject to the Purchaser paying the relevant member of the ICI Group’s external out-of-pocket costs reasonably incurred by that member.

14.2 Delayed Completion

(a)	If at Completion the Joint Venture Seller is not in a position to transfer the Joint Venture Interest or the Joint Venture Contracts to the Joint Venture Purchaser because the consents and agreements referred to in Clause 14.1(b)) have not been obtained, the transfer of the Joint Venture Interest, the Joint Venture Contracts and the Joint Venture IP shall be deferred, whereupon the provisions of Clauses 14.2 and 14.3 (Exclusion of Joint Venture Interest) shall apply in relation to the Joint Venture Interest, the Joint Venture Contracts and the Joint Venture IP and the completion of their transfer (Delayed Completion) and Completion shall take place in relation to the Business Assets and the Shares.

(b)	Delayed Completion shall take place on such date as may be agreed between ICI and the Purchaser following notification by the Purchaser to ICI that the consents and agreements referred to in Clause 14.1(b) have been obtained (and, in any event, within 10 Business Days thereafter (the Delayed Completion Date),

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(c)	On the Delayed Completion Date, completion of the transfer of the Joint Venture Interest, the Joint Venture Contracts and the Joint Venture IP shall take place in accordance with Clause 14.2 and Schedule 3 (Completion Arrangements), insofar as they relate to the Joint Venture Interest, which shall apply to such completion as if the Delayed Completion Date were the Completion Date but, for the avoidance of doubt, none of the Initial Payment attributable to the Joint Venture Interest shall be payable on the Delayed Completion Date.

(d)	ICI shall, subject to Clause 14.3 (Exclusion of Joint Venture Interest), remain subject to a continuing obligation to transfer the Joint Venture Interest, the Joint Venture Contracts and the Joint Venture IP and the provisions of Clause 8 (Conduct until Completion) shall continue to apply in relation to the Joint Venture Interest, the Joint Venture Contracts and the Joint Venture IP until such time as Delayed Completion shall have taken place, or the transfer obligations shall have terminated in accordance with Clause 14.3 (Exclusion of Joint Venture Interest).

14.3 Exclusion of Joint Venture Interest

(a)	If any Delayed Completion has not taken place in accordance with this Clause 14 before the Delayed Completion Longstop Date, because any consents and agreements referred to in Clause 14.1(b) have not been obtained from the relevant governmental body, then the provisions of Clause 14.3(b) shall apply.

(b)	If the circumstance in Clause 14.3(a) applies, ICI may at that time elect to either:

(i)	require the Purchaser to continue for a period ending no later than one month following the Delayed Completion Longstop Date the arrangement set out in Clauses 14.1 (Transfer of the Joint Venture Interest), 14.2 (Delayed Completion) and 14.4 (Further obligations) then existing in relation to the Joint Venture Interest, Joint Venture IP and Joint Venture Contracts on the same basis; or

(ii)	terminate the arrangement set out in Clauses 14.1 (Transfer of the Joint Venture Interest), 14.2 (Delayed Completion) and 14.4 (Further obligations) then existing in relation to the Joint Venture Interest, the Joint Venture IP and the Joint Venture Contracts in which case the Joint Venture Interest, the Joint Venture IP and the Joint Venture Contracts shall from that time be excluded from the sale contemplated by this Agreement.

(c)	If any arrangement terminates pursuant to Clause 14.3(b), to the extent legally permissible, ICI shall procure the sale of the Joint Venture Interest to one or more third parties at the best price and on the best terms and conditions reasonably obtainable (after consultation with the Purchaser, to the extent

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legally permissible and subject to the approval of MITI or any other relevant governmental body) and shall pay to the Purchaser all proceeds of the sale, net of all Taxes (other than Taxes chargeable in respect of income, profits or gains) and the fees, costs and expenses reasonably incurred by ICI in connection with or relating to such sale.

14.4 Further obligations

(a)	The Purchaser agrees to indemnify ICI (for itself and as trustee for each member of the ICI Group) on demand (which may be made at any time after the transfer to the Purchaser’s Group of the Joint Venture Interest) in respect of any liability arising from actions taken by the relevant member of the ICI Group at the request of the Purchaser which the ICI Group is not otherwise obliged to take under the provisions of this Agreement in relation to the Joint Venture Interest or from liabilities incurred by such member of the ICI Group in order to comply with the terms of the Joint Venture Agreement or as required by law to the transfer of such Joint Venture Interest to a member of the Purchaser’s Group. ICI agrees to procure that any distribution, return of capital or payment received from the Joint Venture Company (net of Tax thereon) in its capacity as shareholder in the Joint Venture Company after the Payment Date is paid or delivered to the Joint Venture Purchaser, or as it may direct, within 5 Business Days after the receipt of the same by any member of the ICI Group, for the avoidance of doubt:

(i)	ICI’s obligation to procure any such payment or delivery shall cease in respect of the Joint Venture Interest immediately that the Joint Venture Interest is excluded from the sale contemplated by this Agreement pursuant to Clause 14.3(c); and

(ii)	the Purchaser’s obligations to indemnify each member of the ICI Group under this Clause 14.4 shall cease in respect of any Joint Venture Interest immediately that Joint Venture Interest is excluded from the sale contemplated by this Agreement pursuant to Clause 14.3(c), save that (i) the Purchaser shall continue to be obliged to indemnify each member of the ICI Group in respect of any liability which is within the scope of the Purchaser’s indemnity obligations under this Clause 14.4 that accrues prior to the date on which the relevant Joint Venture Interest is excluded from the sale; and (ii) the Purchaser’s obligation to indemnify each member of the ICI Group in respect of any liability arising from actions taken by the relevant member of the ICI Group at the request of the Purchaser which the ICI Group is not otherwise obliged to take under the provisions of this Agreement shall subsist notwithstanding such exclusion).

(b)	If, with the consent of the Purchaser prior to Completion, any member or members of the ICI Group shall acquire any further shares in the Joint Venture Company, then the Purchaser shall be obliged to procure the purchase of all the shares in the Joint Venture Company owned by the Joint Venture Seller or any other member of the ICI Group at the same time as that Joint Venture Interest and the price in respect of such aggregate increased shareholding shall be the aggregate of the Joint Venture Consideration (as adjusted pursuant to Clause 4.1 (Calculation of Consideration)) plus the amount paid by the Joint Venture Seller or member of the ICI Group for such additional shares.

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(c)	If, under the Joint Venture Agreement, any part of the Worldwide Business which has been fully and effectively transferred to the Purchaser or any member of the Purchaser’s Group is obliged to provide any technical assistance or other services to the Joint Venture Company then the Purchaser shall provide or shall procure that such technical assistance or other services are provided to the Joint Venture Company from Completion.

(d)	To the extent that any member of the ICI Group is obliged under this Agreement to procure that any act is done by the Joint Venture Seller it shall be obliged to take such action only to the extent that it is permitted to do so under the terms of the Joint Venture Agreement.

14.5 Joint Venture Supply Agreement

(a)	Until Delayed Completion or termination by ICI of the arrangement in accordance with Clause 14.3, ICI agrees to use all reasonable endeavours to procure that the Purchaser or the relevant member of the Purchaser’s Group receives the benefit of the Joint Venture Supply Agreement in place of Quest International Nederland B.V..

(b)	The Purchaser undertakes in respect of the period referred to in Clause 14.5(a) above to perform the obligations (including all payment obligations relating to such period) of Quest International Nederland B.V. under the Joint Venture Supply Agreement.

(c)	If ICI is unable to procure that the Purchaser or the relevant member of the Purchaser’s Group receives the benefit of the Joint Venture Supply Agreement in place of Quest International Nederland B.V. in accordance with Clause 14.5(a), the Joint Venture Agreement shall be deemed to be a Shared Contract and will be dealt with in accordance with Clause 11.3(a).

14.6 Joint Venture Technology Agreement

(a)	If there is any inconsistency between the provisions of Clauses 14.6 (b) or (c) below and Clauses 14.1 to 14.5 above then the former shall prevail.

(b)	Notwithstanding anything to the contrary in Clauses 14.1 to 14.5 above, to the extent that the Intellectual Property that is the subject of the Joint Venture Technology Agreement is Business IP or Business Know-How and the members of the ICI Group that are party to the Joint Venture Technology Agreement are in a position to transfer that agreement, then completion of the transfer of the Joint Venture Technology Agreement, but only insofar as it relates to Business IP or Business Know-How, shall take place on Completion in accordance with Clause 14.1(a).

(c)	To the extent that the Intellectual Property that is the subject of the Joint Venture Technology Agreement is Business IP or Business Know-How and the members of the ICI Group that are party to that agreement are not in a position to transfer that agreement because the consents and agreements referred to in Clause 14.1(b) and which relate to the Joint Venture Technology Agreement has not been obtained then:

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(i)	completion of the transfer of the Joint Venture Technology Agreement insofar as it relates to Business IP or Business Know-How shall be deferred and (for the avoidance of doubt) shall be treated in accordance with Clauses 14.1 to 14.5 above; and

(ii)	the Purchaser shall (or shall procure that the relevant Business Purchaser shall) for the period beginning on Completion and continuing up to that date on which Delayed Completion takes place or, if Delayed Completion does not take place, until that date on which the members of the ICI Group cease to have any obligations under the Joint Venture Technology Agreement:

(A)	grant to those members of the ICI Group that are parties to the Joint Venture Technology Agreement a royalty-free irrevocable licence in respect of the Business IP or Business Know-How to the fullest extent necessary to enable those members of the ICI Group to fulfil their obligations under the Joint Venture Technology Agreement;

(B)	provide such other assistance to the aforementioned members of the ICI Group to enable them to fully comply with and perform, in a timely manner, all of their respective obligations under the Joint Venture Technology Agreement and not do (or fail to do) any act that may result in a member of the ICI Group being in breach of the Joint Venture Technology Agreement; and

(C)	without prejudice to Clauses (A) and (B) above, perform the obligations of the aforementioned members of the ICI Group under the Joint Venture Technology Agreement as if it were from Completion a party to the Joint Venture Technology Agreement in place of the aforementioned members of the ICI Group.

15. CONSENTS

15.1 Consents

The Purchaser shall, at its own cost, apply (or procure application by the relevant Purchasing Company) to the relevant governmental or other regulatory authorities to arrange for the issue or transfer or assignment to the Purchaser or other Purchasing Company or the issue or re-issue in the name of the Purchaser or relevant Purchasing Company of all Permits required by it to carry on the Worldwide Business after the Transfer Time and all or any other Permits required in connection with the transfer of the Business Assets, the Shares and the Joint Venture Interest in compliance with all applicable laws, regulations and other legal obligations. The Purchaser shall use (and procure that the other Purchasing Companies use) reasonable endeavours to effect or procure each such transfer or issue as soon as possible within the statutory or other regulatory timeframe for obtaining the same, and ICI shall render all reasonable assistance to the Purchaser to facilitate this.

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15.2    Purchaser to hold ICI harmless

The Purchaser acknowledges that neither ICI nor any other member of the ICI Group shall be liable for any failure or refusal by any relevant governmental or other regulatory authority to arrange or effect the transfer or assignment to the Purchaser or other Purchasing Company or the issue or re-issue in the name of the Purchaser or such Purchasing Company of any such Permit (including Environmental Permits save to the extent that the relevant governmental or other regulatory authority confirms in writing that such failure or refusal occurs because of a previous material failure by any member of the ICI Group to observe or perform any material condition of any such Permit). Subject thereto, the Purchaser agrees, covenants and undertakes with ICI that it will indemnify ICI (for itself and as trustee for each other member of the ICI Group) against all Losses in connection with any actions, demands, notices or claims in respect of, arising out of or in connection with any breach or infringement by the Purchaser or any other member of the Purchaser’s Group after Completion of any of the same which remain in the name of a Business Seller or otherwise pending formal confirmation of the transfer, assignment, issuance or re-issuance thereof.

16. PURCHASER WARRANTIES AND INDEMNITIES

16.1 Purchaser’s Warranties

The Purchaser (on behalf of itself and each Purchasing Company) hereby warrants to ICI (for itself and on behalf of each Seller) that:

(a)	each Purchasing Company is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement;

(b)	the Purchaser has the corporate power and authority to enter into and perform this Agreement and the Purchaser and each other Purchasing Company have the corporate power and authority to enter into and perform the Transaction Documents;

(c)	it has duly authorised, executed and delivered this Agreement and the Purchaser and each other Purchasing Company will at the Completion Date (or, if applicable, the Delayed Completion Date) have authorised, executed and delivered each of the Transaction Documents;

(d)	the execution, delivery and performance of this Agreement by it does not and will not, and the execution, delivery and performance of any Transaction Document by the Purchaser or any other Purchasing Company at the Completion Date (or, if applicable, the Delayed Completion Date) will not:

(i)	contravene or conflict with any provision of its memorandum and articles of association, certificate of incorporation, by-laws, or equivalent constitutional documents in each relevant jurisdiction;

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(ii)	require the consent of all or any of its shareholders;

(iii)	so far as the Purchaser is aware, result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

(iv)	so far as the Purchaser is aware, result in a violation or breach of any applicable laws or regulations or of any order, decree or judgement of any court or any governmental or regulatory authority in any jurisdiction;

(e)	the Transaction Documents constitute legal, valid and binding obligations on it, enforceable against it in accordance with their terms, and each other agreement or document contemplated hereby to be executed and delivered by the Purchaser or each other Purchasing Company will on the Completion Date (or, if applicable, on the Delayed Completion Date) be duly and validly executed by the Purchaser or each other Purchasing Company and constitute legal, valid and binding obligations of the Purchaser and each other Purchasing Company, enforceable against it in accordance with their respective terms;

(f)	save as expressly contemplated by the Transaction Documents, no consent, action, approval or authorisation or registration, declaration or filing with any governmental department, commission, agency or other organisation having jurisdiction over the Purchaser is required to be obtained or made by the Purchaser to authorise the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of its terms or by the Purchaser or any other Purchasing Company to authorise the execution and delivery by it of any other agreement or document to be executed and delivered pursuant to this Agreement or the performance by the Purchaser and each other Purchasing Company of its terms;

(g)	so far as the Purchaser is aware, there are no:

(i)	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting any member of the Purchaser’s Group;

(ii)	lawsuits, actions or proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting any member of the Purchaser’s Group; or

(iii)	investigations by any governmental or regulatory body which are pending or threatened against any member of the Purchaser’s Group, so far as the Purchaser is aware;

and which, in each case, has or would be likely to have a material adverse effect on the ability of the Purchaser to execute and deliver, or perform its obligations under, this Agreement and/or on the ability of the Purchaser or any other Purchasing Company to execute and deliver, or perform its obligations under, any other documents which are to be executed by the Purchaser or any other Purchasing Company pursuant to this Agreement;

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(h)	no order has been made, petition presented or meeting convened for the winding up of the Purchaser or any other Purchasing Company or any of their direct or indirect holding companies, or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such cases or proceedings; and

(i)	the information provided by the Purchaser, which has been provided by the Purchaser in good faith, for the purpose of allowing ICI to identify all Relevant Competition Authorities is a true assessment of the position of its business at the dates specified therein.

16.2 Meaning of “so far as the Purchaser is aware”

If any of the Purchaser’s Warranties set out in Clause 16.1 are expressed to be given “so far as the Purchaser is aware” or “to the best of the knowledge, information and belief of the Purchaser”, or words to that effect, such warranty shall be given by reference to the actual knowledge of those persons listed in Part B of Schedule 10 (Persons of whom enquiry was made relating to the Purchaser Warranties). Where an area of business is indicated in Part B of Schedule 10 (Persons of whom enquiry was made relating to the Purchaser Warranties), the knowledge described above of such persons shall be deemed limited to the area of business set out next to the name of the person concerned.

17. WARRANTIES AND INDEMNITIES

17.1 Warranties given to Purchaser as agent for Purchasing Companies

ICI (for and on behalf of each of the Sellers) hereby warrants to the Purchaser (for itself and on behalf of each Purchasing Company) as of the date of this Agreement in the terms of the Warranties set out in Schedule 6 on the basis that the Warranties are given:

(a)	to the Purchaser in respect of those parts of the Businesses, the Business Assets, the Shares or the Joint Venture Interest which are to be legally and beneficially acquired or are agreed to be acquired by it pursuant to this Agreement; and

(b)	to the Purchaser in its capacity as agent on behalf of each other relevant Purchasing Company in respect of those parts of the Businesses, the Business Assets, the Shares or the Joint Venture Interest which are to be legally and beneficially acquired or agreed to be acquired by such other relevant Purchasing Company.

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17.2     Claims under this Agreement

Each of the Warranties set out in the separate Paragraphs of Schedule 6 shall be construed as a separate and independent warranty and no Warranty shall be limited by reference to any other Warranty. Any claim by the Purchaser in connection with the Warranties shall be subject to the provisions of this Clause 17 and Schedule 7 (Provisions Relating to Purchaser’s Claims and ICI Claims).

17.3 No liability unless statement made fraudulently

The Purchaser acknowledges and agrees that the Warranties (which, for the avoidance of any doubt are warranties and not representations) are the only warranties of any kind given by or on behalf of ICI or any member of the ICI Group or any other person on which the Purchaser or any member of the Purchaser’s Group may rely in connection with the sale and purchase of the Businesses, the Business Assets, the Shares and the Joint Venture Interest and the Purchaser irrevocably waives any right it may have to claim damages and/or rescission in respect of any misrepresentation whether oral or in writing howsoever arising whether in tort or otherwise unless it establishes fraud on the part of ICI.

17.4 Purchaser’s rights and remedies

Save as provided in Clause 18 (No right to terminate or rescind), ICI agrees that the rights and remedies of the Purchaser in relation to any of the Warranties shall not be affected or limited by Completion or, if applicable, Delayed Completion.

17.5 Meaning of “so far as ICI is aware”

17.6 If any of the Warranties are expressed to be given “so far as ICI is aware” or “to the best of the knowledge, information and belief of ICI”, or words to that effect, such Warranty shall be given by reference to the actual knowledge of those persons listed in Part A of Schedule 10 (Persons of whom enquiry was made relating to the ICI Warranties). Where an area of business is indicated in Part A of Schedule 10 (Persons of whom enquiry was made relating to the ICI Warranties), the knowledge described above of such persons shall be deemed limited to the area of business set out next to the name of the person concerned.

17.7 Certain Warranties specific

The only Warranties that shall apply in relation to:

(a)	Employment Matters (save for matters relating to pensions) are those set out in Paragraph 12 of Part A of Schedule 6 and all other Warranties shall be deemed not to apply to or be given in relation to such matters;

(b)	Competition Matters are those set out in Paragraph 10 of Part A of Schedule 6 of this Agreement and all other Warranties shall be deemed not to apply or be given in relation to such matters;

(c)	IP Matters (including Business IP Contracts and Company IP Contracts) are those set out in Paragraph 14 of Part A of Schedule 6 and all other Warranties shall be deemed not to apply to or be given in relation to such matters;

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(d)	Pensions Matters are those set out in Paragraph 17 of Part A of Schedule 6 and all other Warranties shall be deemed not to apply to or be given in relation to such matters;

(e)	Environmental Matters are those set out in Paragraph 18 of Part A of Schedule 6 and all other Warranties shall be deemed not to apply to or be given in relation to such matters;

(f)	Tax Matters shall be those set out in Paragraphs 8 and 16 of Part A of Schedule 6 and Paragraph 4 of Part B of Schedule 6 and all other Warranties shall be deemed not to apply to or be given in relation to such matters; and

(g)	Property Matters are those set out in Paragraph 19 of Part A of Schedule 6 and all other Warranties shall be deemed not to apply to or be given in relation to such matters.

17.8 Parties bound by Environmental Deed of Indemnity

The parties agree to be bound by the Environmental Deed of Indemnity to be entered into at Completion.

17.9 Agreement as to liabilities

(a)	The parties agree that in the event of any statutory notice being served after Completion which relates to Contaminated Land or otherwise to Hazardous Substances which are or have been present in, on or under any UK Business Property after Completion and which require any form of remediation, then the sole responsibility for complying with that notice shall rest with the relevant Purchasing Company to the exclusion of any member of the ICI Group.

(b)	The parties further agree that should any enforcing authority carry out any remediation with respect to substances (including Hazardous Substances) which are or have been present in, on or under any UK Business Property after the Transfer Time and wish to recover its costs from any member of the ICI Group, then the sole responsibility for those costs shall rest with the relevant Purchasing Company to the exclusion of any member of the ICI Group.

(c)	The agreements in Clauses 17.9(a) and 17.9(b) (Agreement as to liabilities) are made with the intention that the enforcing authority serving the notice or (as the case may be) seeking to recover its costs shall give effect to the agreements in Clause 17.9(a) and 17.9(b) (Agreement as to liabilities) pursuant to the Statutory Guidance issued under Part IIA Environmental Protection Act 1990 and the Purchaser undertakes in the event of a statutory notice being served to bring such agreements to the attention of the enforcing authority as promptly as possible.

17.10 Sold with information

(a)	The Purchaser acknowledges that it has, and the relevant Purchasing Company has, been provided with the information with respect to the Properties as identified in, the Disclosure Letter prior to the date of this Agreement and that such information is sufficient to make the Purchasing Companies aware of the presence and the broad measure of the presence of Hazardous Substances and their amount and nature referred to in that information.

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(b)	The Purchaser further acknowledges that ICI and the Purchasing Companies are large commercial organisations, and that the Purchaser has, and the relevant Purchasing Company has, been given permission and adequate opportunity to carry out its own investigations with respect to the Properties for the purpose of ascertaining whether, and if so the extent to which, the Business Properties are or have been affected by substances (including Hazardous Substances).

(c)	The parties acknowledge that the effect of such information and permission in accordance with any applicable statutory or non-statutory guidance shall be to exclude each member of the ICI Group from liability as an appropriate person to bear responsibility for any remediation in relation to the relevant substances or for the cost of such remediation.

17.11 Clauses subject to Environmental Deed of Indemnity

The provisions of Clauses 17.9 (Agreement as to liabilities) and 17.10 (sold with information) are subject to the terms of the Environmental Deed of Indemnity.

17.12 Brazil Company

(a)	ICI undertakes to the Purchaser that as at the Transfer Time:

(i)	the Brazil Company is not a trading company and has never traded; and

(ii)	the Brazil Company has no liabilities (whether actual, contingent or disputed).

(b)	ICI agrees to indemnify the Purchaser (for itself and on behalf of the relevant Company Purchaser) against all Losses arising from a breach of either of the undertakings in Clause 17.12(a).

18. NO RIGHT TO TERMINATE OR RESCIND

Notwithstanding any breach of this Agreement or any other Transaction Document, and notwithstanding any provisions of any applicable laws, each of ICI and the Purchaser agrees on behalf of itself and, as the case may be, each of the Sellers and the Purchasing Companies that, both prior to and following Completion, it shall have no right of termination or rescission (including any right under common law) in respect of any claims arising under or in connection with this Agreement (other than in the case of fraud) and shall not be entitled to treat the other (or, as the case may be, any of the other Sellers or Purchasing Companies) as having repudiated this Agreement and, save in the case of fraud, the only remedy of ICI and the Purchaser (whether acting for itself or, as the case may be, on behalf of the other Sellers or Purchasing Companies) for breach of the Purchaser’s warranties or, as the case may be, the Warranties shall be damages.

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19.     INFORMATION TECHNOLOGY AND R&D PROJECTS

19.1 IT Arrangements

The parties will comply with the provisions of the Information Technology Agreement and will use their respective reasonable endeavours prior to Completion to enter into any additional agreements and arrangements necessary to give effect to the provisions of the Information Technology Agreement.

19.2 R&D Projects

Immediately after the date of this Agreement, ICI shall disclose to the Purchaser full information relating to each Specified SRF Project so that the Purchaser can determine whether it wishes to participate in each Specified SRF Project under the IP Agreement.

20. FURTHER ASSURANCE

20.1 Further assurance

Following Completion, ICI and the Purchaser shall (and shall respectively procure that each of the other Sellers and Purchasers which are members of their respective Groups shall), at their own cost:

(a)	do, execute and perform all such acts, deeds, documents and things (or procure the doing, execution or performance thereof) as the others may from time to time reasonably require for the purpose of implementing the provisions of this Agreement and the Transaction Documents including giving full effect to the transactions contemplated by this Agreement and the Transaction Documents and vesting the Business Assets in the Business Purchasers; and

(b)	subject to Clause 21 (Information, Records and Assistance), from time to time supply to the other such assistance as the other may reasonably require for the purpose of implementing the provisions of this Agreement and the Transaction Documents.

20.2 Wrong-pockets

If after the Completion Date, ICI notifies the Purchaser in writing that any asset has been transferred by any of the Business Sellers (or, in the case of Registered Business IP, by any of the Registered Business IP Owners) to the Purchaser or any other member of the Purchaser’s Group which is not a Business Asset or it is determined that there is any asset which is owned by a Company which was not to a material extent used (or, in the case of Intellectual Property owned by a Company, not used exclusively or predominantly) in the conduct of the Worldwide Business prior to Completion, then the Purchaser shall do, or procure the doing of, all such things as may reasonably be required by ICI to retransfer (or, in the case of any such asset owned by a Company, to transfer) any such asset to the relevant Business Seller (or, in the case of Registered Business, the relevant Registered Business IP Owners) or as ICI shall otherwise direct provided always that:

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(a)	where account was taken of the relevant asset in the preparation of the Working Capital Statement, the Net Debt Adjustment or the Net Debt Interest Adjustment, ICI shall pay to the Purchaser a sum equal to the amount so provided for in the Working Capital Statement together with interest at the Agreed Rate calculated from the Completion Date (or, if applicable, the Delayed Completion Date) to the date of re-transfer (or transfer);

(b)	subject to Clause 20.2(c), where no account was taken of the relevant asset in the preparation of the Working Capital Statement, the Net Debt Adjustment or the Net Debt Interest Adjustment, ICI shall not be liable to pay any sum in respect of the relevant asset to the Purchaser; and

(c)	where the Purchaser, Purchasing Company or Company has in relation to any relevant asset incurred additional expense as a result of expenditure made in undertaking improvements to such asset, ICI shall pay to the Purchaser (on behalf of the Purchasing Company or Company) an additional sum equal to the value recorded in the most recent management accounts of the Purchaser, Purchasing Company and Company (or, if more recent, the audited accounts of the Purchaser, Purchasing Company or Company) in respect of such asset:

(i)	less any sum payable by ICI to the Purchaser pursuant to Clause 20.2(a); or

(ii)	where no value was attributed to the relevant asset in the Working Capital Statement, less a sum equal to the fair market value of the relevant asset as at the Completion Date,

provided that in no circumstances shall the Purchaser be obliged to pay any amount to ICI pursuant to this Clause 20.2(c) and provided further that ICI shall be responsible for all costs and expenses incurred by the relevant member of the Purchaser’s Group in giving effect to such re-transfer (or transfer).

21. INFORMATION, RECORDS AND ASSISTANCE

21.1 Employee Records

The parties agree that, to the extent permitted by law, ICI or any other member of the ICI Group, shall be entitled to copy the Employee Records before Completion and to retain copies of the Employee Records without limitation of time provided that no member of the ICI Group shall disclose or otherwise use any such Employee Records or the data contained in them except in compliance with any applicable law, statute or binding regulation, and for the purpose of protecting ICI’s legitimate business interests or for the purposes of any actual, pending or threatened litigation or arbitration proceedings, and provided further that the retention of such Employee Records and all data in them by any member of the ICI Group shall be in accordance with the Data Protection Act 1998 and/or any other applicable or similar data protection laws and regulations in any other relevant jurisdiction.

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21.2     Provision of records

Subject to the provisions of Schedule 15 (Value Added Tax) ICI shall, and shall procure that each Business Seller shall, and the Purchaser shall, and shall procure that the Companies and each Purchasing Company shall, each provide the other upon reasonable request and upon providing reasonable justification that the same is required with full and free access (including the right to take copies) during usual business hours to the books, accounts and records which relate exclusively or predominantly to the Worldwide Business to be held by each of them after Completion and which relate to the period up to Completion (the Financial Records).

21.3 Preservation of records

Subject to the provisions of Schedule 15 (Value Added Tax), for a period of 7 years following the Completion Date, no party shall dispose of or destroy, and shall procure that their respective Group members shall not dispose of nor destroy, any of the Financial Records or Primary Books and Records without first giving the other at least 2 months’ notice of its intention to do so and giving the other the opportunity to remove and retain any of them (at that other party’s expense). With respect to any Financial Records relating to any pre-Completion Tax Matter, the parties shall procure that all relevant members of their respective Groups shall retain such Financial Records for the later of 10 years from the Completion Date or expiration of the statute of limitations relating to such Tax Matter.

21.4 Litigation

(a)	Following the Completion Date the Purchaser will not dispose of or destroy, and will procure that each member of the Purchaser’s Group will not dispose of or destroy such records or categories of records (in whatever form) as ICI has given written notice of to the Purchaser which are in the Purchaser’s or the relevant member(s) of the Purchaser’s Group’s possession or control the (Relevant Records) relating to such other proceedings by or against ICI or any other member of the ICI Group the existence of which ICI has given written notice to the Purchaser so far as the same relate to the Business or any predecessor business and any proceedings relating to the Worldwide Business (the Proceedings).

(b)	The Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, on reasonable notice from ICI, give such assistance to ICI or the relevant member of the ICI Group as ICI or the relevant member of the ICI Group may reasonably require in relation to the Proceedings, and ICI will reimburse the Purchaser for all external out-of-pocket costs and expenses reasonably incurred by the Purchaser in doing so.

(c)	The assistance referred to in Clause 21.4(b) shall include:

(i)	access to the Relevant Records, in accordance with Clause 21.4(d) (Litigation);

(ii)	access to the Properties; and

(iii)	access to employees of the Purchaser and/or of each other member of the Purchaser’s Group (collectively the Relevant Employees),

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such access to be granted to any or all of ICI, the other members of the ICI Group and its or their representatives and/or advisers during normal business hours, provided that neither the Purchaser nor any member of the Purchaser’s Group shall pursuant to this Clause 21.4 be obliged to do anything or to refrain from doing anything if to do so would have a material adverse effect on the business of the Purchaser or any business of the Purchaser’s Group.

(d)	In granting access to Relevant Records under Clause 21.4(c)(i), the Purchaser agrees that ICI, each other member of the ICI Group and its or their representatives and/or advisers may take copies of the same and will pay the Purchaser’s reasonable external photocopying costs.

21.5 Allocation of Technical Information

(a)	ICI and the Purchaser shall:

(i)	within one month following signature of this Agreement, ensure that their respective representatives (who shall each be suitably qualified, in the sense of having knowledge of the relevant technologies) enter into discussions in good faith with a view to completing the task of allocating all records (in whatever form or medium, including paper, electronically stored data, magnetic media, film and microfilm) containing Technical Information owned by, or (to the extent legally permissible) in the possession or control of, any member of the ICI Group, into the categories set out in Clause 21.5(b) below; and

(ii)	use their respective best endeavours to ensure that that task of allocating records is completed by their respective representatives no later than 90 days from the date of this Agreement, failing which the matter may be referred for resolution under Clause 34 (Dispute Resolution).

(b)	The categories and the treatment of records containing Technical Information shall be as follows:

Contents of category	Treatment of records containing Technical Information within category

Records containing Technical Information which is exclusively used in or exclusively relates to the Worldwide Business, (but excluding for the avoidance of doubt any which comprises Excluded IP) (any such Technical Information being Business Technical Information).	ICI shall provide the Purchaser either with each original record (or all relevant parts of each original record) containing Business Technical Information or, where that is not practicable, with a complete and accurate copy of each original record or relevant parts thereof.

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Contents of category	Treatment of records containing Technical Information within category

Records containing Technical Information which is used non-exclusively in the Worldwide Business (but excluding for the avoidance of doubt any which comprises Excluded IP), (any such Technical Information being Shared Technical Information).	ICI shall provide the Purchaser with a complete and accurate copy of each record (or all relevant parts of each record) containing Shared Technical Information. The Purchaser’s rights to use this are as set out in the IP Agreement in relation to the “Shared Unregistered IP”.

Records containing Technical Information which is neither Business Technical Information nor Shared Technical Information (any such Technical Information being Excluded Technical Information).	ICI may retain all records containing Excluded Technical Information and the Purchaser shall have no right to use or have access to the same.

(c)	Where ICI is obliged under this Clause 21.5 to provide the original or a copy of any record or part of any record to the Purchaser, it shall provide the same to the Purchaser, or to any member of the Purchaser’s Group, as directed by the Purchaser, within 30 Business Days of the parties’ agreement upon the allocation of that record into a category set out in Clause 21.5(b) (Allocation of Technical Information) (or at Completion, if later).

21.6 Uncategorised Technical Information

Where, at any time and from time to time during the period expiring 12 months after Completion, the Purchaser notifies ICI in writing that the parties neither addressed nor agreed upon under Clause 21.5 (Allocation of Technical Information) a particular record containing Technical Information which the Purchaser reasonably considers constitutes Business Technical Information or Shared Technical Information, ICI and the Purchaser shall comply with the procedure set out in Clause 21.5 (Allocation of Technical Information) in relation to any such record, except that the reference in Clause 21.5(a)(i) (Allocation of Technical Information) to “one month following signature of this Agreement” shall be read as “one month following the giving of notice under this Clause 21.6” and the reference in Clause 21.5(a)(ii) (Allocation of Technical Information) to “90 days from the date of this Agreement” shall be read as “90 days from the giving of notice under Clause 21.6” (Uncategorised Technical Information).

21.7 ICI’s access to verify Technical Information

(a)	During the period expiring 6 months after Completion, the Purchaser shall, and shall procure that each other member of the Purchaser’s Group shall, within a reasonable time after being given written notice by ICI (which notice may be given by ICI only once during such period), provide ICI with access to any records (in whatever form or medium) containing Technical Information and which are in the possession or control of any member of the Purchaser’s Group as a result of the transactions contemplated by this Agreement. The access provided to ICI under this Clause shall:

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(i)	take place at reasonable times stipulated by the Purchaser;

(ii)	not unreasonably disrupt the Worldwide Business or any business of the Purchaser’s Group;

(iii)	be at the cost of ICI (but the Purchaser shall not charge for access);

(iv)	be subject to Clause 24 (Confidentiality);

(v)	be subject to ICI complying with all reasonable directions of and having regard to the Purchaser’s, or any member of the Purchaser’s Group’s, security and safety policies; and

(vi)	be limited to such records of no more than 10% of the total number of Employees.

(b)	ICI may have access under Clause 21.7(a) (ICI’s access to verify Technical Information) for the following purposes only:

(i)	to verify that no record which contains Excluded Technical Information is in the possession or control of any member of the Purchaser’s Group;

(ii)	to extract and retain any record to the extent that it contains Excluded Technical Information; and

(iii)	to obtain copies of any record to the extent that it contains Shared Technical Information.

21.8 Annual Reporting

Following Completion the Purchaser shall, and shall procure that each Company, the Joint Venture Company and each Purchasing Company as appropriate shall, provide to ICI within 20 Business Days of the Completion Date in respect of the Worldwide Business a full annual statutory data set in respect of the period from 1 January 2004 to the Completion Date for each relevant reporting unit of the Worldwide Business as separately reported within the ICI Group prior to Completion using Group financial reporting systems.

22. INSURANCE AND ICI CLAIMS

22.1 No cover under ICI’s insurance policies

Save in relation to the policies of insurance which an employer is required to maintain by law (EL Insurance), all policies of insurance relating to the Business Assets, the Businesses and/or the Companies taken out or maintained by ICI or any other member of the ICI Group before Completion (whether such policies were maintained with third party insurers or other members of the ICI Group) shall cease to provide cover to anyone who owns the Business Assets, the Businesses and/or the Companies after the

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Completion Date, whether that be the Purchaser, any member of the Purchaser’s Group or otherwise. Accordingly, neither the Purchaser nor any other members of the Purchaser’s Group shall be entitled to make any claim under any policy of insurance maintained at any time by the ICI Group in relation to all or any part of the Business Assets, the Businesses and/or the Companies.

22.2 Third Party ICI Claim

If, at any time after the date of this Agreement, any claim is made in writing by a third party against ICI or any member of the ICI Group or any liability (actual or contingent) comes to the notice of ICI, or any other member of the ICI Group (a Third Party ICI Claim), which causes or may reasonably be expected to cause the Purchaser, or any other member of the Purchaser’s Group, to be liable in respect of an ICI Claim then ICI shall as soon as reasonably practicable give written notice thereof to the Purchaser and shall at the written request and cost of the Purchaser, or any other relevant member of the Purchaser’s Group:

(a)	take or cause to be taken such action as the Purchaser, or the other relevant member of the Purchaser’s Group, may reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party ICI Claim;

(b)	permit the Purchaser, or any other relevant member of the Purchaser’s Group, in the name of and on behalf of ICI or any other relevant principal member of the ICI Group to have the conduct of all proceedings relating to the Third Party ICI Claim including the appointment of legal and other professional advisers and the making of any settlement or compromise of the Third Party ICI Claim;

(c)	render or cause to be rendered to the Purchaser, or the other relevant member of the Purchaser’s Group, all such assistance as the Purchaser, or such other relevant member of the Purchaser’s Group, may reasonably require (including providing access at reasonable times during business hours and upon reasonable notice to information and to employees of ICI and of relevant members of the ICI Group) for the purpose of avoiding, contesting, disputing, resisting, appealing, compromising or defending the Third Party ICI Claim; and

(d)	not make or cause to be made any admission of liability, agreement or compromise with any other person, body or authority in relation to such Third Party Claim without prior consultation with and the prior agreement of the Purchaser (such agreement not to be unreasonably withheld or delayed), provided always that:

(e)	the Purchaser shall procure that ICI is promptly sent copies of all written communications or notified in writing as to the substance of all oral communications pertaining to the Third Party ICI Claim transmitted by or on behalf of the Purchaser, or the other relevant member of the Purchaser’s Group, to the other party to the Third Party ICI Claim or its agents or professional advisers;

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(f)	ICI or (as the case may be) the relevant member of the ICI Group shall not be obliged at any time to take or procure such action or to allow the Purchaser, or any other relevant member of the Purchaser’s Group, to conduct proceedings or to provide assistance in connection with that Third Party ICI Claim if to do so would be likely to materially prejudice or have a material adverse effect on the business of ICI or of any other business of the ICI Group;

(g)	the Purchaser shall be responsible for the external costs of ICI or the relevant member of the ICI Group, reasonably incurred in relation to taking action pursuant to the requirements of the Purchaser or other relevant member of the Purchaser’s Group in accordance with Clause 22.2(a) above to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party ICI Claim;

(h)	the Purchaser shall indemnify ICI (for itself and as trustee for the relevant member of the ICI Group) against all Losses which ICI, or the relevant member of the ICI Group, may suffer as a result of the Purchaser or any other member of the Purchaser’s Group exercising its right to have conduct of all proceedings relating to the Third Party ICI Claim;

(i)	without prejudice to Clause 22.2(f) above, the Purchaser shall not make, or permit to be made, any settlement or compromise of a Third Party ICI Claim without the prior written approval of ICI (such approval not to be unreasonably withheld or delayed);

(j)	a Third Party ICI Claim shall not be compromised or settled without the consent of the Purchaser provided that ICI shall not be obliged to seek the Purchaser’s consent if the obtaining of the Purchaser’s consent prior to compromise or settlement of such Third Party ICI Claim would prejudice or have an adverse effect on the business of ICI or on any other member of the ICI Group;

(k)	ICI shall, assuming it has conduct of all proceedings relating to the Third Party ICI Claim, keep the Purchaser informed as to the steps which are being taken in connection with the Third Party ICI Claim; and

(l)	where, in relation to a Third Party ICI Claim, the Purchaser is able to secure a potential settlement with a relevant third party, it shall notify ICI which shall then either:

(i)	agree to that settlement (in which event the Purchaser and each member of the Purchaser’s Group shall be released from all liability in respect of the relevant Third Party ICI Claim in respect of the same subject matter); or

(ii)	elect to take over negotiations with the relevant third party in which case ICI shall release (and provide written confirmation of such release to) the Purchaser from all liability in respect of the relevant Third Party ICI Claim (and any other claim which can be made in respect of the same subject matter),

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provided that, if ICI has not notified the Purchaser of its decision within 10 Business Days of being notified of the proposed settlement, it shall be deemed to have elected to agree the proposed settlement.

(m)	if following the final settlement or determination of the Third Party Claim it is finally judicially determined that neither the Purchaser nor any member of the Purchaser’s Group would be liable in respect of an ICI Claim arising out of or connected with such Third Party Claim, then ICI shall indemnify the Purchaser and each relevant member of the Purchaser’s Group in respect of all Losses suffered or incurred by them in respect of such Third Party Claim and/or in respect of all actions that any of them may have undertaken pursuant to the terms of this Clause 22.2.

22.3 No obligation to pursue

Where ICI, or the relevant member of the ICI Group, is at any time entitled to recover from such third party any sum in respect of any matter giving rise to an ICI Claim, ICI acknowledges that to pursue such claim against such person with reasonable diligence may fall within its normal duty of mitigation provided that ICI, or the relevant member of the ICI Group, shall not be obliged to pursue such other person for recovery of any sum in respect of any matter giving rise to an ICI Claim if to do so would prejudice or have a material adverse effect on the business of ICI or on any other business of the ICI Group and any amount recovered by ICI, or the relevant member of the ICI Group (net of all reasonable costs, charges and expenses of recovery and Taxation suffered) shall pro tanto reduce the liability of the Purchaser in respect of that relevant ICI Claim. ICI and the Purchaser shall give to one another and/or their respective other members of the Groups (or their agents) on reasonable written notice reasonable access during business hours to any such papers, records, personnel and premises, as may reasonably be requested by either party as being necessary to the conduct of the defence of the Third Party ICI Claim, subject to any relevant obligations of confidentiality to third parties in respect of such material.

23. ANNOUNCEMENTS

The parties agree that (save as required by any applicable law or the rules of any Recognised Investment Exchange) no press or other public announcements (whether to shareholders, employees, customers, suppliers or otherwise) shall be made or sent out (or, so far as is practicable, permitted to be made or sent out) by either of them or any other member of their respective Groups in respect of the sale and purchase under this Agreement without the text of such announcement receiving the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

24. CONFIDENTIALITY

24.1 Confidentiality

Each party shall treat and shall procure that each member of its Group shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement and/or which relates to:

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(a)	the provisions or the subject matter of this Agreement or any Transaction Document; or

(b)	the negotiations relating to this Agreement or any Transaction Document.

24.2 Technical Information

The Purchaser shall, and shall procure that the other members of the Purchaser’s Group shall, treat as strictly confidential and not, save as expressly permitted in the IP Agreement, use or disclose any Technical Information comprising Excluded IP. ICI shall, and shall procure that the other members of the ICI Group shall, treat as strictly confidential and not use or disclose any Technical Information comprising Business IP or Company IP. For the avoidance of doubt, these obligations of confidence shall not prevent any party (or its Group) (collectively the disclosing party) from using and disclosing information which the disclosing party can demonstrate, to the reasonable satisfaction of the other (or its Group) (collectively the owning party):

(a)	was received by the disclosing party from a third party without that third party having breached any obligation of confidence to the owning party; or

(b)	is already in the public domain through no fault of the disclosing party.

24.3 Confidentiality exceptions

Notwithstanding Clauses 24.1 (Confidentiality) and 24.2 (Technical Information), any party may disclose information which would otherwise be confidential if and to the extent that:

(a)	the disclosure is required by the law of any relevant jurisdiction or the disclosure is made for the purpose of any actual or threatened judicial proceedings by or against that party (or a Group Member);

(b)	the disclosure is made to a tax authority in connection with the tax affairs of the disclosing party or a member of its group, provided that where practicable the disclosing party shall first inform the other of its intention to disclose such information, and take into account the reasonable comments of the other;

(c)	the disclosure is required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated (including, without limitation, the UKLA) whether or not the requirement for information has the force of law;

(d)	the information is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of such party;

(e)	ICI has given its prior written approval to the disclosure;

(f)	it does so to a member of the ICI Group (in the case of ICI) or a member of the Purchaser’s Group (in the case of the Purchaser) provided that notwithstanding such disclosure, the party making such disclosure shall remain fully and completely liable to each other party in accordance with the provisions of this Clause 24 (Confidentiality); and

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(g)	the disclosure is required to enable that party to enforce its rights under this Agreement,

provided that, any such information disclosed pursuant to Clauses (a) or (b) of this Clause 24.3 shall be disclosed only after notice to ICI or the Purchaser, as the case may be, unless such prior disclosure to the other party is unlawful. For the avoidance of doubt, this Clause 24 shall not prevent members of the Purchaser’s Group from using the Excluded Technology for the purposes of developing, producing and selling products to Quest provided that ICI first agrees to such use in writing.

24.4 No prejudice to Confidentiality Agreement

This Clause 24 (Confidentiality) shall be without prejudice to Clause 25.1 (No waiver of legal privilege) and the provisions of the Confidentiality Agreement.

25. PURCHASER’S AND ICI’S UNDERTAKINGS

25.1 No waiver of legal privilege

The Purchaser agrees and undertakes on behalf of itself and each other member of the Purchaser’s Group that it and they will not waive legal privilege in relation to any document which comes into the possession or control of any member of the Purchaser’s Group as a result of the transactions contemplated by this Agreement and will not take any steps which may lead to such legal privilege being lost where, in each such case, such document contains or refers to information in relation to the disposal by the ICI Group of the whole or any part of the Businesses, the Business Assets, the Shares or the Joint Venture Interest or in relation to the negotiations in respect of the transactions contemplated by this Agreement.

ICI agrees and undertakes on behalf of itself and each other member of the ICI Group that it and they will not waive legal privilege in relation to any document which comes into the possession or control of any member of the ICI Group as a result of the transactions contemplated by this Agreement and will not take any steps which may lead to such legal privilege being lost where, in each such case, such document contains or refers to information in relation to the disposal by the ICI Group of the whole or any part of the Businesses, the Business Assets, the Shares or the Joint Venture Interest or in relation to the negotiations in respect of the transactions contemplated by this Agreement.

25.2 Use of the Excluded Trade Marks

(a)	The Purchaser acknowledges and agrees, on behalf of itself and each other member of the Purchaser’s Group that nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in any of the Excluded Trade Marks.

(b)	The Purchaser’s Group shall be permitted for a period of 9 months from Completion to use those marks in Part B of the Excluded Trade Marks:

(i)	as part of the domain names quest-pharma-nutrition.com, pharma-ingredients.questintl.com and nutrition-ingredients.questintl.com, in relation to the websites to which those domain names relate immediately prior to Completion; and

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(ii)	on any buildings, fixtures, signs, hoardings and otherwise, except as provided in Clauses (d) and/or (e) below.

(c)	The Purchaser Group shall be permitted for a period of 3 months from Completion to use those marks in Part A of the Excluded Trade Marks on any buildings, fixtures, signs, hoardings and otherwise, except as provided in Clauses (d) and/or (e) below.

(d)	The Purchaser’s Group shall be permitted (i) for a period of 3 months from Completion in relation to the marks “TWEEN” and “SPAN”, (Part C of the Excluded Trade Marks) and those marks in Part A of the Excluded Trade Marks and (ii) 6 months from Completion in relation to those marks in Part B of the Excluded Trade Marks, to use those marks on letterhead, stationery and invoices, stocks of Products and on any sales literature relating to such stocks which bear the same prior to Completion but have not been sold prior to Completion. After the expiry of the 3 month period in relation to the marks in Parts A and C of the Excluded Trade Marks and the 6 month period in relation to those marks in Part B of the Excluded Trade Marks, the Purchaser shall, and shall procure that the other members of the Purchaser’s Group shall, cease all further use of the Excluded Trade Marks and shall destroy any unused packaging or other materials on which the Excluded Trade Marks are used or remove or permanently obliterate the Excluded Trade Marks from such packaging or other materials and any remaining stocks, stationery, letterhead and invoices.

(e)	The Purchaser acknowledges that ICI shall change, or shall procure the change of, the names of the Irish Company and the Philippines Companies on Completion or within 5 Business Days thereafter so as to exclude from those names any and all of the Excluded Trade Marks to such names as the Purchaser shall nominate. The Purchaser shall, within 10 Business Days of the date of this Agreement, provide ICI with details of the new names that it wishes to be used in relation to the Irish and Philippines Companies. For the avoidance of doubt, those names shall not include any of the Excluded Trade Marks and the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, from Completion onwards use in relation to those Companies any name that includes any of the Excluded Trade Marks, save as otherwise specifically permitted pursuant to Clauses 25.2(b) and (c).

(f)	All goodwill arising out of the use or display by the Purchaser’s Group of any of the Excluded Trade Marks shall accrue to and vest in ICI, or as it shall direct, absolutely. The Purchaser shall, and shall procure that the other members of the Purchaser’s Group and each of the Companies shall (at ICI’s cost), execute all documents reasonably required by ICI in order to give effect to this provision.

(g)	Except as permitted in this Clause 25.2 (Use of the Excluded Trade Marks), the Purchaser shall not, and agrees to procure that no other member of the Purchaser’s Group shall, use any of the Excluded Trade Marks, nor any name or mark confusingly or colourably similar to any of them.

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26.      COSTS AND EXCHANGE RATES

26.1 Responsible for own costs

Subject always to Clause 4.7 (Responsibility for Taxes and fees), each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement, each of the other Transaction Documents and the sale and purchase of the Businesses, the Business Assets, the Shares and the Joint Venture Interest under the Transaction Documents.

26.2 Responsibility for recordal costs

Save as otherwise provided in this Agreement, or any other Transaction Document the Purchaser shall be responsible for all costs, charges and expenses incurred in effecting any recordal of the transfer of title of the Business Assets including, without limitation, recordal of the transfer of title of registered Business IP or registered Joint Venture IP at the relevant Intellectual Property registries.

26.3 Exchange Rate for Foreign Currencies

For the purpose of converting amounts specified in one currency into another currency (including the Business Cash Consideration and the Working Capital Adjustment, the Net Debt Adjustment, the Net Debt Interest Adjustment or any portion or allocation of those payments as required by any Transaction Document) where required, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the closing mid-point spot rate for exchanges between those currencies quoted in the Financial Times (London edition) for the nearest Business Day for which that rate is so quoted on or prior to the date for the conversion. For the purposes of calculating the Working Capital, the Final Cash Balance or the Final Financial Debt, the Long-term Provisions, the Intra-Group Borrowings or the Intra-Group Lendings (or any element of any of these calculations) the date of the conversion of the value of any asset or liability being a component of the relevant calculation shall be deemed to be the Completion Date. For any other purposes, the date of the conversion will be 2 Business Days prior to the Due Date for payment. In respect of the Working Capital Statement and with particular reference to the mechanisms to calculate the Working Capital Adjustment, the relevant amounts shown in the Estimated Working Capital Statement will first be converted to local currencies with the exchange rates set out in document 4.1.19 of the Data Room Index and the resulting local currency amounts compared against the relevant local currency amounts as at the Transfer Time. The amount of any difference between the estimated and actual local currency amounts will then be converted to US Dollars at the closing mid-point rate for exchanges between those currencies quoted in the Financial Times (London edition) for the nearest Business Day for which that rate is so quoted on or prior to the date for the conversion. For the purposes of calculating the Working Capital Adjustment the date of the conversion of the value of any asset or liability being a component of the relevant calculation shall be deemed to be the Completion Date.

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26.4	Lawful currency becomes the Euro

If the United Kingdom and/or Denmark becomes a participating member state for the purposes of European Monetary Union and the Euro becomes the lawful currency of the United Kingdom and/or Denmark, then:

(a)	that shall not affect the validity of this Agreement or the rights and obligations of the parties under it, nor shall it give any party the right to alter or terminate this Agreement unilaterally; and

(b)	with effect from the date on which it occurs any amount referred to in the Agreement in pounds shall be redenominated in Euros at the rate and in the manner determined by the relevant legislation.

27. ENTIRE AGREEMENT

27.1 This Agreement and the other Transaction Documents set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares, the Businesses and the Joint Venture Interest. This Agreement supersedes all prior agreements, undertakings or arrangements (whether oral or written) relating to the sale and purchase of the Shares, the Businesses and the Joint Venture Interest which shall cease to have any further force or effect. It is agreed that:

(a)	no party has entered into this Agreement or any other Transaction Document in reliance upon any statement, representation, warranty or undertaking of any other party or any of its Connected Persons other than those expressly set out or referred to in this Agreement or any other Transaction Document;

(b)	any warranties, terms or conditions which may be implied by law in any jurisdiction in relation to the transactions proposed by the Transaction Documents shall be expressly excluded or, if incapable of exclusion, irrevocably waived;

(c)	no party shall have any claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by any other party or any of its Connected Persons;

(d)	save for such liability as a party and its Connected Persons has under or in respect of any breach of this Agreement or any of the other Transaction Documents, no party or Connected Person shall owe any duty of care, nor have any liability in tort or otherwise, to any other party or its respective Connected Person in respect of, arising out of, or in any way relating to the transactions contemplated by the Transaction Documents; and

(e)	this Clause 27 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

The agreements and undertakings in this Clause 27 are given by each party on its own behalf and as agent for each of its Connected Persons. Each party acknowledges that the other party gives such agreements and undertakings as such agent with the full

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knowledge and authority of each of its respective Connected Persons. In this Clause 27, Connected Person means, in each case, to the extent that they are involved on behalf of a party, (i) a party’s officers, employees, group undertakings, agents and advisers, (ii) officers, employees, agents and advisers of a party’s group undertakings; and (iii) officers, employees and partners of any such agent or adviser or of any group undertaking of such an agent or adviser.

27.2 Each of ICI and the Purchaser agrees that:

(a)	it will procure so far as it is legally able that each of its Connected Persons complies with, and does not make any claim which is inconsistent with, the terms of Clause 27.1; and

(b)	it will indemnify and hold harmless the other and each of that other’s Connected Persons on demand from and against all Costs suffered or incurred by any of them arising directly or indirectly from a breach of this Clause 27 by ICI or the Purchaser or, as the case may be, any of their respective Connected Persons.

27.3 No representation as to accuracy

Without prejudice to the foregoing provisions of this Clause 27 and to the Warranties, the Purchaser acknowledges and agrees that no member of the ICI Group makes nor has previously made any representation or warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser (howsoever provided) on or prior to the date of this Agreement, including without limitation anything contained in the Disclosure Letter or the materials provided at or in relation to the presentations by the management of the Business or by ICI to the Purchaser.

27.4 Financial Promotion

Each party acknowledges to each other party, after due and careful consideration, that:

(a)	it is not entering into any of the Transaction Documents in consequence of or in reliance on any unlawful communication (as defined in Section 30(l) of the Financial Services and Markets Act 2000) made by any other party or such other party’s professional advisers;

(b)	except as expressly provided in the Transaction Documents, it is entering into, this Agreement solely in reliance on its own commercial assessment and investigations and advice from its own professional advisers; and

(c)	the other party is entering into this Agreement in reliance on the acknowledgements given in this Clause 27.

28.	NO SET-OFF

Save as expressly provided in this Agreement or any other Transaction Document, any payments to be made by any party under this Agreement or any other Transaction Document (including in respect of any Purchaser’s Claim, ICI Claim or Tax Claim) shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

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29.     CONTINUING EFFECT

Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

30. INVALIDITY

If all or any part of any provision of this Agreement or any Transaction Document (the Relevant Provision) shall be or become illegal, invalid or unenforceable, then the remainder (if any) of the Relevant Provision and/or all other provisions of this Agreement or the relevant Transaction Documents shall remain valid and enforceable, and, in addition, the Relevant Provision shall be deemed either: (i) amended to the extent necessary to render the Relevant Provision legal, valid and enforceable, such amendments to differ from the replaced provision as little as possible and the effect of such amendments to be as close to the intended effect of the illegal, invalid or unenforceable provision; or (ii) (in the event that such amendment is not permitted under applicable law) severed in its entirety from this Agreement or the relevant Transaction Document, and the rights and obligations of the parties shall be construed accordingly.

31. AMENDMENTS, VARIATIONS, RELEASES AND WAIVERS

31.1 Amendments to be in writing

Subject only to any deemed amendment to, or severance of, any provision of this Agreement pursuant to Clause 30 (Invalidity), no amendment or variation of the terms of any Transaction Document shall be effective unless it is made or confirmed in a written document signed by all of the parties to such document.

31.2 Release of rights and liabilities

Any liability of:

(a)	the Purchaser or any other member of the Purchaser’s Group to ICI or any other member of the ICI Group and/or any right of ICI under this Agreement; or

(b)	ICI or any other member of the ICI Group to the Purchaser or any other member of the Purchaser’s Group and/or any right of the Purchaser under this Agreement,

may, in whole or in part, be released, compounded or compromised or time or indulgence may be given in respect of it without in any way prejudicing or affecting its rights against the Purchaser or any other member of the Purchaser’s Group (or, as the case may be, ICI or any other member of the ICI Group) in respect of any other liability under this Agreement.

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31.3   Waivers

Any release, delay or waiver by a party in favour of the other of any (or any part of any) of its rights under this Agreement shall only be binding if it is given in writing. Any such release, delay or waiver shall:

(a)	be confined to the specific circumstances in which it is given; and

(b)	not affect any other enforcement of the same right or the enforcement of any other right by or against any of the parties.

32. ASSIGNMENT

32.1 Permitted assignments

(a)	Neither the obligations nor the benefits under this Agreement or any of the other Transaction Documents shall be assignable except in accordance with this Clause 32.1.

(b)	The Purchaser may, upon giving written notice to ICI, assign the benefit of the Transaction Documents in whole or in part (subject, for the avoidance of doubt, to all limitations contained herein including, without limitation, limitations on claims under the Warranties) to one or more members of the Purchaser’s Group (a Permitted Assignee) subject to the following conditions (each an Assignment Condition):

(i)	if any such assignment takes place in respect of this Agreement to more than one Permitted Assignee the terms of the assignment shall be such as to vest in only one Permitted Assignee any and all benefits afforded by this Agreement to the Purchaser to pursue any Purchaser’s Claim for itself and on behalf of any relevant member of the Purchaser’s Group; and

(ii)	if Permitted Assignee shall subsequently cease to be a member of the Purchaser’s Group, the Purchaser shall procure that, prior to its ceasing to be a member of the Purchaser’s Group, the Permitted Assignee shall assign so much of the benefit of the Transaction Documents as has been assigned to it to the Purchaser or (upon giving further written notice to the Sellers) to another member of the Purchaser’s Group. Any purported assignment in contravention of this Clause 32.1 shall be void.

(c)	ICI may assign the benefit of this Agreement in whole or in part to one or more members of the ICI Group from time to time subject to the Assignment Conditions in Clause 32.1(b)(ii) by reference to the ICI Group.

32.2 No increase in liability

The parties hereby agree that where the Purchaser, or ICI, assigns the benefit of this Agreement under Clause 32.1 (Permitted assignments) in whole or in part to any other person, the liabilities of (in the case of an assignment by ICI) the Purchaser (and all other members of the Purchaser’s Group) to ICI or (in the case of an assignment by the Purchaser) ICI (and all other members of the ICI Group) to the Purchaser under this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

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33.     NOTICES

33.1 Notice requirements

All notices and other communications relating to this Agreement:

(a)	shall be in writing;

(b)	shall be delivered by hand or sent by post or facsimile (and if sent by facsimile, a hard copy shall also be sent by post but this shall not affect the validity of the facsimile as notice for the purpose of this Clause 33);

(c)	(subject to this Clause 33.1 (Notice requirements)) shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked as shown in Clause 33.2 (Initial details of parties), subject to such amendments as may be notified from time to time in accordance with this Clause 33 by the relevant party to the other parties by not less than 15 Business Days’ notice, except that no party may so notify an address outside England and Wales;

(d)	may in the alternative in the case of any judgement or other notice or process on any party which is a company incorporated in England and Wales, be delivered or sent to its registered office from time to time; and

(e)	shall take effect:

(i)	if delivered by hand, upon delivery;

(ii)	if posted, at the earliest of the time of delivery and (if posted to an address in the same country as the sender (and for these purposes the United Kingdom shall be regarded as one country) by first class, pre paid, registered post) 10 a.m. on the second Business Day after posting or (if posted to an addressee not in the same country as the sender by first class, pre-paid, registered airmail) 10 a.m. on the fourth Business Day after posting; or

(iii)	if sent by facsimile, when a complete and legible copy of the communication, whether that sent by facsimile or a hard copy sent by post or delivered by hand, has been received at the appropriate address, provided that if any communication would otherwise become effective on a non-Business Day or after 5.00 p.m. on a Business Day, it shall instead become effective at 10 a.m. on the next Business Day and if it would otherwise become effective before 9 a.m. on a Business Day, it shall instead become effective at 10 a.m. on that Business Day.

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33.2     Initial details of parties

The initial details for the purposes of Clause 33.1 (Notice requirements) are:

Party:	IMPERIAL CHEMICAL INDUSTRIES PLC

Address:	20 Manchester Square, London W1U 3AN

Facsimile number:	00 44 20 7009 5727

Marked for the attention of:	The General Counsel

Party:	KERRY GROUP PLC

Address:	Prince’s Street Tralee County Kerry Ireland

Facsimile number:	00 353 718 2967

Marked for the attention of:	The Director of Legal Affairs

34. DISPUTE RESOLUTION

34.1 Dispute escalation

The parties shall use their best endeavours to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this Agreement or any of the other Transaction Documents (or their construction, validity or termination) (a Dispute). If a Dispute cannot be settled through negotiations by appropriate representatives of each of the parties, either party may give to the other a notice in writing (a Dispute Notice). If the Dispute is not settled by agreement in writing between the parties within 10 Business Days of the Dispute Notice it shall be resolved if the Dispute is of a technical nature, by an expert pursuant to Clause 34.2 (Expert determination) and, in any other case, in accordance with Clauses 34.3 (Confidential negotiations) and 37 (Law and Jurisdiction).

34.2 Expert determination

Any Dispute with respect to any matter which is of a technical nature shall at the instance of any party be referred to a person agreed between the parties, and, in default of agreement within 5 Business Days of a notice from any party to the other calling upon the other so to agree, to a person chosen on the application of any party by the President for the time being of the Institute of Chartered Accountants. For the purpose of Clauses 34.1 and 34.2, a matter shall be deemed to be of a “technical nature” if it relates to or arises in relation to a dispute concerning the meaning of any individual element forming part of the definition of the “Worldwide Business”, “Products”, “Excluded Technology” (all used in this Agreement), the categorisation of “Technical Information” or any matter falling within the scope of Clauses 21.5 (Allocation of Technical Information), 21.6 (Uncategorised Technical Information) or 21.7 (ICI’s access to verify Technical Information) or any matter falling within Schedule 4 (ICI Group Standards).

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(a)	Such person:

(i)	shall act as an expert and not as an arbitrator;

(ii)	shall decide on the procedure to be followed in the determination (provided that, in any event, he shall give all parties a full opportunity of making such representations as they may reasonably require) and be required to deliver his determination in writing to the parties within 20 Business Days of his appointment; and

(iii)	may, if he thinks fit, award interest at the Agreed Rate on any amount which is determined to be payable by one party to the other from the date of the Dispute Notice.

(b)	The decision of such expert shall be final and binding. The costs of such expert shall be in the expert’s discretion. In default of a determination by the expert they shall be borne equally by the parties. Each party shall provide to the expert all information reasonably requested by him to aid his determination of the dispute.

34.3 Confidential negotiations

All negotiations connected with a Dispute pursuant to Clause 34.1 (Dispute escalation) or 34.2 (Expert determination) will be conducted in complete confidence and the parties undertake not to disclose details of such negotiations except to their professional advisers who have been advised of such confidentiality. All negotiations will be without prejudice to the rights of the parties in any future proceedings.

35. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

35.1 Subject to Clause 35.2, each party undertakes to each other that each of its respective Connected Persons shall have the right to enforce the terms of Clause 27 (Entire Agreement) under the Contracts (Rights of Third Parties) Act 1999.

35.2 The rights of Connected Persons under Clause 35.1 are subject to the other terms and conditions of this Agreement and the Transaction Documents.

35.3 Save as provided in Clause 35.1, a person who is not party to the Transaction Documents shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of their terms.

36. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until all the parties have executed at least one counterpart but all the counterparts shall together constitute but one and the same instrument.

37. LAW AND JURISDICTION

This Agreement and unless otherwise stipulated in this Agreement all agreements concluded hereunder shall be governed by and construed in accordance with English law. Each party agrees that (subject to Clause 34.2) the courts of England and Wales are to have exclusive jurisdiction to settle any claim or matter arising under this

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Agreement and all agreements concluded hereunder and each party submits to the jurisdiction of the English courts. Nothing in this Clause 37 (Law and Jurisdiction) shall limit the right of any party to apply to any relevant court of competent jurisdiction in any territory outside England and Wales for the purpose of enforcement against any other party within such territory of an order or judgement of any court in England and Wales in respect of this Agreement.

38. EXECUTION

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

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SCHEDULE 1

CONDUCT UNTIL COMPLETION

Part A : The Businesses and the Companies

Part B : The Joint Venture Company

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SCHEDULE 2

PROPERTY MATTERS

Part A : General conditions – Business Properties and the Philippines Lease

1.	DEFINITIONS
2.	BUSINESS PROPERTY TRANSFERS AND COMPLETION
3.	MATTERS TO WHICH THE BUSINESS PROPERTIES ARE SUBJECT
4.	TITLE
5.	BUSINESS PROPERTY CONSENTS
6.	DELAYED LEGAL COMPLETION
7.	UNDERLEASE
8.	VALUE
9.	NON-MERGER
10.	OTHER JURISDICTIONS
11.	NO LIMITATION OF PROPERTY WARRANTIES
12.	PHILIPPINES LEASE

Part B : Special Conditions – Non-UK Business Properties

1.	DEFINITIONS AND INTERPRETATION
2.	APPLICABILITY OF GENERAL PROPERTY PROVISIONS
3.	ROCHESTER SITE
4.	NORWICH SITE
5.	CANADIAN SITES
6.	NETHERLANDS SITES

Part C : List of Business Properties

Part D : List of Company Properties

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SCHEDULE 3

COMPLETION ARRANGEMENTS

Part A : The Businesses

1.	SELLERS’ OBLIGATIONS
2.	PURCHASER’S OBLIGATIONS
3.	NOTICE OF SALE

Part B : The Shares

1.	SELLERS’ OBLIGATIONS
2.	MEETINGS OF THE DIRECTORS OF THE COMPANIES
3.	PURCHASER’S OBLIGATIONS AT COMPLETION

Part C : Joint Venture Interest

1.	JOINT VENTURE SELLER’S OBLIGATIONS

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SCHEDULE 4

ICI GROUP STANDARDS

1.	PEL
2.	ENGINEERING STANDARDS
3.	SHE STANDARDS

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SCHEDULE 5

PENSIONS AND RELATED BENEFITS

Part A : UK Pensions

1.	INTERPRETATION
2.	THE RECEIVING SCHEME
3.	CALCULATION OF TRANSFER AMOUNT
4.	TRANSFER
5.	ADDITIONAL VOLUNTARY CONTRIBUTIONS
6.	SHORTFALL
7.	SELLER’S PROTECTION
8.	NO ASSISTANCE

Part B : US Pensions

1.	INTERPRETATION
2.	DEFINED BENEFIT PLAN
3.	DEFINED CONTRIBUTION PLAN
4.	POST RETIREMENT WELFARE BENEFITS
5.	NONQUALIFIED DB PLANS
6.	ERP
7.	IARP
8.	SELLER’S PROTECTION

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Part C : Canadian Pensions

1.	INTERPRETATION
2.	THE RECEIVING SCHEME
3.	CALCULATION OF TRANSFER AMOUNT
4.	TRANSFER
5.	ICI AUGMENTATION OF ADJUSTED TRANSFER AMOUNT
6.	SELLER’S PROTECTION
7.	NO ASSISTANCE
8.	POST-EMPLOYMENT WELFARE BENEFITS

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Part D : Netherlands Pensions

1.	INTERPRETATION
2.	PURCHASER’S PENSION CARRIER
3.	DETERMINATION OF TRANSFER AMOUNT
4.	PAYMENT OF TRANSFER AMOUNT
5.	ADDITIONAL PAYMENT
6.	TRANSITIONAL PERIOD

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Part E : Irish Pensions

Part (a): Irish Pension Provisions

1.	DEFINITIONS
2.	TRANSFER OF RESPONSIBILITIES FOR THE IRISH PENSION SCHEME
3.	RETIREMENT BENEFITS TO BE PROVIDED BY THE PURCHASER
4.	GUARANTEE OF FULL TRANSFER AMOUNT
5.	EXCESS REPAYMENT
6.	CALCULATION AND REVIEW OF THE SHORTFALL PAYMENT OR EXCESS REPAYMENT
7.	FAILURE TO AGREE

Part (b): Definitions

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Part F : Rest of the World Pensions

Part (a): Global Provisions

1.	DEFINITIONS
2.	HOW THIS PART F APPLIES
3.	RETIREMENT BENEFITS TO BE PROVIDED BY THE PURCHASER
4.	PURCHASER PLANS
5.	PRINCIPLES GOVERNING THE TREATMENT OF RETIREMENT BENEFITS
6.	PROVISIONS RELATING TO TRANSFER PAYMENTS AND TRANSFERS OF LIABILITIES
7.	GUARANTEE OF FULL TRANSFER AMOUNT
8.	EXCESS REPAYMENT
9.	SPLIT TREATMENT OF RETIREMENT BENEFITS
10.	FORMER EMPLOYEES AND BENEFICIARIES
11.	FAILURE TO AGREE
12.	SELLER’S PROTECTION

Part (b): definitions

13.	DEFINITIONS

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SCHEDULE 6

WARRANTIES

For the purpose of this Schedule, all references to Worldwide Business shall include the Businesses and the Companies and, in each case, each of them but shall not include the Joint Venture Business.

Part A: General Warranties (Businesses and Companies)

1.	ACCOUNTING RECORDS

The accounting books and records of the activities of the Worldwide Business required by law to be maintained have, in all material respects, been so maintained in accordance with the normal practice of the ICI Group and such laws, are, in all material respects, up-to-date and contain all material matters required by law to be entered in them and are in the possession of or under the control of the relevant member of the ICI Group.

2.	ACCOUNTS

(a)	The Special Purpose Accounts were properly extracted and compiled, in all material respects, from the management information and in accordance with the basis of preparation note set out in the Special Purpose Accounts.

(b)	The Special Purpose Accounts have been prepared on a basis which is consistent and in accordance with the accounting policies and procedures as stated in the last audited accounts of the ICI Group to the extent relevant to the financial information included in the Special Purpose Accounts.

(c)	The Special Purpose Accounts accurately reflect in all material respects the trading activities of the Worldwide Business undertaken in the periods to which they relate save for the indirect costs for the relevant periods shown in Note 8 of the Special Purpose Accounts.

(d)	The calculations of the indirect costs shown in Note 8 of the Special Purpose Accounts has been undertaken with reasonable skill and care.

3.	EVENTS SINCE BALANCE SHEET DATE

Since the Balance Sheet Date, in relation to the Worldwide Business:

(a)	so far as ICI is aware, the Worldwide Business has been carried on in the ordinary and usual course;

(b)	no material debtor has been released in relation to the Worldwide Business on terms that it pays less than the book value of any debt (subject to settlement discounts on the usual terms which have been disclosed to the Purchaser in the Disclosure Letter) and no material debt has been written off or has proved to be irrecoverable to any extent. For these purposes material means in respect of any debtor a sum not less than US$400,000;

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(c)	no Business Seller or Company has acquired or agreed to acquire any business or asset with a value in excess of US$400,000:

(i)	otherwise than in the ordinary and normal course of trading; or

(ii)	for a consideration which is equal to or higher than open market value at the time of its acquisition;

(d)	no Business Seller or Company has disposed of or agreed to dispose of any business or asset:

(i)	otherwise than in the ordinary and normal course of trading; or

(ii)	for a consideration which is lower than open market value or book value (whichever is the higher) at the time of its disposal; and

(e)	no Business Seller or Company has assumed or incurred, or agreed to assume or incur, any liability (actual or contingent), obligation, commitment or expenditure:

(i)	otherwise than in the ordinary and normal course of trading; or

	(ii)	involving an amount in excess of US$400,000.

4.	CONNECTED PERSONS

So far as ICI is aware, neither ICI nor any member of the ICI Group has any direct or indirect interest which is material in the context of the Worldwide Business in any business which has a close trading relationship with the Worldwide Business or which is, or is likely to become, competitive with the Worldwide Business.

5.	ASSETS

5.1 Except for Stock disposed of in the ordinary course of business or assets acquired subject to retention or reservation of title by the supplier or manufacturer of such assets in the ordinary course of business, all the Business Assets and all the assets of each of the Companies:

(a)	are owned by a Business Seller or Company free from and clear of all liens, charges, mortgages or other Encumbrances other than Permitted Encumbrances; and

(b)	are in the possession of or under the control of the relevant Business Seller or Company.

5.2 Where any Business Assets are used but not owned by a Business Seller or where any assets are used but not owned by a Company or any facilities or services are provided to a Business Seller or a Company by a third party, so far as ICI is aware, no material event of default has been notified in writing to a Business Seller or Company which default may entitle any third party to terminate any agreement or licence which is material in the context of the Worldwide Business in respect of the provision of such facilities or services.

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5.3      The Business Assets together with the assets and rights owned and rights enjoyed by the Companies and the Joint Venture Company and together with the rights conferred upon or acquired by the Purchaser and/or any Purchasing Company under or pursuant to the Transaction Documents, taken together comprise in all material respects all the assets and rights which are necessary for carrying on the Worldwide Business in substantially the manner it was carried on by the Business Sellers, the Companies and the Joint Venture Company in the 12 months preceding the date of this Agreement.

6.	CONTRACTS, COMMITMENTS, ETC.

6.1 So far as ICI is aware, no member of the ICI Group or any of the Companies has received written notice in the 12 months prior to the date of this Agreement, that it is in default in any material respect under any Material Contract to which it is a party and which would entitle the other party thereto to exercise a right of termination under such agreement.

6.2	There is no such Material Contract outstanding in relation to the Worldwide Business:

(a)	which was entered into other than in the ordinary course of business;

(b)	which was entered into other than by way of bargain at arm’s length;

(c)	which by virtue of the Transaction Documents is likely to result in:

(i)	any other party being relieved of any material obligation or becoming entitled to exercise any material right (including any right of termination or any right of pre-emption); or

(ii)	any Business Seller or Company being in material default under any such contract; or

(d)	which establishes any joint venture, consortium, partnership or profit (or loss) sharing arrangement or agreement other than in relation to the Joint Venture Company.

6.3 All material details of all Material Contracts are contained in the Data Room.

6.4 The Scottish Grant has been fully drawn down, and all conditions of the grant have been complied with in all material respects.

7.	CUSTOMERS AND SUPPLIERS

7.1 So far as ICI is aware, during the 12 months preceding the date of this Agreement no Business Seller or Company has received any written notice from a customer or supplier under the terms of a Material Contract which notice provides that the customer or supplier has:

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(a)	ceased to deal with a Business Seller or Company or materially reduced (in scope or extent, and in the context of the Worldwide Business as a whole) its dealings with a Business Seller or a Company; or

(b)	an intention to cease to deal with a Business Seller or Company, either in whole or in part or to materially reduce (in scope or extent, and in the context of the Worldwide Business as a whole) such dealing.

8.	STAMP DUTY

All documents which in any way affect the right, title or interest of any Business Seller or any Company in or to any of the Business Assets or any assets of any of the Companies or which give any Business Seller or any Company any right of enforcement and which attract stamp duty or any similar tax anywhere in the world have been duly stamped within the requisite period for stamping.

9.	COMPLIANCE

So far as ICI is aware, in the 12 months prior to the date of this Agreement, neither ICI nor any of the Sellers nor any Company has received written notice that they have done or omitted to do any act or thing which is or could be in contravention or breach of or the subject of enquiry, investigation or proceedings under the provisions of any Act, Order or Regulation in any jurisdiction giving rise to a fine, penalty, default, proceedings or other such liability which is material in the context of the Worldwide Business.

10.	COMPETITION

10.1 So far as ICI is aware, the Worldwide Business is not and has not been subject to any investigation or disciplinary proceedings (whether judicial, quasi-judicial or otherwise) in any jurisdiction and no Business Seller or Company has received written notice in the 24 months prior to the date of this Agreement (i) stating that any such proceeding or investigation is pending or threatened; or (ii) containing any request for information from any governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any antitrust or similar legislation in any country. So far as ICI is aware, no matter exists which is expected to give rise to such an investigation, proceeding or request for information.

10.2 None of the Business Sellers (in relation to the Businesses) or the Companies has within the past 24 months given a written undertaking or written assurance (whether legally binding or not) to, or entered into any consent decree with, any governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction.

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10.3    None of the Business Sellers (in relation to the Businesses) or the Companies is subject to any order, consent decree, decree, regulation or decision made by any governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction.

10.4    None of the Business Sellers (in relation to the Businesses) or the Companies is or has within the past 24 months been a party to or involved in any agreement, arrangement or concerted practice in respect of which a request for an advisory opinion of the United States Federal Trade Commission or a request for a business review letter from the Antitrust Division of the United States Department of Justice has been made, or an application for negative clearance and/or an exemption has been made to the European Commission, the EFTA Surveillance Authority, the UK Office of Fair Trading, or any other national competition authority.

11.	PRODUCT RISK

11.1 None of ICI or the Business Sellers or the Companies has received written notice of:

(a)	any outstanding, pending or threatened claim which is material in the context of the Worldwide Business; or

(b)	any matter that could give rise to a claim which would be material in the context of the Worldwide Business,

against ICI, any of the Business Sellers or any Company, in respect of defects in quality or delays in delivery or completion of contracts or otherwise relating to liability for goods or services supplied or to be supplied by the Worldwide Business.

11.2 So far as ICI is aware, neither the Business Sellers nor the Companies in relation to the Worldwide Business are being prosecuted or investigated in connection with any breach of any legally binding acts regulations or restrictions in relation to food or food ingredients (Food Regulations) or the labelling or packing of them.

11.3 So far as ICI is aware, in the last 12 months no food or food ingredients stored, processed, packed, labelled, or transported at or from the Properties has been identified as being in material breach of Food Regulations before supply to customers of the Worldwide Business.

11.4 The Properties have been registered and remain registered and approved in accordance with the Food Regulations to carry out the activities carried on at the relevant Property as at the Transfer Date.

11.5 Each of the Business Sellers and each of the Companies has taken all reasonable precautions in connection with its handling and/or processing and sale of all Genetically Modified Organisms (GMO).

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12.	EMPLOYEES

12.1 The following details (subject to applicable data protection legislation) in relation to Employees (save for Employees employed by the Joint Venture Company) have been disclosed in all material respects to the Purchaser in the Disclosure Letter:

(a)	Copies of the written employment contracts for those Employees whose basic annual salary exceeds US$100,000 (or €100,000 in countries where salary is paid in Euros) and any standard form terms of employment or benefits for other Employees;

(b)	their age and dates of commencement of employment;

(c)	any bonus, commission and profit sharing arrangements;

(d)	rates of basic salary and material contractual benefits; and

(e)	particulars of any collective agreement, arrangement with trade unions, staff associations, and other representative bodies and elected representatives of such Employees.

12.2 No Employee has been promised any guaranteed increase in basic salary or other benefits and there is no agreement with any Employee to increase his or her basic salary or any other benefits at a date in the future.

12.3 No Employee participates in any share incentive, share option bonus, profit-related or other incentive scheme.

12.4 The contracts of employment of 90 per cent. of the Employees may be terminated without damages or compensation (other than that payable under statute or otherwise under local law) by the relevant Business Seller or Company giving at any time no more than 6 months’ notice.

12.5 There is no material litigation, claim or other dispute (whether oral or in writing) between the relevant Business Seller or Company and any individual Employee whose basic annual salary exceeds US$100,000 (or €100,000 in countries where salary is paid in Euros) or a material number or category of Employees, or between the relevant Business Seller or Company and any trade union, staff association, works council or any other employee representative.

12.6 Since the date 6 months prior to the date of this Agreement, there has been no change in the terms of the employment of any persons by the Companies or by the Business Sellers in relation to the relevant Company or Business which would increase in aggregate the total annual payroll of the Business (including all pension, commission and similar payments and all benefits in kind) by more than 5 per cent. per annum.

12.7 No Employee of or consultant to the Worldwide Business whose basic salary is in excess of US$100,000 (or €100,000 in countries where salary is paid in Euros) has given or received notice terminating their employment or engagement in connection with the Worldwide Business or is entitled to terminate such employment as a result of the parties entering into this Agreement.

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12.8    There is no industrial action or dispute existing or, so far as ICI is aware, pending or threatened in respect of or concerning any material number of the Employees.

12.9    There is no collective agreement or other agreement or arrangement (whether in writing, or by custom and practice) with any trade union, staff association, staff works council or other organisation of employees in relation to the Worldwide Business and neither ICI nor any Business Seller nor any of the Companies is involved or likely to be involved in connection with the Worldwide Business in any industrial or trade dispute or negotiation with any trade union or other organisation of employees nor any application for recognition pending before the Central Arbitration Committee under the Employment Relations Act 1999 nor any prior notice of such.

12.10  The 214 Employee roles identified in the Additional Employee List, together with (i) all of the other Employees employed in the Worldwide Business as at the date of this Agreement; and (ii) appropriate corporate support functions, including tax, legal, IT, human resources, communications and safety, health and environmental personnel of the Purchaser will comprise in the reasonable opinion of ICI sufficient employees as are, in all material respects, reasonably necessary for carrying on and operating the Worldwide Business at Completion in substantially the same manner as at the date of this Agreement.

13.	LITIGATION AND REGULATION

13.1 So far as ICI is aware, save as plaintiff in the collection of debts arising in the ordinary course of business and not exceeding US$500,000 in the aggregate, no member of the ICI Group or Company is a party to any litigation or arbitration proceedings affecting the Worldwide Business which are in progress and, so far as ICI is aware, there are no such proceedings threatened in writing by or against any of them where the amount claimed does or is likely to exceed US$500,000 and ICI has not received written notice of anything which it is anticipated will give rise to any such litigation or arbitration proceedings affecting any part of the Worldwide Business.

13.2 So far as ICI is aware, no Business Seller or Company has received written notice in the 12 months prior to the date of this Agreement, stating that a governmental or official investigation or enquiry concerning the Worldwide Business or any material part of it is in progress or pending.

14.	INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

14.1 Details of the registered Company IP and the registered Business IP is set out in the List of Registered Company IP and List of Registered Business IP respectively and all such details are complete and accurate in all material respects.

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14.2    There is no registered Company IP or registered Business IP owned by any of the Companies or Business Sellers details of which are not set out in the List of Registered Company IP or List of Registered Business IP respectively.

14.3    Copies or details of all material Business IP Contracts and Company IP Contracts have been disclosed to the Purchaser in the Data Room.

14.4    The Companies or the Registered Business IP Owners, as appropriate, are the sole legal and beneficial owners of the registered Company IP and the registered Business IP.

14.5    None of the Business Sellers or the Companies has, in the 12 months prior to the date of this Agreement, received a written notice alleging that the conduct of the Worldwide Business is infringing the Intellectual Property rights of others where, if that allegation was to succeed, it would have a material and adverse effect on the Worldwide Business taken as a whole.

14.6    None of the Business Sellers or the Companies has, in the 12 months prior to the date of this Agreement, issued any written notice alleging that a third party is materially infringing any of the registered Business IP or the registered Company IP where, if that allegation was to succeed, it would have a material and adverse effect on the Worldwide Business taken as a whole.

14.7    No member of the ICI Group or any of the Companies has received written notice in the 12 months prior to the date of this Agreement that it is in default in any material respect of a Business IP Contract, a Company IP Contract or a contract mentioned in Paragraph 14.10, which would entitle the other party to exercise a right of termination of the relevant Business IP Contract, the Company IP Contract or a contract mentioned in Paragraph 14.10.

14.8    All products to which the Special Purpose Accounts relate, and all products that have been sold as part of the Worldwide Business since the date of the Special Purpose Accounts, are in the products listed in Products.

14.9    None of the Business Sellers or the Companies has, in the 12 months prior to the date of this Agreement, received a written notice in relation to the Worldwide Business from a competent authority alleging that it failed to comply with any requirement of:

(a)	the Data Protection Act 1998; or

(b)	any other data protection or privacy legislation anywhere in the world where the Worldwide Business is carried on.

14.10 Copies or details of all Material Contracts (including all material licences, leases, development, maintenance, support, escrow, disaster recovery, outsourcing and services agreements but excluding those relating to standard business software available “off-the-shelf”) relating to any information technology used in the Worldwide Business (including any computer hardware, computer software or communications systems) and other than those transitional services provided in accordance with the Information Technology Agreement and those relating to Excluded IT Systems, or those agreements which are Excluded IT Contracts, have been disclosed to the Purchaser in the Disclosure Letter.

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14.11  So far as ICI is aware, and save as in the ordinary course of business or with its employees, neither ICI nor any Business Seller nor any Company has entered into any confidentiality or other agreement, or is subject to any duty, which restricts the free use or disclosure of the information as is used enjoyed or exploited in the Worldwide Business in a manner that would materially and adversely affect the Worldwide Business.

15.	CORPORATE ORGANISATION AND BUSINESS

15.1 So far as ICI is aware, all material licences, approvals and consents required for the carrying on of the Worldwide Business in the manner in which such business is carried on at the date of this Agreement have been obtained, are in full force and effect and are being complied with in all material respects.

15.2 So far as ICI is aware, in the 12 months prior to the date of this Agreement, ICI and each Business Seller has conducted the Businesses and each of the Companies has conducted its business in all material respects in accordance with all applicable laws and regulations and there is no material default with respect to any order, decree or judgement of any court or any governmental agency.

15.3 There are no powers of attorney or other authorities given by any member of the ICI Group or any Company in relation to the Worldwide Business or any of the Business Assets or any of the assets of the Companies, other than powers of attorney given in the normal course of business in relation to any of the Companies’ bank accounts, the protection and maintenance of Intellectual Property and the handling of legal and tax matters by professional firms, or in connection with the transactions contemplated by this Agreement.

16.	TAX

16.1 None of the Business Assets are or could be subject to the Value Added Tax Capital Goods Scheme provided for in Part XV of the Value Added Tax Regulations 1995 (SI 1995/ 2518).

16.2 The Business Sellers (including any relevant associate as defined in Schedule 10 of VATA) have not elected to waive exemption (or applied for written permission to elect) in accordance with that schedule in relation to the Property (or any of the Business Assets which constitute an interest in or right over land).

17.	PENSIONS

UK pensions

17.1 With the exception of the schemes named in the Disclosure Letter which relate to the Business in the UK (UK Schemes), there are no agreements or arrangements for the provision of any relevant benefits (as defined in Section 612(1) of ICTA with the omission of the exception in that definition) for any person classified by ICI as an Employee who is employed in the UK at the date of this Agreement (a UK Employee) or for any spouse or dependant of any such person nor has any proposal been announced to establish any such agreement or arrangement.

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17.2    The ICI Group has no obligation to contribute to any personal pension scheme (as defined in Section 630 of ICTA) in respect of any UK Employee.

17.3    True and complete copies of the trust deeds and rules and other documents containing the provisions currently governing the UK Schemes in respect of UK Employees and full particulars of the benefits and entitlements under the UK Schemes in respect of UK Employees (including any discretionary practices) and the contributions payable to the UK Schemes in respect of UK Employees have been provided to the Purchaser and there is no obligation to provide benefits under the UK Schemes in respect of UK Employees other than as revealed in such documents and particulars.

17.4    No change in the benefits under the UK Schemes in respect of UK Employees has been announced in the past 12 months.

17.5    The ICI Group is not providing and has not at any time provided or promised to provide ex gratia pensions or other benefits in respect of any UK Employee.

17.6    No discretion or power has been exercised under the UK Schemes in respect of UK Employees to:

(a)	augment benefits; or

(b)	admit to membership anyone on terms relating to transfer credits in circumstances where a full transfer payment has not yet been made in full in respect of that person.

17.7 The ICI Group has duly complied with its obligations under the UK Schemes in respect of UK Employees and all amounts due to be paid to the UK Schemes in respect of UK Employees have been paid when due.

17.8 Each UK Scheme is approved as an exempt approved scheme (within the meaning of Chapter I of Part XIV of ICTA) and there is in force in respect of employments with the ICI Group to which each UK Scheme (excluding BenefitBuilder) relates a contracting-out certificate (within the meaning of section 7 of the Pension Schemes Act 1993) and there is no reason why such approval will or may cease or any such contracting-out certificate will or may be cancelled surrendered or varied.

17.9 In relation to the UK Employees, there are not in respect of the UK Schemes or the benefits under it any claims or actions (including without limitation any complaints made under any internal disputes procedure maintained in respect of the UK Schemes and any references made to the Pensions Ombudsman or the Occupational Pensions Advisory Service) in progress, pending, threatened or anticipated (other than routine claims for benefits).

17.10 BenefitBuilder is a money purchase scheme as defined in Section 181(1) of the Pension Schemes Act 1993.

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U.S. pensions

17.11 The material employee pension benefit plans, within the meaning of Section 3(2) of ERISA, in which U.S. Employees are eligible to participate (the U.S. Employee Pension Benefit Plans) are disclosed in the Disclosure Letter.

17.12 With respect to the U.S. Employee Pension Benefit Plans, copies of the most recently adopted plan document and if applicable, its attendant trust document, have been made available to the Purchaser.

17.13 With respect to the U.S. Employees, no change in the Employee Pension Benefit Plans has been announced, except as described in the Disclosure Letter.

17.14 With respect to the U.S. Employees, the U.S. Employee Pension Benefit Plans have been operated in material compliance with their terms and ERISA.

17.15 The ICI DB Plan and ICI DC Plan are qualified under Section 401(a) and exempt from taxation under Section 501(a) of the Internal Revenue Code of 1986, as amended.

17.16 There is no actual, pending or, so far as ICI is aware, threatened, litigation, arbitration, administrative proceedings, or governmental investigation by or against the U.S. Employee Pension Benefit Plans or fiduciary of any such plan which would have a material adverse impact on a U.S. Employee or on the transfer of assets and liabilities from a U.S. Employee Pension Benefit Plan to an employee benefit plan of the Purchaser contemplated by this Agreement.

17.17 There are not in respect of any U.S. Employee Pension Benefit Plan any claims or actions (including without limitation any complaints made under any internal disputes procedure maintained in respect of the U.S. Employee Pension Benefit Plan) by a U.S. Employee which are in progress, pending, or so far as ICI is aware, threatened (other than routine claims for benefits).

17.18 With respect to the U.S. Employees, ICI does not maintain an employee pension benefit plan as defined in Section 3(2) of ERISA (subject to Title IV of ERISA) which is a multiemployer plan within the meaning of Section 3(37) of ERISA.

Canadian pensions

17.19 With the exception of the schemes named in the Disclosure Letter which relate to the Business in Canada (Canadian Schemes), there are no agreements or arrangements for the provision of any benefits under a registered pension plan (as defined in the Income Tax Act (Canada)) for any person classified by ICI as an Employee who is employed in Canada at the date of this Agreement (a Canadian Employee) or for any spouse or dependant of any such person nor has any proposal been announced to establish any such agreement or arrangement.

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17.20  The Purchaser acknowledges that there is an outstanding approval relating to the merger of the ICI Canada Scheme and a pension plan that formerly provided pension benefits to the Relevant Employees in Brantford, Ontario and that ICI expects that this approval will be forthcoming but cannot guarantee same. The Purchaser further acknowledges that the warranties set out herein are being given by ICI on the assumption that the merger of the above-noted pension arrangements has been fully completed and approved. True and complete copies of the trust deeds and rules and other documents containing the provisions currently governing the Canadian Schemes in respect of Canadian Employees and full particulars of the benefits and entitlements under Canadian Schemes in respect of Canadian Employees (including any discretionary practices) and the contributions payable to the Canadian Schemes in respect of Canadian Employees have been provided to the Purchaser and there is no obligation to provide benefits under Canadian Schemes in respect of Canadian Employees other than as revealed in such documents and particulars.

17.21  No change in the benefits under the Canadian Schemes in respect of Canadian Employees has been announced.

17.22  The ICI Group is not providing and has not at any time provided or promised to provide ex gratia pensions or other benefits in respect of any Canadian Employee.

17.23  The ICI Group has duly complied with its obligations under the Canadian Schemes in respect of Canadian Employees and all amounts due to be paid to the Canadian Schemes in respect of Canadian Employees have been paid when due.

17.24  Each Canadian Scheme is approved as a registered pension plan.

17.25  In relation to the Canadian Employees, there are not in respect of the Canadian Schemes or the benefits under them any claims or actions in progress, pending, threatened or anticipated (other than routine claims for benefits).

Netherlands pensions

17.26 With the exception of the schemes named in the Disclosure Letter which relate to the NL Business (NL Schemes), there are no agreements or arrangements for the provision of any retirement benefits for any person classified by ICI as an Employee who is employed in the Netherlands at the date of this Agreement (a NL Employee) or for any spouse or dependant of any such person nor has any proposal been announced to establish any such agreement or arrangement.

17.27 True and complete copies of the agreement and rules and other documents containing the provisions currently governing the NL Schemes in respect of NL Employees and full particulars of the benefits and entitlements under the NL Schemes in respect of NL Employees (including any discretionary practices) and the contributions payable to the NL Schemes in respect of NL Employees have been provided to the Purchaser and there is no obligation to provide benefits under the NL Schemes in respect of NL Employees other than as revealed in such documents and particulars.

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17.28  No change in the benefits under the NL Schemes in respect of NL Employees has been announced.

17.29  The ICI Group is not providing and has not at any time provided or promised to provide ex gratia pensions or other benefits in respect of any NL Employee.

17.30  No discretion or power has been exercised under the NL Schemes in respect of NL Employees to:

(a)	augment benefits; or

(b)	admit to membership anyone on terms relating to transfer credits in circumstances where a full transfer payment has not yet been made in full in respect of that person.

17.31 The ICI Group has duly complied with its obligations under the NL Schemes in respect of NL Employees and all amounts due to be paid to the carriers of the NL Schemes in respect of NL Employees have been paid when due.

17.32 In relation to the NL Employees, there are not in respect of the NL Schemes or the benefits under it any claims or actions (including without limitation any complaints made under any internal disputes procedure maintained in respect of the NL Schemes and any references made to the Pension and Insurance Supervisory Authority) in progress, pending, threatened or anticipated (other than routine claims for benefits).

Irish pensions

17.33 The information set out in the Disclosure Letter comprises full and accurate disclosure of all retirement, superannuation, pension and death benefit schemes (all such schemes being hereinafter called the Irish Pension Schemes) actually or contingently agreed, or due, or accrued or proposed in respect of all of the current and former employees, officers and directors of the Irish Company.

17.34 Each of the Irish Pension Schemes is a defined benefit scheme (as defined in the Pensions Act, 1990).

17.35 Except for the Irish Pension Schemes, there is not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, undertaking, custom or practice (whether legally enforceable or not) for the payment of, or payment of a contribution towards, any pensions, allowances, gratuitous payments, lump sums or other similar benefits on retirement, death, termination of employment (whether voluntarily or not) or during periods of sickness or disablement (whether during service or after retirement) for the benefit of any employee, officer or director of or consultant to the Irish Company or to any spouse, child or dependant of any such employee, officer, director or consultant.

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17.36  True and complete copies of:

(a)	all of the trust deeds, rules and other documents containing the provisions governing or relating to the Irish Pension Schemes including, without limitation, agreements between the Irish Company and any employee, officer or director relating to the provision of any of the benefits referred to in Paragraph (c);

(b)	all booklets and explanatory literature issued to employees who are or may become members of the Irish Pension Schemes, and of all announcements or other notifications issued to such employees in respect of benefit improvements or other changes to the provisions of the Irish Pension Schemes which are not incorporated in the formal documents governing the Irish Pension Schemes;

(c)	the latest actuarial valuation of the Irish Pension Schemes received prior to the date of this Agreement; and

(d)	a list of the active members, deferred pensioners and pensioners of the Irish Pension Schemes setting out all information required to determine their entitlement to benefits under the Irish Pension Schemes, have been delivered to the Purchaser and copies thereof are attached to the Disclosure Letter.

17.37 The Irish Pension Schemes have been registered pursuant to the provisions of the Pensions Act 1990.

17.38 The Irish Pension Schemes are exempt approved schemes within the meaning of and for the purposes of Section 774 of the Taxes Consolidation Act, 1997 and the ICI Group are not aware of any reason why such exempt status should or could be withdrawn.

17.39 The ICI Group has duly complied with its obligations under the Irish Pension Schemes in respect of the Employees and all amounts due to be paid to the Irish Pension Schemes in respect of the Employees have been paid.

17.40 All lump sum benefits (other than any refund of members’ contributions) payable under the Irish Pension Schemes on the death in service of any member of the Irish Pension Schemes are insured fully under a policy with an insurance company of good repute and all insurance premiums payable have been paid.

17.41 None of the ICI Group, the Irish Company, the trustees or the administrators of the Irish Pension Schemes are involved or engaged in any litigation or arbitration proceedings or other claims or disputes and so far as the ICI Group are aware no claims (other than routine claims for benefits), litigation or arbitration proceedings are pending or threatened by or against the trustees or administrators of the Pension Schemes or against the ICI Group or the Irish Company.

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ROW pensions

17.42 Particulars of all schemes or arrangements of any member of the ICI Group for the provision of retirement or death benefits in operation for or in relation to each Transferring Employee (as defined in Part F of Schedule 5) who is employed at the date of this Agreement (the ROW Schemes) have been disclosed by ICI to the Purchaser in the Disclosure Letter. Such particulars are sufficient to enable the Purchaser to identify the benefits provided for or in respect of each of such persons. The table attached as the Annex to Part F of Schedule 5 summarising the plans for the Transferring Employees (as defined in that Part F) is complete and accurate in all material respects.

17.43 There is no actual, pending or, so far as ICI is aware, threatened litigation, arbitration, tribunal or administrative proceedings or governmental investigation in relation to any of the ROW Schemes and by, against or otherwise involving the trustees or administrator of that scheme or arrangement or any member of the ICI Group.

Pensions generally

17.44 So far as ICI is aware, the UK Schemes, the US Schemes Employee Pension Benefit Plans, the NL Scheme, the Canadian Schemes and the ROW Schemes have been administered in material compliance with all applicable legislation.

18.	ENVIRONMENT

18.1  So far as ICI is aware, each member of the ICI Group, in relation to the Properties and the Businesses and the Companies, is in compliance in all material respects with all Environmental Laws and Environmental Permits which are applicable to the conduct of all or any part of the operations of the Business or, as the case may be, the Companies’ businesses.

18.2  No member of the ICI Group has in relation to the Business or any Property or any Company received any formal written notice, complaint, or other formal written communication from any Competent Authority or any third party alleging any material breach of or failure to comply with Environmental Laws or Environmental Permits or, so far as ICI is aware, that any material Environmental Permit may be suspended, revoked, cancelled, materially restricted or amended or not renewed.

18.3      All material Environmental Permits as are now required in relation to the Businesses and the businesses of the Companies or the use or occupation of any Property are valid and subsisting.

18.4  All material reports commissioned by any member of the ICI Group within the 6 years immediately preceding the date of this Agreement concerning any material soil or groundwater contamination at any of the Properties have been disclosed to the Purchaser.

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19.	THE PROPERTIES

19.1 The particulars of the Properties set out in Part C and Part D of Schedule 2 (Property Matters) are true, correct and complete in respect of the matters set out therein.

19.2 ICI or the relevant member of the ICI Group or the Companies (as the case may be) is solely and absolutely entitled to the Properties.

19.3 The Properties are free from all leases, tenancies, mortgages, charges, Encumbrances (other than Permitted Encumbrances) or other adverse rights covenants or restrictions which would materially and adversely affect their existing use for the purposes of the Worldwide Business.

19.4 So far as ICI is aware the Properties have the benefit of all rights, easements, wayleaves and servitudes necessary for their use and enjoyment for the purposes of the Worldwide Business.

19.5 ICI has not received written notice from any landlord or other competent person of any outstanding breach of the covenants, stipulations and conditions affecting the title to any of the Properties.

19.6 The Properties and their use for the purposes of the Business comply in all material respects with the Planning Legislation.

19.7 No planning, zoning or other similar permissions or consents relating to any of the Properties have been given subject to any unusual or onerous conditions or on a temporary basis.

19.8 No applications for planning permission have been made by ICI or the relevant member of the ICI Group or the Companies (as the case may be) in relation to the Properties and remain outstanding.

19.9 So far as ICI is aware, no written notices, complaints or requirements which would have a material adverse effect on the business carried on by the Companies or the Businesses have been received by ICI or the relevant member of the ICI Group or the Companies (as the case may be) from the local, county or other competent authority in the last 3 years, body or agency in respect of any of the Properties and, so far as ICI is aware, no proposals, orders, acts or things have been made or done by any such competent authority, body or agency concerning the compulsory acquisition of all or any part of the Properties.

19.10 So far as ICI is aware, there are no material outstanding disputes with any person relating to any of the Properties or their use.

19.11 The Properties are the only properties being used for the conduct of the Business.

19.12 The Company Properties comprise all the properties owned occupied or otherwise used by the Companies.

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19.13  The Companies have never owned or otherwise used any property other than the Properties including without limitation any leasehold premises assigned or otherwise disposed of and has no existing or contingent liability in respect of any freehold or leasehold property and in particular has not guaranteed a tenant’s liability under any lease licence or tenancy whether by way of guarantee rent deposit or otherwise.

19.14  There is no outstanding breach of any applicable governmental statutory or by-law requirements relating to the Properties and in particular (but without limitation) relating to fire precautions, health and safety matters and public health matters which would give rise to a material Liability.

19.15  There are no restrictions in the documents of title to the Business Properties or otherwise affecting the Business Properties prohibiting their transfer to a third party save for provisions affecting any leasehold property requiring that landlord’s consent be obtained to a transfer which consent may not be unreasonably withheld.

20.	INSURANCE

20.1 ICI has made available to the Purchaser details of all material claims made during the 3 years prior to the date of entering into this Agreement under policies of insurance maintained by the ICI Group in respect of the Business, the Business Assets and the assets of each of the Companies.

20.2 All the Business Assets and the assets of each of the Companies are insured:

(a)	to their full replacement or reinstatement value in accordance with generally accepted practice;

(b)	with a well established and reputable insurer against all risks customarily insured against;

and there are and have at all material times been in force policies of insurance giving adequate cover against accident, damage, injury, third party loss (including product liability).

21.	DUE INCORPORATION AND CAPACITY

21.1 ICI and each of the Business Sellers and the Company Sellers is duly incorporated, duly organised, validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

21.2 ICI and each of the Business Sellers and the Company Sellers has the corporate power and authority to enter into and perform its obligations under the Transaction Documents.

21.3 ICI has duly authorised, executed and delivered this Agreement and ICI and each of the Business Sellers and the Company Sellers will on the Completion Date or, if applicable, the Delayed Completion Date have authorised executed and delivered any agreements to be entered into pursuant to the terms of this Agreement.

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21.4  The execution, delivery and performance of this Agreement by ICI does not and will not, and the execution, delivery and performance of any agreements to be entered into pursuant to the terms of this Agreement by ICI or any of the Business Sellers or Company Sellers will not:

(a)	contravene or conflict with any provision of its memorandum and articles of association, certificate of incorporation, by-laws or equivalent constitutional documents in each relevant jurisdiction; or

(b)	require the consent of all or any of its shareholders; or

(c)	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

(d)	result in a violation or breach of any applicable laws or regulations or of any order, decree or judgement of any court or any governmental or regulatory authority in any jurisdiction.

21.5 This Agreement constitutes legal, valid and binding obligations of ICI, enforceable against it in accordance with its terms and each other agreement or document contemplated hereby to be executed and delivered by ICI or any of the Business Sellers or the Company Sellers on the Completion Date will on the Completion Date or, if applicable, the Delayed Completion Date be duly and validly executed by ICI or Business Sellers or the Company Sellers and constitute legal, valid and binding obligations of ICI or the Business Sellers or the Company Sellers, enforceable against them in accordance with their respective terms.

21.6 Save as expressly contemplated by the Transaction Documents, no consent, action, approval or authorisation or registration, declaration or filing with any governmental department, commission, agency or other organisation (other than a Relevant Competition Authority) having jurisdiction over ICI is required to be obtained or made by ICI to authorise the execution and delivery by ICI of this Agreement or the performance by ICI of its terms or by ICI or any of the Sellers to authorise the execution and delivery by it of any other agreement or document to be executed and delivered pursuant to this Agreement or the performance by ICI or any of the Sellers of its terms.

21.7 There are no:

(a)	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting ICI or any of the Business Sellers or Company Sellers;

(b)	lawsuits, actions or proceedings pending or, so far as ICI is aware, pending or threatened against or affecting ICI or any of the Business Sellers or Company Sellers; or

(c)	investigations by any governmental or regulatory body which are pending or threatened against ICI or any of the Business Sellers or Company Sellers so far as ICI is aware,

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which, in each case, has or could have a material adverse effect on the ability of ICI to execute and deliver, or perform its obligations under, this Agreement and/or on the ability of ICI or any of the Business Sellers or the Company Sellers to execute and deliver, or perform their respective obligations under, any other documents which are to be executed by ICI or any of the Business Sellers or Company Sellers pursuant to this Agreement.

21.8 No order has been made, petition presented or meeting convened for the winding up of ICI or a Business Seller or Company Seller or any of their direct or indirect holding companies, or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

Part B : Company Specific Warranties

For the purposes of this Part B of this Schedule 6 references to “Company” or to “Companies” shall be to any or all of the Companies.

1.	COMPANY RETURNS AND RECORDS

1.1 The particulars of the Companies and the Shares contained in Schedule 13 to this Agreement are true and accurate.

1.2 Copies of the articles of association (or the equivalent constitutional documents in the relevant jurisdiction of incorporation) of each of the Companies have been disclosed to the Purchaser and are complete and accurate and each of the Companies has complied in all material respects with all the provisions of its memorandum and articles of association and so far as ICI is aware, in particular, has not entered into any ultra vires transaction.

1.3 The Companies are duly organised and validly exist under the laws of the country and state in which they are incorporated and have all requisite corporate powers and authority to own their properties and assets and to conduct the business being carried on by them.

1.4 The register of members of each of the Companies contains a complete and accurate record of the members of the relevant Company and such Company has not received any notice of any application or intended application for rectification and all other statutory books and registers of the Companies are in their possession and have been properly kept.

2.	SHARES AND SHARE CAPITAL AND CONDUCT OF BUSINESS

2.1 The Shares comprise the whole of the issued and allotted share capital of the Companies and all of them are fully paid up or properly credited as fully paid.

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2.2      No person has the right to call for the issue of any share or loan capital of any of the Companies under any option or other agreement or under any conversion rights.

2.3      No loan or share capital of any nature has been issued or allotted or agreed to be issued or allotted since the Balance Sheet Date nor has any option in respect of share or loan capital been given or agreed to be given since the Balance Sheet Date.

2.4      The Companies have not since the Balance Sheet Date repaid or redeemed or agreed to repay or to redeem any shares of its share capital or otherwise reduced or agreed to reduce its issued share capital.

2.5      The Company Sellers are the legal owners of the title to the Shares and the Shares are free of any Encumbrances or other third party rights.

2.6      The Company Sellers have the right to transfer the title to the Shares in accordance with this Agreement.

2.7      Menstrie Foods Limited is a dormant company and has not traded for its own account. All transactions in its name have been carried on by Quest International (Fragrances, Flavours, Food Ingredients) UK Limited.

3.	SUBSIDIARIES, PARTNERSHIPS ETC.

3.1 The Companies do not have any subsidiaries and are not the legal or beneficial owner of any shares or other securities or capital of any other company or corporation whether limited or unlimited.

3.2 None of the Companies is a member of any partnership and has no place of business, branch or permanent establishment other than as disclosed to the Purchaser in the Disclosure Letter.

3.3 The Companies are not, and have not at any time been, and have not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association.

4.	TAXATION MATTERS

4.1 Each of the Companies has within the last 6 years made all material returns and supplied all other material information required to be supplied to all relevant Tax Authorities.

4.2 None of the Companies is involved in any material current dispute with any Tax Authority or is or has in the last 6 years been the subject of any investigation or non-routine visit by any tax authority and none of the Companies has become liable to pay any penalty, surcharge, fine or interest in respect of tax.

4.3 Each of the Companies is and has at all times in the last 6 years been resident in its country of incorporation for tax purposes and is not and has not at any time in that period been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement).

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4.4      In relation to Quest International Ireland Limited:

(a)	it is registered for the purposes of VAT, has been so registered at all times since its incorporation that it has been required to be registered, and such registration is not subject to any conditions imposed by or agreed with the relevant Tax Authority; and

(b)	it has complied with and observed in all material respects the terms of VAT legislation since its incorporation.

4.5 None of the Companies is involved in any dispute with any fiscal authority concerning any matter which would in any material way affect either the Worldwide Business or any of the assets to be transferred under this Agreement.

4.6 No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in respect of any Company, whether in respect of benefits provided to its officers or employees, the valuation of its stock, the depreciation of its assets or any administrative or other matter whatsoever.

4.7 The Companies are not, and so far as ICI is aware will not become, liable to pay any Tax or to be deprived of any Relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which some other company or person is or was primarily liable.

4.8 The book value in or adopted at the Balance Sheet Date as the value of each of the assets of the Companies on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under section 38 TCGA (or similar section) plus an indexation allowance computed as though each asset were disposed of on the date of signing of this Agreement.

4.9 The Companies have made no claim under TCGA sections 242-244 (inclusive) sections 152 to 158 (inclusive) (or similar section) and no claim or other claim has been made by any other persons which affects or could affect the amount or value or the consideration for the acquisition of any asset by the Companies taken into account in calculating liability to corporation tax on chargeable gains on a subsequent disposal.

4.10 The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which any of the Companies has been a party or has otherwise been involved in respect of which a statutory clearance application was made, together with copies of all relevant applications for clearances and copies of all clearances obtained pursuant thereto, all such clearances having been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto, and all such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

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5.	POWERS OF ATTORNEY

5.1 There are not in force any powers of attorney given by any of the Companies, other than powers of attorney given in the normal course of business in relation to any of the Companies’ bank accounts, the prosecution and maintenance of Intellectual Property and the handling of legal and tax matters by professional firms, or in connection with the transactions contemplated by this Agreement.

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Part C: Joint Venture Specific Warranties

1.1 So far as ICI is aware, Paragraphs 21.1, 21.2, 21.3, 21.5, 21.6, 21.7 and 21.8 of Part A of this Schedule 6 (with references therein to the Company Sellers being replaced by references to the Joint Venture Seller) are true and accurate and to the extent that such matters are not true and accurate, they will not have a material adverse effect on the Joint Venture Business.

1.2 The Joint Venture Seller is the sole legal and beneficial owner of the Joint Venture Interest free from any Encumbrances or other third party rights, other than the Joint Venture Agreements and the constitution of the Joint Venture Company.

1.3 So far as ICI is aware, the Joint Venture Seller is not in breach of, or default under the Joint Venture Agreement, the consequence of which will cause a material adverse effect on the Joint Venture Business.

1.4 There are no outstanding cash calls, capital calls or other material liabilities affecting the Joint Venture Seller in relation to the Joint Venture Interest.

1.5 So far as ICI is aware, the Joint Venture Company has the right, as set out in the Joint Venture Technology Agreement, to use all of the Joint Venture IP for those purposes set out in the Joint Venture Technology Agreement.

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SCHEDULE 7

PROVISIONS RELATING TO PURCHASER’S CLAIMS AND ICI CLAIMS

1.	OBLIGATIONS OF THE PURCHASER

1.1 If in relation to any Purchaser’s Claim (other than in respect of the Tax Warranties) the Purchaser or any other relevant member of the Purchaser’s Group is or may be entitled (whether by reason of insurance, payment discount, credit, Relief or otherwise) to recover from some other person (including insurers or any Tax Authority) any sum or saving in respect of any loss, liability or damage the subject of a Purchaser’s Claim or for which a Purchaser’s Claim could be made (and whether before or after ICI or any member of the ICI Group has made payment hereunder), the Purchaser or such other relevant member of the Purchaser’s Group shall:

(a)	promptly notify ICI and provide such information as ICI may reasonably require relating to such liability or dispute and the steps taken or to be taken by the Purchaser or the relevant member of the Purchaser’s Group in connection with it;

(b)	if so required by ICI, at ICI’s cost (which costs shall include the reasonable out-of-pocket costs and expenses of the Purchaser which have been properly incurred by the Purchaser in taking the relevant steps) and before seeking to recover any amount from ICI or any member of the ICI Group pursuant to this Agreement, first take reasonable steps to enforce such right of recovery including, but without limitation, claims against insurers and proceedings as ICI may reasonably require to enforce such recovery; and

(c)	shall keep ICI informed of the progress of any action taken,

and thereafter any Purchaser’s Claim shall be limited to (in addition to the limitation on liability set out in this Schedule 7) the amount by which the loss or damage suffered by the Purchaser or member of the Purchaser’s Group as a result of such Purchaser’s Claim shall exceed the amount so recovered or saving made.

1.2 If, at any time after the date of this Agreement, the Purchaser or any other member of the Purchaser’s Group becomes aware of any third party claim, matter or event (a Third Party Claim) which might lead to a Purchaser’s Claim (except in respect of a Tax Warranty) being made then the Purchaser shall at the cost of ICI, or any other relevant member of the ICI Group:

(a)	procure that notice thereof is promptly given to ICI;

(b)	take or cause to be taken such action as ICI, or the other relevant member of the ICI Group, may reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party Claim;

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(c)	at the request in writing of ICI permit ICI, or any other member of the ICI Group, in the name of and on behalf of the Purchaser or any relevant Company to have the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party Claim including the appointment of legal and other professional advisers and the making of any settlement or compromise of the Third Party Claim;

(d)	render or cause to be rendered to ICI, or the other relevant member of the ICI Group, all such assistance as ICI may reasonably require (including providing access at reasonable times during business hours and upon reasonable notice to information and to employees of the Purchaser and of relevant members of the Purchaser’s Group) in connection with the preparation for and conduct of such proceedings and/or negotiations; and

(e)	not make or cause not to be made any admission of liability, agreement or compromise with any other person, body or authority in relation to such Third Party Claim without prior consultation with the prior agreement of ICI.

PROVIDED ALWAYS that:

(f)	ICI shall procure that the Purchaser is promptly sent copies of all written communications or notified in writing as to the substance of all oral communications pertaining to the Third Party Claim transmitted by or on behalf of ICI, or the other relevant member of the ICI Group, to the other party to the Third Party Claim or its agents or professional advisers;

(g)	the Purchaser or (as the case may be) the relevant member of the Purchaser’s Group shall not be obliged at any time to take or procure such action or to allow ICI, or any other member of the ICI Group, to conduct proceedings or to provide assistance in connection with that Third Party Claim if to do so would be likely to materially prejudice or have a material adverse effect on the business of the Purchaser or of any other businesses of the Purchaser’s Group;

(h)	ICI shall be responsible for the reasonable out-of-pocket costs and expenses of the Purchaser, or the relevant member of the Purchaser’s Group, incurred in relation to taking action to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party Claim;

(i)	ICI shall indemnify the Purchaser, or the relevant member of the Purchaser’s Group against all reasonable out of pocket costs and expenses incurred by the Purchaser or the relevant member of the Purchaser’s Group as a result of ICI exercising its right to have conduct of all proceedings relating to the Third Party Claim;

(j)	without prejudice to Paragraph 1.2(g) above, ICI shall not make or permit to be made, any settlement or compromise of a Third Party Claim without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed);

(k)	the Purchaser shall, assuming it has conduct of all proceedings relating to the Third Party Claim, keep ICI informed as to the steps which are being taken in connection with the Third Party Claim; and

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(l)	where, in relation to a claim to which this Paragraph 1.2 applies, ICI is able to secure a potential settlement with a relevant third party, it shall notify the Purchaser which shall then either:

(i)	agree to that settlement (in which event ICI and each member of the ICI Group shall be released from all liability in respect of the relevant claim and any other claim in respect of the same subject matter); or

(ii)	elect to take over negotiations with the relevant third party in which case the Purchaser shall release (and provide written confirmation of such release to) ICI from all liability in respect of the relevant claim (and any other claim which can be made in respect of the same subject matter,

PROVIDED THAT, if the Purchaser has not notified ICI of its decision within 10 Business Days of being notified of the proposed settlement it shall be deemed to have elected to agree the proposed settlement.

1.3 The Purchaser shall take all reasonable steps or proceedings in order to mitigate any Purchaser’s Claim and the Purchaser shall procure that any member of the Purchaser’s Group shall act in accordance with any such requirements, provided that ICI shall pay the external out-of-pocket expenses reasonably incurred by the Purchaser or the relevant member of the Purchaser’s Group in connection therewith.

1.4 For the avoidance of doubt, nothing in this Schedule 7 shall in any way restrict or limit any obligation at law of each of the Purchaser and any other member of the Purchaser’s Group to mitigate any loss or damage which it may suffer in consequence of any breach by ICI or any member of the ICI Group of the terms of this Agreement.

1.5 If, notwithstanding any other provision of this Schedule 7, any payment is made by ICI, or any other member of the ICI Group, in or towards the settlement of any Purchaser’s Claim (other than in respect of the Tax Warranties) and the Purchaser, or any other member of the Purchaser’s Group, subsequently recovers (whether by payment, discount, credit, Relief or otherwise) or procures the recovery from a third party (including insurers and any Tax Authority) of an amount which, had it already been received or recovered by the Purchaser or any other member of the Purchaser’s Group, would have reduced the amount of the relevant Purchaser’s Claim, the Purchaser shall immediately repay to ICI, or the relevant member of the ICI Group, an amount equal to whichever is the lesser of:

(a)	the amount recovered from the third party (or the value of any Relief obtained, calculated by reference to the amount saved) after deduction of all reasonable out-of-pocket costs and expenses incurred and Taxation suffered by the Purchaser or the relevant member of the Purchaser’s Group in making such recovery; and

(b)	the amount paid by ICI or the relevant member of the ICI Group in or towards settlement of the Purchaser’s Claim.

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1.6      For the purposes of Paragraph 1.3 of this Schedule 7, where the Purchaser, or relevant member of the Purchaser’s Group, is at any time entitled to recover from such other person any sum in respect of any matter giving rise to a Purchaser’s Claim, the Purchaser acknowledges that to pursue such claim against such person with reasonable diligence may fall within its normal duty of mitigation.

1.7      The Purchaser agrees (on behalf of itself and each Purchasing Company) that:

(a)	each of them shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances, and for this purpose recovery by the Purchaser or any member of the Purchaser’s Group shall be recovery by each of them;

(b)	the terms of this Agreement and the provisions of this Schedule 7 shall apply to all Purchaser’s Claims as may arise and, in particular, that notwithstanding any provision of any Local Agreement in relation to the making, or limitation, of Purchaser’s Claims under that Local Agreement the provisions of this Schedule 7 shall always apply in priority to any and all provisions of each such Local Agreement; and

(c)	no Purchaser’s Claim may be brought under a Local Agreement until the Threshold (as defined at Paragraph 2.1(e) of this Schedule 7) has been exceeded and each other provision of this Schedule 7 (as may be applicable) has been applied to each Purchaser’s Claim.

2.	LIMITATION OF LIABILITY OF THE SELLERS

2.1 The Purchaser shall not (nor shall any other member of the Purchaser’s Group) be entitled to make a Purchaser’s Claim or to recover any damages in respect of any such Purchaser’s Claim:

(a)	if, to the extent that a Purchaser’s Claim is in respect of a breach of any of the Warranties (but not otherwise), and to the extent that the matter, event or circumstance giving rise thereto was fairly disclosed in the Disclosure Letter. All such information shall be deemed to be disclosed to the Purchaser (for itself and on behalf of each of the Purchasing Companies) and the Purchaser hereby confirms to ICI that as at the date hereof, there is no matter of which it or any member of the Purchaser’s Group has actual (and not implied or constructive) knowledge that it knows would give rise to a Purchaser’s Claim;

(b)	unless notice in writing specifying in detail the fact, matter, event or circumstance giving rise to the Purchaser’s Claim including the Purchaser’s estimate of the amount of the Purchaser’s Claim has been received by ICI on or before:

(i)	18 months from the date of this Agreement in respect of Warranty Claims relating to the Warranties (other than the Tax Warranties); and

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(ii)	6 years from the end of the accounting period of the Company concerned in which Completion takes place in respect of Warranty Claims relating to the Tax Warranties;

(c)	where notice in writing of such Purchaser’s Claim shall have been given in accordance with Paragraph 2.1(b), if legal proceedings before a competent court in respect of that claim containing full particulars shall not have been issued and served on ICI within 7 months after the date of that notice;

(d)	subject to Paragraph 2.1(e), unless the liability of ICI or any other member of the ICI Group in respect of a Purchaser’s Claim for which ICI is liable in accordance with this Agreement exceeds US$75,000 (in which event ICI or any other member of the ICI Group shall be liable only for the excess over US$75,000);

(e)	unless the liability of ICI or any other member of the ICI Group in respect of the Purchaser’s Claim when aggregated with the amount (excluding costs) recoverable in respect of any other Purchaser’s Claim (and for these purposes ignoring any claims which the Purchaser is not entitled to bring because of Paragraph 2.1(d)) exceeds a threshold of US$5,000,000 (the Threshold) in which event, the aggregate liability of the ICI Group as a whole shall be limited to the amount by which the amount of all Purchaser’s Claims for which ICI is liable in accordance with this Agreement exceeds the Threshold;

(f)	if and to the extent that:

(i)	the Purchaser’s Claim would not have arisen or would have been less but for any voluntary act, omission, transaction or arrangement (or any combination of any of the same) carried out after the date of this Agreement by the Purchaser or any other member of the Purchaser’s Group or their respective directors, employees or agents or following Completion by any Company or successor in title to the Businesses or the Business Assets or their respective directors, employees or agents which the Purchaser or the relevant member of the Purchaser’s Group knows will otherwise give rise to a Purchaser’s Claim;

(ii)	the Purchaser’s Claim arises or is increased as a result of the Purchaser or any other member of the Purchaser’s Group not complying with its obligations under any of the Transaction Documents;

(iii)	the damage, liability or loss suffered or incurred by the Purchaser or the relevant members of the Purchaser’s Group has been made good or has been otherwise compensated for without cost or expense to the Purchaser or the relevant members of the Purchaser’s Group;

(iv)	the particular liability, loss or damage suffered or incurred by the Purchaser or any other member of the Purchaser’s Group to which the Purchaser’s Claim relates is used or has been used or is capable of being used by the Purchaser or any other member of the Purchaser’s Group to offset in whole or in part any past, present or future Tax Liability; and

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(v)	recovery in respect of the same liability has been made under the Tax Covenant or the Environmental Deed of Indemnity; and

(g)	if the Purchaser’s Claim arises in respect of the breach of any Tax Warranty, if any of the exclusions in Paragraph 3 of the Tax Covenant apply.

2.2 In no event shall the aggregate liability of ICI and each other member of the ICI Group in respect of Purchaser’s Claims (other than in relation to any liability arising under Clauses 5.5 and 5.7 of this Agreement) exceed an amount equal to 33.3 per cent. of the Total Consideration.

2.3 The Purchaser shall not be entitled to claim against ICI under the Warranties for any indirect or special loss, loss of profits or punitive damages.

2.4 Neither ICI nor any other member of the ICI Group shall be liable for any Purchaser’s Claim to the extent that such Purchaser’s Claim arises or, such claim having arisen, is increased as a result of any change made by the Purchaser or any member of the Purchaser’s Group after the Transfer Time in any accounting or taxation policies or practice, or the length of any accounting period for tax purposes which is different from those expressed to have been used in the preparation of the Special Purpose Accounts or the preparation of the Working Capital Statement.

2.5 No liability shall arise in respect of any breach by ICI or any other member of the ICI Group of their obligations under the Transaction Documents to the extent that liability for such breach occurs or is increased directly or indirectly as a result of any legislation not in force on the date of this Agreement or as a result of the withdrawal of any extra-statutory concession or other formal agreement or formal arrangement currently granted by or made with any governmental authority or Tax Authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities or as a result of the withdrawal of any extra-statutory concession or any other formal agreement or arrangements with any governmental authority or Tax Authority (whether or not having the force of law) currently granted by or made with any governmental authority or Tax Authority.

2.6 A Purchaser’s Claim which is capable of remedy shall not entitle the Purchaser or any other member of the Purchaser’s Group to compensation unless ICI is given written notice of the breach giving rise to such claim and it is not remedied within 30 days after the date on which such notice is served on ICI. Without prejudice to its duty to mitigate any loss, the Purchaser shall, or shall procure that the relevant member of the Purchaser Group shall, provide all reasonable assistance to ICI or any other member of the ICI Group to remedy any such breach, provided that ICI will reimburse the Purchaser for all external out-of-pocket costs and expenses reasonably incurred by the Purchaser in doing so.

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2.7      ICI shall not be liable for any Purchaser’s Claim in respect of any matter to the extent that accrual, allowance, credit, provision or reserve has been made for such fact, matter, event or circumstance in the Working Capital Statement or to the extent that payment or discharge of the relevant matter has been taken into account therein.

2.8      If any element of any Purchaser’s Claim shall arise by reason of some liability which at the time that the Purchaser’s Claim is notified to ICI is contingent only, ICI shall not be under any obligation to make any payment to the Purchaser thereunder until such time as such contingent liability ceases to be so contingent (and in relation to which, for the avoidance of doubt, the other limitations in this Schedule 7 continue to apply).

2.9      Neither ICI or any member of the ICI Group shall be liable to satisfy any Purchaser’s Claim or Tax Claim in respect of a Company made after that Company ceases to be a subsidiary of the Purchaser or of any company which shall at the date of the Purchaser’s Claim or Tax Claim be a subsidiary or holding company of the Purchaser or a subsidiary of such holding company.

2.10    The Purchaser hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Purchaser’s Claim or Tax Claim or out of any payments which the Purchaser may be obliged to make (or procure to be made) to ICI or any member of the ICI Group pursuant to this Agreement or otherwise.

2.11    The limitations set out in Paragraphs 2.1(d) and 2.1(e) shall not apply to any Purchaser’s Claim or any ICI Claim to the extent that it relates to the transfer of funds between pension schemes as contemplated by the provisions of Schedule 5.

3.	OTHER PROVISIONS

3.1 Each provision of this Schedule 7 shall be read and construed without prejudice to each of the other provisions of this Schedule 7.

3.2 The amount of any successful Purchaser’s Claim or Tax Claim against ICI, or any other member of the ICI Group, under the Transaction Documents shall constitute or be deemed to constitute a reduction in the Total Consideration and shall (to the extent possible) be allocated to or against the consideration for the Business Assets or the Shares of the Company or the Joint Venture Interest to which the Purchaser’s Claim or the Tax Claim (as the case may be) relates so as to constitute or be deemed to constitute a reduction in the consideration for such Business Assets, such Shares or such Joint Venture Interest. In the event that the amount of any successful Purchaser’s Claim or Tax Claim exceeds the consideration given for the Business Asset, the Shares or the Joint Venture Interest to which the Purchaser’s Claim relates, the excess shall be allocated to or against such other Business, Business Asset, Shares or Joint Venture Interest as the parties may, in consultation and using their reasonable endeavours to do so, agree and failing that as ICI may, in its reasonable discretion, determine.

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3.3      The Purchaser will and shall procure that the relevant members of the Purchaser’s Group will, upon becoming aware of any Purchaser’s Claim, use reasonable endeavours to retain and preserve all information, books, records, documents, Primary Books and Records, Secondary Books and Records and Technical Information (including information recorded or retained in any electronic form) of or relating to the Worldwide Business which are in the possession of the Purchaser (or as the case may be) the relevant member(s) of the Purchaser’s Group and which such relevant members of the Purchaser’s Group are aware are or may be relevant (or which it or such relevant members of the Purchaser’s Group ought reasonably to be aware would or may be so relevant) in connection with that particular Purchaser’s Claim.

3.4      The provisions of this Schedule 7 shall not apply to exclude or limit the liability of ICI, or any member of the ICI Group, to the extent that a Purchaser’s Claim arises involving fraud on the part of ICI or any member of the ICI Group.

4.	LIMITATION OF LIABILITY OF THE PURCHASERS

4.1 Neither ICI nor any other member of the ICI Group shall be entitled to make an ICI Claim:

(a)	unless the liability of the Purchaser or any other member of the Purchaser’s Group in respect of an ICI Claim for which the Purchaser is liable in accordance with this Agreement exceeds US$75,000 (in which event the Purchaser or any other member of the Purchaser’s Group shall be liable only for the excess over US$75,000);

(b)	unless the liability of the Purchaser or any other member of the Purchaser’s Group in respect of the ICI Claim when aggregated with the amount (excluding costs) recoverable in respect of any other ICI Claim (and for these purposes ignoring any claims which the Purchaser is not entitled to bring because of Paragraph 4.1(a)) exceeds a threshold of US$5,000,000 (the ICI Claims Threshold) in which event, the aggregate liability of the Purchaser’s Group as a whole shall be limited to the amount by which the amount of all ICI Claims for which the Purchaser is liable in accordance with this Agreement exceeds the ICI Claims Threshold;

4.2 In no event shall the aggregate liability of the Purchaser and each other member of the Purchaser’s Group for ICI Claims (other than those arising under the indemnity set out in Clause 5.1) exceed an amount equal to 33.3% of the Total Consideration.

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SCHEDULE 8 ALLOCATION OF CONSIDERATION

Part A: The Allocation

Part B: The Business Sellers

Part C: The Companies

Part D: The Joint Venture Interest

Part E: The Covenant Consideration

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SCHEDULE 9 THE EXCLUDED ASSETS AND EXCLUDED CONTRACTS

Part A: The Excluded Assets

Part B: The Excluded Contracts

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SCHEDULE 10 PERSONS OF WHOM ENQUIRY WAS MADE RELATING TO WARRANTIES

Part A: Persons of whom enquiry was made relating to the Warranties

Part B: Persons of whom enquiry was made relating to the Purchaser Warranties

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SCHEDULE 11 DETERMINATION AND CERTIFICATION OF WORKING CAPITAL ADJUSTMENT

Part A: The Working Capital Statement

1.	THE WORKING CAPITAL STATEMENT

The Working Capital Statement shall be prepared by the Purchaser immediately following Completion in the same format as set out in Part B (Estimated Working Capital Statement) of this Schedule 11.

2.	BASIS OF PREPARATION

2.1	The Working Capital Statement shall:

(a)	comprise the following items:

(i)	Stock;

(ii)	50 per cent. of the value of the Joint Venture Stock;

(iii)	Company Debtors;

(iv)	50 per cent. of the value of the Joint Venture Debtors;

(v)	Company Creditors;

(vi)	50 per cent. of the value of the Joint Venture Creditors;

(vii)	Business Debtors to the extent of any Prepayment and accrued income, to the extent that these reflect benefits available to any Business Purchaser under or by virtue of this Agreement or the Transaction Documents; and

(viii)	Business Creditors to the extent of any accruals or customer prepayments, to the extent that these reflect liabilities assumed by any Business Purchaser under or by virtue of this Agreement or the Transaction Documents.

(b)	not include any item if and to the extent that it is included in the Closing Net Debt Statement or in any other provision of this Agreement or the Transaction Documents;

(c)	be prepared on the basis that it relates to the Worldwide Business as a going concern and exclude any effects of the change of control or ownership of the Worldwide Business or any part of it contemplated by the Transaction Documents or any other effect of the Transaction Documents;

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(d)	represent an aggregation of individual statements prepared for:

(i)	each of the Business Sellers in relation to which the Stock is transferred in accordance with this Agreement or a Local Agreement;

(ii)	each Company; and

(iii)	the Joint Venture Company;

(e)	subject to Paragraphs (a) to (d) specifically valuing Stock and Joint Venture Stock in accordance with Part C of this Schedule (Stock Valuation Principles) and the items listed in Paragraph 2.1(a)(iii) to (viii) in accordance with Part D of this Schedule (Debtors and Creditors Valuation Policies), and otherwise on the same basis and using identical accounting principles, policies, procedures and practices consistently and applying the same management judgments, estimates, definitions, treatments, forecasts and opinions as were used, made and given in the preparation of the Special Purpose Accounts, provided that consistency cannot be applied to perpetuate manifest errors into the Working Capital Statement. For the avoidance of doubt, this Paragraph (e) shall not prevent events or changes in circumstances that have taken place between the Balance Sheet Date and the end of the Review Period from being taken into account in the preparation of the Working Capital Statement; and

(f)	subject to Paragraphs (a) to (e), be prepared in accordance with generally accepted accounting principles and practices in the United Kingdom.

The provisions of each of Paragraphs (a) to (d) shall be specifically applied in accordance with their terms and notwithstanding any inconsistency with Paragraphs (e) and (f). Paragraphs (e) and (f) above are intended to be applied as a hierarchy, with Paragraph (e) being applied first and with Paragraph (f) being applied only where ambiguity remains following application of Paragraph (e).

In arriving at the Final Certificate of the Working Capital Adjustment no account shall be taken of any event or change in circumstances which occurs after the end of the Review Period.

3.	PROCEDURE FOR DETERMINING WORKING CAPITAL ADJUSTMENT

3.1	Issue of the Working Capital Statement

Immediately following preparation of the Working Capital Statement, and in any event within 65 Business Days of the Completion Date, the Purchaser shall issue the Working Capital Statement to ICI together with a schedule showing the calculation of the Working Capital Adjustment and schedules showing the detailed calculations supporting the figures in the Working Capital Statement.

3.2 Access to working papers

To enable ICI to review the Working Capital Statement and present any objections referred to in Paragraph 3.3 (If ICI disagrees with calculation), the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, following the issue of the Working Capital Statement, give ICI and its advisers reasonable access at all reasonable times (until the Final Certificate of the Working Capital Adjustment has been issued) to all records, working papers and other information relating to the Working Capital Statement and generally shall provide ICI and its advisers with such other information and assistance as ICI and its advisers may reasonably request to determine whether the Working Capital Statement has been prepared in accordance with this Schedule 11.

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3.3 If ICI disagrees with calculation

(a)	ICI shall before the end of the Review Period, either issue its confirmation of the schedule and certificate or shall state in writing that it disagrees with the schedule and certificate giving reasons therefor. If ICI shall disagree with any matter affecting the calculation of the Working Capital then it shall attempt to resolve the issue with the Purchaser. Any such resolution which enables the Working Capital to be agreed shall be expressed in a joint confirmation (the Joint Resolution), signed by both ICI and the Purchaser, stating the Working Capital. If no Joint Resolution shall be issued within 30 Business Days of the expiry of the Review Period, the matters in dispute shall be referred to a firm of independent chartered accountants jointly agreed upon between ICI and the Purchaser or (failing such agreement) appointed, at the request of either ICI or the Purchaser at any time, by the President from time to time of the Institute of Chartered Accountants in England and Wales, which firm (the Independent Accountants) shall then determine the matters in dispute and, shall determine the Working Capital. ICI and the Purchaser shall use all reasonable endeavours to agree with the Independent Accountants the precise terms of reference to apply to its role hereunder as soon as reasonably practicable following a referral to the Independent Accountants. The following general terms of reference shall apply in any event:

(i)	the Purchaser and ICI shall each prepare a written statement within 15 Business Days of the formal appointment of the Independent Accountants on the matters in dispute which (together with the relevant documents) shall be submitted to the Independent Accountants for determination. The matters in dispute shall be limited to the matters specified in ICI’s notice of objection;

(ii)	at the same time as the Purchaser and ICI submit their respective written statements to the Independent Accountants for determination, each shall deliver to the other a copy of their submissions (with all relevant supporting documents);

(iii)	following delivery of their respective submissions, the Purchaser and ICI shall have the opportunity to comment once only on the other party’s submissions by written comment delivered to the Independent Accountants not later than 15 Business Days after the written statement was first submitted to the Independent Accountants and copied to the other party pursuant to Paragraphs (i) and (ii) above;

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(iv)	any response to a subsequent request by the Independent Accountants for information from either the Purchaser or ICI shall be copied to the other parties at the same time as it is delivered to the Independent Accountants and, unless otherwise directed by the Independent Accountants, the party receiving a copy of the information may, within 10 Business Days after receipt of such information, comment once only on that information, and shall deliver a copy of such comment to the party who provided the information at the same time as it is delivered to the Independent Accountants. Thereafter, neither ICI nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Independent Accountant so requests (in which case it shall, on each occasion, give the other parties (unless otherwise directed) 10 Business Days to respond to any statements or submission so made);

(v)	in giving its reasoned determination, the Independent Accountants shall state in writing what adjustments (if any) are necessary in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Working Capital;

(vi)	the Independent Accountants shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Working Capital;

(vii)	the Independent Accountants shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties. In particular, without limitation, its determination of any fact which it has found it necessary to determine for the purposes of its determination pursuant to this Schedule 11 shall be final and binding on the parties for all purposes; and

(viii)	the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Accountant’s determination, including any determination under Paragraphs (vi) or (vii) above.

(b)	The costs of the Independent Accountants in connection with all matters specified in this Schedule 11 shall be borne jointly between the parties.

3.4 Records etc. to be made available

ICI and the Purchaser shall each use all reasonable endeavours to procure that all records, working papers and other information within their respective possession or control as may be reasonably required by the Independent Accountants for the purposes of this Schedule 11, shall be made available upon a request for them and each of ICI and the Purchaser shall generally render all reasonable assistance reasonably necessary for the determination of the Working Capital by the Independent Accountants.

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3.5      Meaning of Final Certificate of the Working Capital Adjustment

For the purposes of this Agreement the Final Certificate of the Working Capital Adjustment shall mean:

(a)	the certificate issued by the Purchaser pursuant to Paragraph 3.1 (Issue of the Working Capital Statement) (if such certificate is confirmed by ICI or no notice of disagreement is received by the Purchaser pursuant to Paragraph 3.3 (If ICI disagrees with calculation)) in which case the certificate shall be treated as issued 5 Business Days after the expiration of the Review Period; or

(b)	the Joint Resolution (if a disagreement shall have been resolved without recourse to expert determination by Independent Accountants pursuant to Paragraph 3.3 (If ICI disagrees with calculation)) in which case the certificate shall, for the purposes of the Agreement, be treated as issued 5 Business Days after the date upon which the Joint Resolution has been given; or

(c)	the decision of the Independent Accountants (if any matter shall be referred to the Independent Accountants pursuant to Paragraph 3.3 (If ICI disagrees with calculation)) in which case the certificate shall, for the purposes of the Agreement, be treated as issued 5 Business Days after the date upon which the decision shall have been given.

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Part B: Estimated Working Capital Statement

	Stock US$m	Debtors US$m	Creditors US$m	Total US$m
Business Sellers:
Quest International Nederland BV	–	–	–	–
Quest International (Fragrances, Flavours & Food Ingredients) UK Ltd	12.3	–	–	12.3
Indopco Inc.	11.8	–	–	11.8
Quest International Canada Inc.	1.5	–	–	1.5
Quest International de Mexico SA de CV	1.0	–	–	1.0
Quest International Australia Pty Ltd	0.4	–	–	0.4
Quest International Do Brasil Industria e Comercio Ltda	0.4	–	–	0.4
ICI South Africa (Pty) Ltd	0.6	–	–	0.6
Companies:
Quest International Ireland Ltd.	4.1	5.5	-2.4	7.2
Quest International Philippines Corp.	1.7	2.2	-0.8	3.1
Joint Venture Company (50%) (Esterol SDN BHD)	1.3	1.5	-1.8	1.0

Total Estimated Working Capital	35.1	9.2	-5.0	39.3

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Part C: Stock Valuation Principles

1.	NOTES ON STOCK VALUATION

1.1 Overriding Principle

(a)	All stock is valued at the lower of cost or net realisable value.

(b)	Stock takes are carried out either by a regular cycle counting process or an annual physical inventory.

1.2 Raw Materials

(a)	Raw materials are valued at standard cost except for Zwijndrecht and Utrecht where raw materials are valued at moving average price. In all cases, standard costs and moving average price are not materially different from actual costs.

(b)	The purchase price includes freight, taxes and other costs incurred in bringing the materials to the site.

1.3 Work in Progress

Work in progress is valued at the value of the raw materials plus direct labour and overhead. In Zwijndrecht & Utrecht no labour or overhead is included in WIP.

1.4 Quest Finished Goods – at site of manufacture

(a)	At the manufacturing sites, finished goods are valued at the value of raw materials included as costed above plus the cost of manufacture.

(b)	The cost of manufacture includes direct labour, utilities, packaging and overheads.

(c)	Included in the overheads will be:

(i)	Quality control;

(ii)	Engineering and maintenance;

(iii)	Waste disposal & effluent plant;

(iv)	Local purchasing;

(v)	Site management & services;

(vi)	Planning and scheduling;

(vii)	Storage;

(viii)	Cleaning & restaurant;

(ix)	Factory finance, HR and IT; and

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(x)	Other supply chain costs (excluding customer care and supply planning).

(d)	The overheads are allocated across the total budgeted volume of production for the year.

(e)	In all cases, overhead recovery rates are not materially different from actual.

1.5 Quest Finished Goods – at resale site

(a)	These are goods which have been manufactured at Quest sites but which have been sold internally to another site.

(b)	These goods are valued at the transfer price charged by the supplying Quest unit plus freight and warehouse costs. Hence, the value of goods will include a profit in stock element. In most cases, the transfer price is total factory cost plus 10% (apart from Fermented Ingredients product which is sold on a discounted market price). So, on average the valuation of this stock includes a profit element of 9%.

1.6 External Finished Goods

(a)	These are goods which are purchased for resale.

(b)	These goods will be valued at purchase price including any freight or other costs incurred in getting the product to the site.

1.7 Engineering spares will be valued at 50% of the values shown in the accounting records of each site.

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Part D: Debtors and Creditors Valuation Policies

Without prejudice to the generality of Paragraph 2.1(e) of Part A of this Schedule, the following accounting policies shall apply where relevant:

(a)	Debtors and creditors are stated net of any credit or debit balances payable to such debtors or creditors as the case may be.

(b)	Rebates to customers and suppliers in respect of long-term agreements are accrued at rates applied to accurately reflect the total annual charge based on the volumes shipped at the Transfer Time as a proportion of a reasonable estimate of annual volumes to be shipped.

(c)	Employee pay, benefits and taxes are accrued for all pay and benefits earned up to the Transfer Time, together with the appropriate proportion of those taxes, social welfare and charges that are borne by the employer and are unpaid at the Transfer Time.

This accrual shall specifically provide for bonus (at budgeted levels) for the proportion of the bonus year elapsed up to the Transfer Time.

This accrual shall specifically provide for holiday pay/annual leave due to employees at the Transfer Time.

Accrual is made for any unfunded post retirement health benefits at the Transfer Time.

(d)	Plant accruals: accruals are made for all utilities (including power, steam, water, effluent treatment, maintenance, refuse collection and disposal, etc.) at the Transfer Time.

(e)	GRN accruals: accruals are made for all goods received but not yet invoiced at the Transfer Time at the quantity of goods received multiplied by the order price, including costs of freight.

(f)	Where goods are sold before the Transfer Time and are returned by the customer after the Transfer Time, and are not dealt with by the provisions of clause 5.2, stock will be increased by the cost of the goods (net of appropriate provision where the cost exceeds Net Realisable Value) and debtors will be reduced by the invoiced value of the sale.

(g)	Accrual is made for any amounts due at the Transfer Time in respect of operating leases and any remaining balances on finance leases.

(h)	Accrual is made for the costs of restructuring plans committed prior to the Transfer Time, including employee redundancies.

(i)	Accrual is made for any development grants repayable by virtue of acts carried out by ICI or any member of the ICI Group prior to the Transfer Time.

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(j)	To the extent that the unamortised element of grants received is in excess of US$300,000 at the Transfer Time, the excess over US$300,000 will be included in accruals.

(k)	Accrual is made for any pension payments due and payable to any pension scheme in respect of any period prior to the Transfer Time.

(l)	Accrual is made for any costs associated with additions or improvements made to fixed assets prior to the Transfer Time.

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SCHEDULE 12 NET DEBT

Part A: Net Debt

1.1 The Closing Net Debt Statement shall be prepared and agreed in accordance with the provisions of this Schedule.

1.2 The Closing Net Debt Statement shall:

(a)	be based on the books and records of the Companies and the Joint Venture Company;

(b)	include, in relation to each Company, a statement of the Final Financial Debt, the Long-term Provisions, the Intra-Group Borrowings, the Final Cash Balance and the Intra-Group Lendings for that Company;

(c)	include, in relation to the Joint Venture Company, a statement of 50 per cent. of the value of each of the Final Financial Debt, the Long-term Provisions, the Intra-Group Borrowings, the Final Cash Balance and the Intra-Group Lendings for the Joint Venture Company; and

(d)	shall not include any item if and to the extent it has been included in the Working Capital Statement.

1.3 The Closing Net Debt Statement shall be prepared on the basis that it relates to each of the Companies and the Joint Venture Company as respective going concerns and excludes any effects of the change of control or ownership of any of them contemplated by the Transaction Documents or any other effect of the Transaction Documents.

1.4 Each of the Intra-Group Borrowings and the Intra-Group Lendings in the Closing Net Debt Statement shall be reconciled to the extent practicable between the records of the payer and those of the payee in the event of any discrepancy the records of the payee shall, unless otherwise agreed, prevail.

1.5 The Net Debt Adjustment shall be the amount by which (i) the Final Financial Debt, Long-term Provisions and Intra-Group Borrowings is greater or less than (ii) the sum of the Final Cash Balance and the Intra-Group Lendings.

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Part B  :  Net Debt Interest

1.1 In this Schedule the following expressions (which are additional to those defined in Clause 1.1 (Defined terms) of this Agreement) shall have the meanings assigned to them below:

Final Financial Debt Interest means an amount equal to the interest on the Final Financial Debt at the Agreed Rate (accrued daily and compounded annually) for the period from and including the Transfer Time up to but excluding the date of payment in relation to each Company and 50 per cent. of such amount in relation to the Joint Venture Company;

Final Cash Balance Interest means an amount equal to the interest on the Final Cash Balance at the Agreed Rate (accrued daily and compounded annually) for the period from and including the Transfer Time up to but excluding the date of payment in relation to each Company and 50 per cent. of such amount in relation to the Joint Venture Company;

Intra-Group Borrowings Interest means an amount equal to the interest on the Intra-Group Borrowings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment in relation to each Company and 50 per cent. of such amount in relation to the Joint Venture Company; and

Intra-Group Lendings Interest means an amount equal to the interest on the Intra-Group Lendings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment in relation to each Company and 50 per cent. of such amount in relation to the Joint Venture Company.

1.2 The Net Debt Interest Adjustment shall be the amount by which (i) the sum of the Final Financial Debt Interest and the Intra-Group Borrowings Interest is greater than or less than (ii) the sum of the Final Cash Balance Interest and the Intra-Group Lendings Interest.

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Part C  :  Procedure for determining Closing Net Debt Statement

The provisions of each of Paragraphs 3.1 (Issue of the Working Capital Statement), 3.2 (Access to working papers), 3.3 (If ICI disagrees with calculation) and 3.4 (Records etc. to be made available) of Part A of Schedule 11 (Determination and Certification of Working Capital Adjustment) shall apply to the preparation of the Closing Net Debt Statement as if each of those Paragraphs were set out in this Schedule 12 in full with the exception that each reference to Working Capital Statement shall be replaced with Closing Net Debt Statement, each reference to Final Certificate of the Working Capital Adjustment shall be replaced by the Final Certificate of the Net Debt Adjustment and references to the Working Capital Adjustment shall be replaced with the Net Debt Adjustment.

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Part D  :  Repayment of Intra-group Lendings and Borrowings

1.1 Within 5 Business Days of the agreement or determination of the Closing Net Debt Statement:

(a)	in the case of any Intra-Group Borrowings, the Purchaser shall procure that the amount of such payable, together with the aggregate of the interest on each amount owed to ICI or any other member of the ICI Group comprised in such Intra-Group Borrowings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment, shall be paid by the Purchaser on behalf of the relevant Company or the Joint Venture Company to ICI (on behalf of itself or the other member(s) of the ICI Group to which such payable is owed); and

(b)	in the case of any Intra-Group Lendings, ICI shall procure that the amount of such receivable, together with the aggregate of the interest on each amount owed by ICI or any other member of the ICI Group comprised in such Intra-Group Lendings at the rate applicable to such amount owed in accordance with terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment, shall be paid by ICI on behalf of the relevant member of the ICI Group to the Purchaser (on behalf of the Company or the Joint Venture Company to which such receivable is owed).

Where any payments are to be made pursuant to Paragraphs 1(a) or 1(b) on the same date by the Purchaser (on behalf the relevant Company or the Joint Venture Company) to ICI (on behalf of the relevant member of the ICI Group) or by ICI (on behalf of the relevant member of the ICI Group) to the Purchaser (on behalf of the relevant Company or the Joint Venture Company) as the case may be, such payments shall be aggregated (unless applicable local regulations require the payment concerned to be made in the relevant jurisdiction between the relevant parties) and the net amount due from the Purchaser to ICI or ICI to the Purchaser (or to any other relevant member of their respective Groups) shall be paid. Notwithstanding any aggregation or netting of payments against each other, each of ICI and the Purchaser undertakes to the other that they shall, after the making of such payments, formally record and allocate each payment as such separate transactions as are necessary to ensure that such member receives and pays all amounts which would have been received or paid by it had the payments envisaged by Paragraphs 1(a) or 1(b) been made to or by the relevant members of their respective Groups individually.

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SCHEDULE 13 THE COMPANIES AND THE JOINT VENTURE COMPANY

Part A : The Companies

Part B : The Joint Venture Company

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SCHEDULE 14 THE TRANSACTION DOCUMENTS

Part A  :  Agreements and deeds

Part B  :  Other documents in the Agreed Terms

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SCHEDULE 15 VALUE ADDED TAX AND PROVINCIAL SALES TAX

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SCHEDULE 16

THE EMPLOYEES

1.	BUSINESS EMPLOYEES

2.	COMPANY EMPLOYEES

3.	EMPLOYEES

4.	U.S. EMPLOYEES

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SCHEDULE 17 ASSURANCES

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SCHEDULE 18 TAX COVENANT

1.	INTERPRETATION

2.	COVENANT TO PAY

3.	EXCLUSIONS

4.	OVERPROVISIONS

5.	COSTS AND EXPENSES

6.	DOUBLE RECOVERY

7.	TAX REFUNDS

8.	SECONDARY LIABILITIES

9.	NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES

10.	MITIGATION

11.	DUE DATE OF PAYMENT AND INTEREST

12.	RECOVERY FROM THIRD PARTIES/TAX SAVINGS

13.	MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

14.	CONDUCT OF OTHER TAX AFFAIRS

15.	DEDUCTIONS AND WITHHOLDINGS

16.	ILLEGALITY

17.	WAIVER

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SCHEDULE 19 STRATEGIC RESEARCH FUND PROJECTS

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SCHEDULE 20 OTHER BUSINESS PLANT AND MACHINERY

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SIGNED by Andrew Ransom		)
for and on behalf of		)
IMPERIAL CHEMICAL		)
INDUSTRIES PLC		)
in the presence of:	Martin Taylor	)
	Solicitor	)
	London	)

SIGNED by Hugh Friel		)
for and on behalf of		)
KERRY GROUP PLC		)
in the presence of:	Richard Tassell	)
	Solicitor	)
	London	)